AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1997
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        TEXAS PETROCHEMICALS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 TEXAS                                   2869                                74-1778313
    (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                                                                               STEPHEN R. WRIGHT
               THREE RIVERWAY, SUITE 1500                                 THREE RIVERWAY, SUITE 1500
                  HOUSTON, TEXAS 77056                                       HOUSTON, TEXAS 77056
                     (713) 627-7474                                             (713) 627-7474
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
          INCLUDING AREA CODE, OF REGISTRANT'S                       INCLUDING AREA CODE, OF REGISTRANT'S
              PRINCIPAL EXECUTIVE OFFICES)                               AGENT FOR SERVICE OF PROCESS)

                            ------------------------
                                    COPY TO:
                                 GARY W. ORLOFF
                         BRACEWELL & PATTERSON, L.L.P.
                     SOUTH TOWER PENNZOIL PLACE, SUITE 2900
                              711 LOUISIANA STREET
                           HOUSTON, TEXAS 77002-2781
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED             PROPOSED
                                                                    MAXIMUM              MAXIMUM            AMOUNT OF
         TITLE OF EACH CLASS OF             AMOUNTS BEING       OFFERING PRICE          AGGREGATE          REGISTRATION
      SECURITIES BEING REGISTERED             REGISTERED           PER UNIT          OFFERING PRICES           FEES
-----------------------------------------------------------------------------------------------------------------------
11 1/8% Senior Subordinated Notes due
  2006..................................         (1)                  (1)                  (1)                 $100
-----------------------------------------------------------------------------------------------------------------------
11 1/8% Series B Senior Subordinated
  Notes due 2006........................         (1)                  (1)                  (1)                 $100
-----------------------------------------------------------------------------------------------------------------------

(1) A currently indeterminable amount of the securities will be offered and sold from time to time by Chase Securities Inc. in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 9, 1997

                        TEXAS PETROCHEMICALS CORPORATION

            $175,000,000 11 1/8% SENIOR SUBORDINATED NOTES DUE 2006 $50,000,000 11 1/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2006

     The 11 1/8% Senior Subordinated Notes due 2006 (the "Original Notes") and the 11 1/8% Series B Senior Subordinated Notes due 2006 (the "Notes" and, together with the Original Notes, the "Securities") were issued by Texas Petrochemicals Corporation (the "Company" or "TPC") pursuant to the Original Indenture (as defined under "Description of the Securities -- General") and the Indenture (as defined under "Description of the Securities -- General"), respectively. As of the date of this Prospectus, there are $175,000,000 aggregate principal amount of the Original Notes and $50,000,000 aggregate principal amount of the Notes outstanding.

     Interest on the Securities is payable semiannually on January 1 and July 1 of each year. Except as described below, the Securities are not redeemable at the option of the Company prior to July 1, 2001. Thereafter, the Securities will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Up to 35% of the original aggregate principal amount of the Original Notes and 35% of the original aggregate principal amount of the Notes will be redeemable at any time and from time to time prior to July 1, 1999, at the option of the Company, with the proceeds of any Public Equity Offerings (as defined under "Description of the Securities -- Certain Definitions") following which there is a Public Market (as defined under "Description of the Securities -- Certain Definitions") at a redemption price equal to 110% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided, however, that at least 65% of the original aggregate principal amount of the Original Notes and at least 65% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption with respect to the Original Notes and the Notes, respectively. Upon a Change in Control (as defined under "Description of the Securities -- Change of Control"), each holder of Securities may require the Company to purchase all or a portion of such holder's Securities at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. The Securities are unsecured senior subordinated obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined under "Description of the Securities -- Certain Definitions") of the Company.
As of December 31, 1996, on a pro forma basis after giving effect to the issuance of the Notes and the application of the proceeds therefrom, the Company would have had approximately $85.5 million of Senior Indebtedness outstanding. For a more complete description of the Securities, see "Description of the Securities."

     This Prospectus is being used by Chase Securities Inc. ("Chase Securities") in connection with offers and sales of the Securities in market-making transactions in the over-the-counter market, in private transactions, or otherwise at negotiated prices related to prevailing market prices at the time of sale. Chase Securities may act as principal or agent in such market-making transactions. The Company will not receive any proceeds from the sale of the Securities in such market-making transactions. See "Plan of Distribution."
                            ------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.
                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                  The date of this Prospectus is       , 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall encompass any and all amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, among other things, the Securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees. The Commission maintains a Web site that contains reports and information regarding registrants that file electronically with the Commission at Web site (http://www.sec.gov).

     Pursuant to the Original Indenture and the Indenture, so long as any of the Original Notes or Notes, respectively, are outstanding, whether or not the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company is obligated to send to the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if the Company were subject to such reporting requirements; PROVIDED, HOWEVER, that if Holdings (as defined) shall have become a Guarantor (as defined under "Description of the Securities -- Certain Definitions") with respect to all obligations relating to the Original Notes or the Notes, as the case may be, the reports, information and other documents required to be filed and provided pursuant to the Original Indenture or the Indenture, as the case may be, may, at the Company's option, be filed by and be those of Holdings rather than the Company; PROVIDED FURTHER, HOWEVER, that in the event Holdings conducts, directly or indirectly, any business or holds, directly or indirectly, any significant assets other than the capital stock of TPC Holding (as defined) or the Company at the time of filing and providing any such report, information or other document containing financial statements of Holdings, Holdings shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the Commission) with respect to the Company. The Company is also obligated to provide to all holders of the Securities, and file with the Trustee (as defined under "Description of the Securities"), copies of such annual reports, quarterly reports and other documents and, if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective purchaser of the Securities and to securities analysts and broker-dealers upon their request.

                                PRODUCT OVERVIEW

                                                                       TWELVE MONTHS
                                          NORTH       TWELVE MONTHS    ENDED MAY 31,
                                         AMERICAN         ENDED            1996
                                          MARKET      MAY 31, 1996         SALES
PRODUCT                                 POSITION(1)     REVENUES         VOLUME(2)                 COMMENTS
-------------------------------------   ----------    -------------    -------------   ---------------------------------
                                                      (IN MILLIONS)
BUTADIENE                                    1           $ 112.6                623    Only significant North American
                                                                                       producer whose core business is
                                                                                       the production of butadiene. Only
                                                                                       domestic producer with
                                                                                       "on-purpose" capability.
MTBE                                         2           $ 187.4             14,335    MTBE, produced by reacting
                                                                        Bbls./day(3)   methanol and isobutylene, is the
                                                                                       preferred oxygenate and a major
                                                                                       component of reformulated
                                                                                       gasoline in the U.S.
N-BUTYLENES                                              $  48.2
    Butene-1                                 1                                  229    The Company has the ability to
                                                                                       produce butene-1 from two
                                                                                       different production processes.
    Butene-2(4)                              1                                   55    The Company either recycles or
                                                                                       upgrades by-product streams into
                                                                                       butene-2, which is sold at higher
                                                                                       margins.
SPECIALTY ISOBUTYLENES                                   $  74.5
    Isobutylene
      Concentrate                            1                                  256    Sole U.S. producer.
    High Purity
      Isobutylene(5)                         1                                   74    Of three U.S. producers, the
                                                                                       Company is the largest merchant
                                                                                       supplier to the chemical market.
    Diisobutylene                            1                                   38    Sole U.S. producer.

------------
(1) The Company's (as defined) North American market share position, in terms of annual rated production capacity. Rated capacities reflect production levels achievable if plant operations are dedicated to maximizing output of that particular product, which exceeds actual capacities available under typical multi-product configurations.

(2) In millions of pounds per year, unless expressed in barrels per day. Relevant conversion ratios for the Company's products are as follows:

                                     POUNDS PER GALLON         POUNDS PER BARREL
                                     -----------------         -----------------
MTBE                                        6.22                     261.11
Butene-1, high purity isobutylene,
  isobutylene concentrate                   5.01                     210.21
Butene-2                                    5.10                     213.99
Diisobutylene                               6.00                     252.00

(3) Refers to sales of MTBE to third parties and excludes MTBE production volumes used to produce high purity isobutylene.

(4) High purity butene-2 sold by the Company for use in chemical applications.

(5) High purity isobutylene sold by the Company for use in chemical applications.

                                    SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR THE PERIODS PRIOR TO JULY 1, 1996, THE FINANCIAL STATEMENTS AND OTHER INFORMATION SET FORTH HEREIN COMBINE THE HISTORICAL RESULTS OF TEXAS OLEFINS COMPANY, A TEXAS CORPORATION ("TOC"), ITS SUBSIDIARIES AND CLARKSTON CORPORATION ("CLARKSTON"). UNLESS THE CONTEXT OTHERWISE REQUIRES, AS USED
HEREIN THE TERM "COMPANY" REFERS TO TOC AND ITS SUBSIDIARIES PRIOR TO THE CONSUMMATION OF THE TRANSACTIONS (AS DEFINED), AND TO TPC AND ITS SUBSIDIARIES FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS. ALL REFERENCES TO FISCAL YEARS IN THIS PROSPECTUS UP TO AND INCLUDING FISCAL 1995 REFER TO THE FISCAL YEARS ENDED MAY 31 IN THE CALENDAR YEARS INDICATED. THE COMPANY HAS CHANGED ITS FISCAL YEAR END TO JUNE 30 AND INFORMATION FOR FISCAL YEARS ENDED SUBSEQUENT TO MAY 31, 1995 IS SO PRESENTED. ALL REFERENCES IN THIS PROSPECTUS TO THE COMPANY'S CAPACITY TO PRODUCE CERTAIN PRODUCTS REFLECT PRODUCTION LEVELS ACHIEVABLE IF PLANT OPERATIONS ARE DEDICATED TO MAXIMIZING OUTPUT OF THAT PARTICULAR PRODUCT, WHICH EXCEEDS ACTUAL CAPACITY AVAILABLE UNDER TYPICAL MULTI-PRODUCT PRODUCTION CONFIGURATIONS. UNLESS OTHERWISE INDICATED, INDUSTRY DATA CONTAINED HEREIN, OTHER THAN WITH RESPECT TO THE COMPANY, IS DERIVED FROM PUBLICLY AVAILABLE INDUSTRY TRADE JOURNALS AND OTHER PUBLICLY AVAILABLE INDUSTRY SOURCES, WHICH THE COMPANY HAS NOT INDEPENDENTLY VERIFIED BUT WHICH THE COMPANY BELIEVES TO BE RELIABLE.

                            MARKET-MAKING PROSPECTUS

     This Prospectus is being used by Chase Securities in connection with offers and sales of the Securities in market-making transactions in the over-the-counter market, in private transactions, or otherwise at negotiated prices related to prevailing market prices at the time of sale. Chase Securities may act as principal or agent in such market-making transactions. The Company will not receive any proceeds from the sale of the Securities in such market-making transactions. See "Plan of Distribution."

                                  THE COMPANY

     The Company is the largest producer of butadiene and butene-1, and the second largest producer of methyl TERTIARY-butyl ether ("MTBE"), in North America, in terms of production capacity. In addition, the Company is the sole producer of diisobutylene and isobutylene concentrate in the United States and the largest domestic merchant supplier of high purity isobutylene to the chemical market. The Company's products include: (i) butadiene, primarily used to produce synthetic rubber; (ii) MTBE, used as an oxygenate and octane enhancer in gasoline; (iii) n-butylenes (butene-1 and butene-2), used in the manufacture of plastic resins, fuel additives and synthetic alcohols; and (iv) specialty isobutylenes, primarily used in the production of specialty rubbers, lubricant additives, detergents and coatings. For the six months ended December 31, 1996 and the twelve months ended May 31, 1996, butadiene represented 25% and 25% of the Company's total revenues, respectively, MTBE represented 52% and 41%, respectively, n-butylenes 9% and 11%, respectively, specialty isobutylenes 11% and 16%, respectively, and other revenues the remaining 3% and 7%, respectively. On a pro forma basis after giving effect to the Transactions, the Company's revenues for the six months ended December 31, 1996, the twelve months ended May 31, 1996 and the one month ended June 30, 1996 would have been $246.7 million, $454.2 million and $41.2 million, respectively, and EBITDA (as defined) for the six months ended December 31, 1996, the twelve months ended May 31, 1996 and the one month ended June 30, 1996 would have been $26.0 million, $74.2 million and $4.3 million, respectively.

     The Company seeks to reduce its exposure to the cyclical nature of the petrochemical industry through long-term, fixed profit contracts and to increase its profitability by maximizing its production flexibility and increasing sales of high margin n-butylenes and specialty isobutylenes. For the twelve months ended May 31, 1996 and the one month ended June 30, 1996, approximately 43% and 45% of the Company's total revenues were derived from products sold on a fixed profit basis or whose selling prices were linked, directly or indirectly, to raw material costs. The Company believes that the combination of its fixed profit contracts, competitive cost position and specialty product sales provides stability to its cash flows and helps to offset the effects of cyclical downturns.

     Butadiene is the most widely used feedstock for synthetic rubber products and is also used in the manufacture of engineered plastics, nylon fibers and other products. The Company sells butadiene to a stable customer base , including The Goodyear Tire & Rubber Company, The Dow Chemical Company, American Synthetic Rubber Inc. and Bridgestone/Firestone, Inc. As the largest producer of butadiene in North America, the Company believes that many of its customers place significant value on its ability to provide a reliable domestic supply of butadiene and as a result have entered into long-term sales contracts with the Company, which, in aggregate, accounted for 92% and 88% of its butadiene sales in the twelve months ended May 31, 1996 and the one month ended June 30, 1996, respectively.

     The Company extracts butadiene from crude butadiene, which is generated from the production of ethylene and is comprised of a number of valuable components, including butadiene, isobutylene, n-butylenes, isobutane and n-butane. Many U.S. ethylene producers rely on third parties such as the Company to process their crude butadiene streams, as the crude butadiene volumes they produce are not sufficient to justify the construction of on-site butadiene recovery facilities. The Company estimates that producers accounting for 65% of U.S. and Canadian ethylene production capacity do not internally process crude butadiene by-product streams. The Company is the largest non-integrated crude butadiene processor in North America and as a result of its strategic importance to ethylene producers, the Company has been able to secure long-term supply contracts covering the majority of its crude butadiene requirements. Such contracts provide for a fixed profit based on the Company's selling prices for butadiene, and account for the relatively stable profitability of the Company's butadiene operations. For the twelve months ended May 31, 1996 and the one month ended June 30, 1996, fixed profit supply contracts for crude butadiene accounted for approximately 92% and 72%, respectively, of the Company's butadiene sales volume.

     MTBE is a blending stock which reduces carbon monoxide and volatile organic compound emissions and enhances the octane content of gasoline, and has been one of the fastest growing petrochemicals, in terms of volume, over the past fifteen years. Today, MTBE is the preferred oxygenate for, and a major component of, reformulated gasoline ("RFG") and is used in over 25% of the U.S. gasoline pool. MTBE is produced by reacting methanol and isobutylene, and the Company's ability to produce isobutylene by three alternative methods enables it to produce MTBE by the most economical processes available to the Company. In addition, the Company has the ability to add incremental capacity to capitalize on expected future growth, at a significantly lower cost than the cost of adding new capacity. The Company believes that this incremental capacity gives it a competitive advantage over other producers who would have to incur greater cost to increase capacity. The Company sells MTBE to oil refiners and gasoline producers, including Mobil Oil Corporation, Lyondell Petrochemical Company and CITGO Petroleum Corporation on both a contract and spot basis at prices linked to prevailing market prices.

     The Company is the leading producer of high margin n-butylenes and specialty isobutylenes in North America. In recent years, the Company has increased its sales of these products by increasing its market share in polyolefin applications and the development of new end-use applications. The Company's principal customers for n-butylenes include Union Carbide Corporation, The Dow Chemical Company, NOVA Chemicals Ltd., Shell Chemical Company and Lyondell Petrochemical Company. The Company's principal customers for specialty isobutylenes include Bayer Inc., Mobil Chemical Company Inc., Rhone-Poulenc Inc., The Lubrizol Corporation and Schenectady International, Inc. Historically, the profitability of the Company's n-butylenes sales has been relatively stable as the majority of the sales of these products are made under contracts which link their selling prices to the prices of products (principally gasoline and butanes) whose prices fluctuate closely with those of the raw materials used to manufacture n-butylenes and specialty isobutylenes. In the six months ended December 31, 1996, the twelve months ended May 31, 1996 and the one month ended June 30, 1996, sales of n-butylenes and specialty isobutylenes represented 20%, 27% and 21%, respectively, of the Company's revenues as compared to 19% in fiscal 1993.

     The Company's principal feedstocks are crude butadiene, isobutane and methanol. One of the Company's intermediate feedstocks, isobutylene, is used in the manufacture of MTBE and specialty isobutylenes. As part of its production strategy, the Company uses its manufactured isobutylene first to maximize the production of high margin specialty isobutylenes, second, to satisfy its contractual MTBE requirements, and finally to produce MTBE for sale in the spot market. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, approximately 18% and 11%, respectively, of the Company's isobutylene was used in the production of specialty isobutylenes with the remainder being used for MTBE production. In addition, the Company maintains the production flexibility to upgrade n-butylenes contained in crude butadiene streams to either isobutylene or butene-1 using its patented skeletal isomerization process ("SKIP"). This flexibility allows the Company to meet its customers' needs through the most economical process, to produce additional products and to capitalize on favorable market conditions.

     The Company's manufacturing facility, located approximately one mile from the Houston Ship Channel, provides convenient access to other Gulf Coast petrochemical producers and is connected to several of its customers and raw materials suppliers through an extensive pipeline network. In addition, the Company's facility is serviced by rail, tank truck and barge.

     The Company's principal executive offices are located at Three Riverway, Suite 1500, Houston, Texas 77056. The Company's telephone number is (713) 627-7474.

                             BACKGROUND INFORMATION
THE TRANSACTIONS

     Texas Petrochemical Holdings, Inc., a Delaware corporation ("Holdings"), TPC Holding Corp., a Delaware corporation ("TPC Holding"), and TPC Finance Corp., a Texas corporation ("Finance Co."), were organized in May 1996 to effect the acquisition (the "Acquisition") of TOC and its subsidiaries, including TPC, and to assume a raw materials supply contract from Clarkston. On July 1, 1996 (the "Closing Date"), Holdings issued and sold $43.8 million of its common stock ("Common Stock"), issued $6.2 million of its Common Stock for the shares contributed by the Rollover Investors (as defined), sold a sufficient amount of 13.5% Senior Discount Notes Due 2007 (the "Discount Notes") and
Common Stock, as an investment unit to raise $30 million, and contributed the proceeds thereof to TPC Holding. Finance Co. borrowed approximately $140.0 million under the Bank Credit Agreement and received approximately $169 million in net proceeds from the sale at such time of $175 million aggregate principal amount of the Original Notes and loaned the combined net proceeds to TPC Holding. TPC Holding used the capital contributions received from Holdings, cash on hand and the proceeds of the loan from Finance Co. to effect the Acquisition pursuant to a stock purchase agreement dated as of May 14, 1996 (the "Stock Purchase Agreement"), to fund the ESOP (as defined) and pay fees and expenses in connection with the Transactions. TOC and Finance Co. then merged into TPC.

     As a result of the foregoing, TPC is the primary obligor on the Original Notes and the loans made pursuant to the Bank Credit Agreement, is a wholly-owned subsidiary of TPC Holding (which in turn is wholly-owned by Holdings) and operates the principal business of the Company. The sale of the Original Notes, the execution of and initial borrowings under the Bank Credit Agreement, the placement of the Common Stock and the sale of the Discount Notes are hereinafter referred to as the "Financings." The Financings, the Acquisition, the establishment of the ESOP, the payment of certain fees and expenses, and other related transactions are collectively referred to herein as "The Transactions." See "The Transactions."

OTHER

     On March 13, 1997, the Company issued and sold $50,000,000 aggregate principal amount of the Notes (the "Offering"), the proceeds of which were used to, among other things, reduce the Company's indebtedness under the Bank Credit Agreement. Chase Securities acted as the initial purchaser of the Notes.

     Chase Securities proposes to make a market in the Securities, and the Company has determined that such efforts would enhance the liquidity of the market and would therefore benefit the Company and the holders of the Securities. This Prospectus has been prepared for use by Chase Securities in connection with offers and sales of the Securities in market-making transactions. Chase Securities is not obligated to make a market in the Original Notes or the Notes and any such market making may be discontinued at any time.

     The following charts depict (i) the organizational structure of Holdings and its subsidiaries (the acquiring companies), and TOC and its subsidiaries (the companies that were acquired) prior to the Transactions and (ii) the organizational structure upon consummation of the Transactions.

                           PRIOR TO THE TRANSACTIONS

   Acquiring Companies                    Companies to be Acquired

   Texas Petrochemical           Texas Olefins Company            Other
      Holdings, Inc.                    ("TOC")                Stockholders
       ("Holdings")
  Issuer of Common Stock
    and Discount Notes                       81%               19%

      100%                                   Texas Petrochemicals
                                                 Corporation
    TPC Holding Corp.                              ("TPC")
     ("TPC Holding")

      100%

    TPC Finance Corp.
     ("Finance Co.")
Initial borrower under the
  Bank Credit Agreement
 and issuer of the Notes

                            FOLLOWING THE TRANSACTIONS

                               Texas Petrochemical
                                  Holdings, Inc.               Discount Notes
  Common Stock                     ("Holdings")               and Common Stock
  $50 million                 Issuer of Common Stock            $30 million
                                and Discount Notes

                                100%

                                TPC Holding Corp.
                                 ("TPC Holding")

                                100%
  Bank Credit
   Agreement                   Texas Petrochemicals
 $140.6 million                    Corporation
                                     ("TPC")
                            Successor obligor on loans
                              under the Bank Credit
                                    Agreement
     Notes                        and the Notes
  $175 million

                                 THE SECURITIES

Securities...........................  $175,000,000 aggregate principal amount of 11 1/8% Senior Subordinated
                                       Notes due 2006 and $50,000,000 aggregate principal amount of 11 1/8%
                                       Series B Subordinated Notes due 2006.

Maturity Date........................  July 1, 2006.

Interest Payment Dates...............  January 1 and July 1 of each year.

Optional Redemption..................  Except as described below, the Company may not redeem the Securities prior to July 1, 2001. On or after such date, the Company may redeem the
                                       Securities, in whole or in part, at any time at the redemption prices set forth herein plus accrued interest to the date of redemption. In addition, at any time and from time to time on or prior to July 1, 1999, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the Original Notes and 35% of the original aggregate principal amount of the Notes with the net proceeds of one or X more Public Equity Offerings following which there is a Public Market at a redemption price equal to 110% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the original aggregate principal amount of the Original Notes and at least 65% of the original X aggregate principal amount of the Notes remains outstanding after each such redemption with respect to the Original Notes and the Notes, respectively. See "Description of the Securities -- Optional
                                       Redemption."

Change of Control....................  Upon the occurrence of a Change of Control, each holder will have the right to require the Company to make an offer to repurchase the
                                       Securities at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of the Securities -- Change of Control."

Ranking..............................  The Securities are unsecured and subordinated to all existing and future
                                       Senior Indebtedness of the Company. The Securities rank PARI PASSU with all Senior Subordinated Indebtedness of the Company and will rank senior to all other subordinated indebtedness of the Company. As of December
                                       31, 1996, after giving effect to the issuance of the Notes and the application of the proceeds therefrom, the Company would have had outstanding approximately $85.5 million (exclusive of unused commitments) in aggregate amount of Senior Indebtedness and $225.0 million of Senior Subordinated Indebtedness. See "Description of
                                       Securities -- Ranking."

Restrictive Covenants................  The Indentures (as defined under "Description of Securities --
                                       General") each contain certain covenants that, among other things, limit the ability of the Company and/or its Restricted Subsidiaries (as
                                       defined) to (i) incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) make investments, (iv)
                                       enter into transactions with affiliates, (v) make certain asset dispositions, and (vi) merge or consolidate with, or transfer substan-
                                       tially all of its assets to, another person. The Indentures also limit the ability of the Company's Restricted Subsidiaries to issue Capital
                                       Stock (as defined) and to create restrictions on the ability of such
                                       Restricted Subsidiaries to pay dividends or make any other distribu-
                                       tions. In addition, the Company is obligated, under certain circum-
                                       stances, to offer to repurchase Securities at a purchase price equal to X
                                       100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets. However, all of these limitations and prohibitions will be subject to a number of important
                                       qualifications. See "Description of the Securities -- Certain
                                       Covenants."

                                  RISK FACTORS

     Prospective purchasers of the Securities should consider carefully the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before making any investment in the Securities.

        SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER INFORMATION

     The summary historical financial information set forth below has been derived from the combined financial statements of TOC, its subsidiaries and Clarkston for the period prior to July 1, 1996 and from the consolidated financial statements of the Company since July 1, 1996, and should be read in conjunction with, and is qualified in its entirety by reference to, financial statements which appear elsewhere in this Prospectus and their accompanying notes. Such combined financial information is combined to reflect the assumption by the Company of a raw material supply contract. The combined financial information set forth below for each of the years in the three-year period ended May 31, 1995, the twelve month period ended May 31, 1996 and the one-month period ended June 30, 1996 has been derived from the financial statements of TOC, its subsidiaries and Clarkston, which were audited by Coopers & Lybrand L.L.P., independent auditors for such entities. The financial information set forth below for the year ended May 31, 1992 and for the six months ended December 31, 1995 and 1996 has been derived from unaudited financial statements, which, in the opinion of management, have been prepared on a basis consistent with the audited financial statements of such entities and contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for these periods. The unaudited combined financial information for the year ended May 31, 1992 has been prepared from audited financial statements of TOC and its subsidiaries and unaudited financial statements of Clarkston. The results of the one-month and interim periods are not necessarily indicative of the results of the entire year or any other period. The pro forma combined financial information of TOC, its subsidiaries and Clarkston for the periods prior to July 1, 1996 and the pro forma consolidated financial information of the Company since July 1, 1996 presented below have been derived from the unaudited pro forma financial statements included elsewhere herein. The pro forma combined financial information for the periods prior to July 1, 1996 give effect to the Transactions (including the Acquisition, the Financings, the sale of certain assets and the new employee compensation arrangements) and the offering of the Notes and the application of the proceeds therefrom as if they had occurred on June 1, 1995. The pro forma balance sheet as of December 31, 1996 and the pro forma statement of operations data for the six months ended December 31, 1996 are as adjusted to give effect to the offering of the Notes and the application of the proceeds therefrom as if it had occurred as of December 31, 1996 for balance sheet information and July 1, 1996 for statement of operations information.

     The summary pro forma financial information does not necessarily represent what such entities' financial position and results of operations would have been if the Transactions and the offering of the Notes had actually been completed as of the dates indicated and are not intended to project such entities' financial position or results of operations for any future period or as of any date. The information presented below should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Financial Information and the related notes thereto included elsewhere herein.

        SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER INFORMATION

                                                                                           PRO            PRO
                                                                                          FORMA          FORMA
                                                                  TWELVE      ONE         TWELVE          ONE           SIX
                                                                  MONTHS     MONTH        MONTHS         MONTH         MONTHS
                                                                   ENDED     ENDED        ENDED          ENDED         ENDED
                                  YEAR ENDED MAY 31,              MAY 31,   JUNE 30,     MAY 31,       JUNE 30,     DECEMBER 31,
                      ------------------------------------------  -------   --------   ------------   -----------   ------------
                        1992       1993       1994       1995      1996       1996         1996          1996           1995
                      ---------  ---------  ---------  ---------  -------   --------   ------------   -----------   ------------
                                                                                       (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
                                                                (DOLLARS IN MILLIONS)
STATEMENT OF
OPERATIONS DATA:
Revenues............  $   416.1  $   410.7  $   352.4  $   474.7  $455.6     $ 41.4       $454.2         $41.2         $226.5
Cost of goods
sold(1).............      318.3      340.8      268.8      396.3   379.5       36.0        367.3          35.4          187.6
Depreciation and
  amortization......       12.0       12.6       13.6       14.3    15.0        1.3         36.3           3.1            7.4
                      ---------  ---------  ---------  ---------  -------   --------   ------------   -----------   ------------
Gross profit........       85.8       57.3       70.0       64.1    61.1        4.1         50.6           2.7           31.5
Selling, general and
  administrative
  expenses(1).......       15.4       14.4       16.7       16.6    19.1        1.7         12.7           1.5            5.8
                      ---------  ---------  ---------  ---------  -------   --------   ------------   -----------   ------------
Income from
  operations........       70.4       42.9       53.3       47.5    42.0        2.4         37.9           1.2           25.7
Interest income
  (expense), net....       (0.6)      (0.6)      (0.2)       0.7    (1.6)      (0.1)       (32.7)         (2.7)          (1.6)
Other income
  (expense)(2)......       (6.3)      (1.2)      (0.8)       1.1   (15.9)      (0.3)       (15.6)         (0.2)           0.2
                      ---------  ---------  ---------  ---------  -------   --------   ------------   -----------   ------------
Income (loss) before
  income taxes and
  minority
  interest..........       63.5       41.1       52.3       49.3    24.5        2.0        (10.4)         (1.7)          24.3
Provision (benefit)
  for income taxes..       24.3       13.0       18.4       16.9     7.9        0.8         (1.7)         (0.4)           8.1
Minority interest in
  net loss of
  consolidated
  subsidiary........         --         --        0.0        0.1     0.1        0.0           --            --            0.1
                      ---------  ---------  ---------  ---------  -------   --------   ------------   -----------   ------------
Net income (loss)...       39.2       28.1       33.9       32.5    16.7        1.2         (8.7)         (1.3)          16.3
OPERATING DATA:
Revenues by product:
    Butadiene(3)....  $    64.9  $    81.3  $    68.7  $   106.2  $112.6     $ 10.2       $112.6         $10.2         $ 60.4
    MTBE............      252.0      211.0      175.2      199.1   187.4       21.0        187.4          21.0           91.7
    n-Butylenes.....       29.2       21.7       28.1       42.7    48.2        3.2         48.2           3.2           25.3
    Specialty
    Isobutylenes....       38.2       54.8       59.9       75.5    74.5        5.5         74.5           5.5           34.0
    Other(4)........       31.8       41.9       20.5       51.2    32.9        1.5         31.5           1.3           15.1
Sales volumes (in
  millions of
  pounds):
    Butadiene.......      559.1      556.2      484.4      580.8   622.6       64.6        622.6          64.6          295.3
    MTBE(5).........      254.4      225.1      194.8      211.1   219.8       26.6        219.8          26.6          111.2
    n-Butylenes.....      158.7      114.7      150.8      245.9   284.6       17.1        284.6          17.1          153.2
    Specialty
    Isobutylenes....      240.4      309.0      312.2      398.0   368.2       23.0        368.2          23.0          184.6

                          SIX         PRO FORMA
                         MONTHS       SIX MONTHS
                         ENDED          ENDED
                      DECEMBER 31,   DECEMBER 31,
                      ------------   ------------
                          1996           1996
                      ------------   ------------
                      (UNAUDITED)    (UNAUDITED)
STATEMENT OF
OPERATIONS DATA:
Revenues............     $246.7         $246.7
Cost of goods
sold(1).............      216.5          216.5
Depreciation and
  amortization......       15.9           15.9
                      ------------   ------------
Gross profit........       14.3           14.3
Selling, general and
  administrative
  expenses(1).......        4.2            4.2
                      ------------   ------------
Income from
  operations........       10.1           10.1
Interest income
  (expense), net....      (17.4)         (17.7)
Other income
  (expense)(2)......        1.5            1.5
                      ------------   ------------
Income (loss) before
  income taxes and
  minority
  interest..........       (5.8)          (6.1)
Provision (benefit)
  for income taxes..       (0.9)          (1.0)
Minority interest in
  net loss of
  consolidated
  subsidiary........         --             --
                      ------------   ------------
Net income (loss)...       (4.9)          (5.1)
OPERATING DATA:
Revenues by product:
    Butadiene(3)....     $ 62.6         $ 62.6
    MTBE............      128.1          128.1
    n-Butylenes.....       21.5           21.5
    Specialty
    Isobutylenes....       25.9           25.9
    Other(4)........        8.6            8.6
Sales volumes (in
  millions of
  pounds):
    Butadiene.......      356.4          356.4
    MTBE(5).........      150.3          150.3
    n-Butylenes.....      115.5          115.5
    Specialty
    Isobutylenes....      100.8          100.8

                                                                                                               AS ADJUSTED
                                                        MAY 31,                     JUNE 30,    DECEMBER 31,    DECEMBER 31,
                                       ------------------------------------------   --------    ------------    ------------
                                         1992       1993       1994       1995        1996          1996            1996
                                       ---------  ---------  ---------  ---------   --------    ------------    ------------
                                                                                                (UNAUDITED)     (UNAUDITED)
                                                                       (DOLLARS IN MILLIONS)
BALANCE SHEET DATA (AT PERIOD END):
Working capital......................  $    33.9  $    38.6  $    50.6  $    67.3    $ 25.0        $ (6.4)         $ (1.7)
Property, plant and equipment, net...      101.8      101.6       95.9       90.1      81.8         251.6           251.6
Total assets.........................      203.2      194.1      214.6      230.7     167.9         572.5           570.9
Long-term debt (including current
  portion)...........................       14.4       10.9       11.0     --          13.0         313.0           313.5
Total stockholders' equity...........      123.7      128.2      140.4      163.3      92.5          61.9            60.6

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                                                                          PRO       PRO
                                                                                                         FORMA     FORMA
                                                                                   TWELVE      ONE      TWELVE      ONE
                                                                                   MONTHS     MONTH     MONTHS     MONTH
                                                                                    ENDED     ENDED      ENDED     ENDED
                                                   YEAR ENDED MAY 31,              MAY 31,   JUNE 30,   MAY 31,   JUNE 30,
                                       ------------------------------------------  -------   --------   -------   --------
                                         1992       1993       1994       1995      1996       1996      1996       1996
                                       ---------  ---------  ---------  ---------  -------   --------   -------   --------
                                                                      (DOLLARS IN MILLIONS)
OTHER DATA:
EBITDA(6)............................  $    82.4  $    55.5  $    66.9  $    61.8   $57.0      $3.7      $74.2     $  4.3
Employee profit sharing and
  bonuses(1).........................       22.5       18.6       23.6       20.9    23.5       1.0        8.3         .5
Capital expenditures.................        7.1       12.0       12.5        8.7     5.5       2.0        5.5        2.0
Net cash provided by (used in)
  operating activities...............       53.9       44.5       30.2       50.3    44.5      13.9       --        --
Net cash provided by (used in)
  investing activities...............      (24.5)      (7.2)      (5.3)     (25.9)    8.2      (1.3)      --        --
Net cash provided by (used in)
  financing activities...............      (31.3)     (29.9)     (17.6)     (23.3)  (69.0)     (9.4)      --        --
Cash dividends.......................        8.7       23.7       21.4        6.2    16.5      --         --        --
Pro forma ratio of EBITDA to interest
  expense, net.......................                                                                      2.3x       1.7x
Pro forma ratio of long-term debt to
  EBITDA(7)..........................                                                                      4.2x       6.1x
Pro forma ratio of earnings to fixed
  charges(8).........................                                                                     --        --

                                                                       PRO
                                                                      FORMA
                                          SIX            SIX           SIX
                                         MONTHS         MONTHS         MONTHS
                                         ENDED          ENDED          ENDED
                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                      ------------   ------------   ------------
                                          1995           1996           1996
                                      ------------   ------------   ------------
OTHER DATA:
EBITDA(6)............................    $ 33.1         $ 26.0         $ 26.0
Employee profit sharing and
  bonuses(1).........................      10.2            1.4            1.4
Capital expenditures.................       2.1            5.2            5.2
Net cash provided by (used in)
  operating activities...............      29.7           (0.1)        --
Net cash provided by (used in)
  investing activities...............      (8.4)        (358.4)        --
Net cash provided by (used in)
  financing activities...............     (42.3)         353.9         --
Cash dividends.......................
Pro forma ratio of EBITDA to interest
  expense, net.......................                                     1.5x
Pro forma ratio of long-term debt to
  EBITDA(7)..........................                                     6.0x
Pro forma ratio of earnings to fixed
  charges(8).........................                                  --
------------
(1) Historically, the Company has allocated employee profit sharing and bonuses to cost of goods sold and selling, general and administrative expenses. For the period subsequent to July 1, 1996, all profit sharing and bonuses have been allocated to selling, general and administrative expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." Employee profit sharing and bonuses on a pro forma basis are restated to reflect amounts that would have been paid under new plans to be established as part of the Acquisition.

(2) Includes dividend income, charitable contributions, gain (loss) on disposal of assets and investment securities, net, and other, net. For the twelve months ended May 31, 1996, other expense includes an impairment of investment in land of $12.6 million.

(3) Approximately 95% of the Company's butadiene sales are under fixed profit contracts with suppliers of crude butadiene.

(4) Includes Clarkston's trading revenues from third parties (for the periods prior to July 1, 1996), utility revenues, revenues realized from the Company's terminalling facilities and sales of chemical by-products.

(5) Volumes in millions of gallons.

(6) EBITDA represents income from operations before taking into consideration depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be construed by an investor as an alternative to income from operations (as determined in accordance with generally accepted accounting principles), as an indicator of the operating performance of the Company or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(7) For the purposes of calculating the pro forma ratio of long-term debt to EBITDA for the one month ended June 30, 1996 and the six months ended December 31, 1996, EBITDA has been calculated on an annualized basis.

(8) For purposes of this ratio, earnings consist of income before income taxes and minority interest. Fixed charges consist of interest expense and the portion of rents representative of an interest factor. For the pro forma twelve months ended May 31, 1996, the one month ended June 30, 1996 and the six months ended December 31, 1996, earnings were insufficient to cover fixed charges in the amount of $(10.4) million, $(1.7) million and $(6.1) million, respectively. For the twelve months ended May 31, 1996, income before taxes and minority interest includes a $12.6 million non-cash provision for the impairment of certain non-strategic properties which TPC intends to sell.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW.

SUBSTANTIAL LEVERAGE

     In connection with the Transactions, the Company incurred a significant amount of indebtedness and has significant debt service requirements. As of December 31, 1996, on a pro forma basis after giving effect to the issuance of the Notes and the application of the proceeds therefrom as if they had occurred on such date, the Company would have had outstanding indebtedness of $310.5 million, including the Notes, and the Company's stockholders' equity would have been $60.6 million. See "Capitalization" and "Pro Forma Financial
Information." In addition, the Company may incur additional indebtedness in the future, subject to limitations imposed by its debt instruments including, without limitation, the Original Indenture, the Indenture and the Bank Credit Agreement. The Company also has additional borrowing capacity on a revolving credit basis under the Bank Credit Agreement.

     The Company's high degree of leverage could have important consequences to the holders of the Securities, including but not limited to the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes, including its operations and future business opportunities; (iii) certain of the Company's borrowings, including certain borrowings under the Bank Credit Agreement, are at variable rates of interest, which will expose the Company to the risk of increased interest rates; (iv) the indebtedness outstanding under the Bank Credit Agreement is secured by substantially all the assets of the Company and will mature prior to the maturity of the Securities; and (v) the Company's flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited by its leveraged position and the covenants contained in its debt instruments, thus putting the Company at a competitive disadvantage, and the Company may be more vulnerable to a downturn in general economic conditions or in its business or be unable to carry out capital spending that is important to its growth and productivity improvement programs. See "Description of the Bank Credit Agreement" and "Description of the Securities."

     The Company began making scheduled principal payments under the Bank Credit Agreement commencing on September 30, 1996. See "Description of the Bank Credit Agreement." The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness, including the Securities, will depend on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control, including interest rates, unscheduled plant shutdowns, increased operating costs, raw material and product prices, and regulatory developments. There can be no assurance that the Company will maintain a level of cash flow from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness (including the Securities).

     If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital or restructure or refinance its debt (including the Securities). There can be no assurance that such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The Bank Credit Agreement and each of the Indentures restrict the Company's ability to sell assets and use the proceeds therefrom. See "Description of the Bank Credit Agreement" and "Description of the Securities." There can be no assurance as to the ability of the Company to consummate such sales or the proceeds which the Company could realize therefrom or that such proceeds would be adequate to meet the obligations then due.

     In the event that the Company is unable to generate sufficient cash flow and the Company is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness, or if the Company otherwise fails to comply with the various covenants in the instruments governing such indebtedness (including covenants in each of the Indentures and the Bank Credit Agreement), the Company could be in default under the terms of the agreements governing such indebtedness, including each of the Indentures and the Bank Credit Agreement. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable together with accrued and unpaid interest, the lenders under the Bank Credit Agreement could elect to terminate their commitments thereunder and the Company could be forced into bankruptcy or liquidation. Any default under the agreements governing the indebtedness of the Company could have a significant adverse effect on the Company's ability to pay principal, premium, if any, and interest on the Securities and on the market value of the Securities. See "Description of the Securities" and "Description of the Bank Credit Agreement."

RESTRICTIVE FINANCING COVENANTS

     The Bank Credit Agreement contains a number of significant covenants that, among other things, restricts the ability of the Company to dispose of assets or merge, incur additional indebtedness, incur guarantee obligations, repay the Securities or amend the Indentures, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with affiliates, and otherwise restrict corporate activities. In addition, under the Bank Credit Agreement, the Company is required to comply with specified financial ratios and tests, including a limitation on capital expenditures, an EBITDA to fixed charges ratio, a minimum net worth test, a total debt to EBITDA ratio, and a current ratio. The Company received waivers of compliance with certain of these ratios as of December 31, 1996 and an amendment to the Bank Credit Agreement on March 28, 1997 to update these financial ratios. See "Description of the Bank Credit Agreement." Each of the Indentures also contain a number of restrictive covenants. See "Description of the Securities -- Certain Covenants."

     The Company's ability to comply with the covenants and restrictions contained in the Bank Credit Agreement and each of the Indentures may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the Bank Credit Agreement or each of the Indentures which would permit the lenders under the Bank Credit Agreement or the holders of the Original Notes or the Notes, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the lenders under the Bank Credit Agreement to make further extensions of credit could be terminated. In addition, in the event of a default under the Bank Credit Agreement, in certain circumstances the lenders under the Bank Credit Agreement could elect to prevent the Company from making any payments on the Securities. See "Description of the Securities -- Ranking." If the Company were unable to repay its indebtedness to the lenders under the Bank Credit Agreement, such lenders could proceed against the collateral securing such indebtedness as described under "Description of the Bank Credit Agreement." There can be no assurance that in the event of any such default the Company will have adequate resources to repay in full principal, premium, if any, and interest on the Securities.

SUBORDINATION OF THE SECURITIES; UNSECURED STATUS OF THE SECURITIES

     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Securities is subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company, including all amounts owing under the Bank Credit Agreement. As of December 31, 1996, on a pro forma basis after giving effect to the issuance of the Notes and the application of the proceeds therefrom as if they had occurred on such date, the aggregate principal amount of such Senior Indebtedness of the Company would have been $85.5 million. Therefore, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, the assets of the Company will be available to pay obligations on the Securities only after all Senior

Indebtedness of the Company has been paid in full, and there can be no assurance that there will be sufficient assets remaining to pay amounts due on all or any of the Securities. In addition, the Company may not pay principal of, premium, if any, or interest on the Securities, or purchase, redeem or otherwise retire the Securities, if any principal, premium, if any, or interest on any Designated Senior Indebtedness (as defined under "Description of the Securities -- Certain Definitions") is not paid when due (whether at final maturity, upon scheduled redemption or installment, acceleration or otherwise) unless such default has been cured or waived or such indebtedness has been repaid in full. In addition, under certain circumstances, if any nonpayment default exists with respect to Designated Senior Indebtedness, the Company may not make any payments on the Securities for a specified period of time, unless such default is cured or waived or such Designated Senior Indebtedness has been repaid in full. See "Description of the Securities -- Ranking."

     Each of the Indentures permit the Company to incur certain secured indebtedness, including indebtedness under the Bank Credit Agreement, which is secured by a lien on substantially all of the assets of Holdings, TPC Holding and the Company, including pledges of all of the capital stock of the Company and TPC Holding. The Securities are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under the Bank Credit Agreement, the lenders under the Bank Credit Agreement will have a prior right to the assets of the Company, and may foreclose upon such collateral, to the exclusion of the holders of the Securities. In either such event, such assets would first be used to repay in full amounts outstanding under the Bank Credit Agreement, resulting in all or a portion of the Company's assets being unavailable to satisfy the claims of the holders of Securities and other unsecured indebtedness.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined under "Description of the Securities -- Certain Definitions"), the Company is required to offer to purchase all of the outstanding Securities at a price equal to 101% of the principal amount thereof at the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of certain of the events which would constitute a Change of Control constitute a default under the Bank Credit Agreement. In addition, the Bank Credit Agreement prohibits the purchase of the Securities by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the Bank Credit Agreement is repaid in full. The Company's failure to purchase the Securities in such instance would result in a default under each of the Indentures and the Bank Credit Agreement. The inability to repay the indebtedness under the Bank Credit Agreement, if accelerated, would also constitute an event of default under each of the Indentures, which could have materially adverse consequences to the Company and to the holders of the Securities. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Bank Credit Agreement and the Securities. See "Description of the Securities -- Change of Control" and "Description of the Bank Credit Agreement."

CYCLICAL INDUSTRIES

     The Company's primary business consists of the production of butadiene, MTBE, n-butylenes and specialty isobutylenes. The prices of certain of these products have historically been cyclical and have been sensitive to overall production capacity relative to demand, the availability and price of feedstocks and the level of general business activity. In the past, certain of these products have experienced market shortages, accompanied by relatively high prices, and periods of oversupply, accompanied by relatively low prices.

     While the Company has achieved relatively stable profitability on its sales of butadiene due to the nature of the supply contracts under which it purchases crude butadiene, industry profitability for MTBE has fluctuated considerably over the past several years. In the early 1990s, considerable additional production capacity was installed in the U.S. in anticipation of demand for MTBE created by the Federal Clean Air Act Amendments of 1990 ("CAAA"). This demand did not completely materialize due to states opting-out of the programs promulgated by the CAAA as well as less than anticipated demand in states not required to comply with such programs, resulting in an industry overcapacity condition that has resulted in lower average selling prices and margins.

HIGHLY COMPETITIVE INDUSTRY

     The petrochemical businesses in which the Company operates are highly competitive. Many of the Company's competitors are larger and have greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. Accordingly, barriers to entry, apart from capital availability, may be low in the commodity product section of the Company's business, and the entrance of new competitors into the industry may reduce the Company's ability to capture improving profit margins in circumstances where overcapacity in the industry is diminishing. Furthermore, petroleum-rich countries have recently become more significant participants in the petrochemical industry and may expand such role significantly in the future. Any of these developments could have a negative impact on the Company's financial position, results of operations and cash flows. See "Business -- Competition."

DEPENDENCE ON KEY CUSTOMERS

     Certain of the Company's largest customers account for a significant percentage of the Company's sales of particular products. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, over 84% and 71%, respectively, of the Company's butadiene and MTBE sales were made to its five largest customers for each product. In addition, in the twelve-month period ended May 31, 1996 and the one-month period ended June 30, 1996, approximately 16.1% and 14.1%, respectively, of the Company's total revenues were derived from a single butadiene customer. Although the Company believes its relationships with its largest customers are good, the loss of a significant customer or a number of significant customers would have a material adverse effect on the Company's financial condition, results of operations and cash flows. There can be no assurance that the historic levels of business from these customers or the Company's ability to replace a lost customer will be maintained in the future.

ENVIRONMENTAL REGULATION

     The Company's operations are subject to extensive Federal, state and local laws, regulations and decrees governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. The Company's production facilities require operating permits that are subject to revocation, modification and renewal, violations of which may provide for substantial fines and civil or criminal sanctions. The operation of any chemical manufacturing plant entails risk of adverse environmental effect, including exposure to chemical products and by-products from the Company's operations, and there can be no assurance that material costs or liabilities will not be incurred to rectify any such damage. In addition, potentially significant expenditures could be required in order to comply with environmental, health and safety laws and regulations that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, the Company may be required to make additional significant site or operational modifications, potentially involving substantial expenditures or the reduction or suspension of certain operations. See
"-- Dependence on Single Facility" and "Business -- Environmental
Regulation."

PRICE VOLATILITY OF PETROCHEMICAL FEEDSTOCKS

     The Company uses large amounts of petrochemical feedstocks in the manufacturing of its chemical products. While the Company tries to match cost increases with corresponding price increases, there may be periods of time during which increases in feedstock prices are not recovered by the Company due to an inability to increase the selling prices of its products because of weakness in demand for, or oversupply of, such products.

     The principal raw material feedstocks purchased by the Company are crude butadiene, isobutane and methanol. A number of the Company's raw material suppliers provide the Company with a significant amount of its raw materials, and if one significant supplier or a number of significant suppliers were unable to meet their obligations under present supply arrangements, or if such arrangements could not be renewed upon expiration, the Company could be required to incur increased costs for its raw materials. The ability to pass on increases in raw material prices to the Company's customers is, to a large extent, dependent on market conditions. There may be periods of time in which increases in feedstock prices are not recovered by the Company due to an inability to increase the selling prices of its products because of weakness in demand for, or oversupply of, such products, and therefore, certain increases in raw materials prices may have a material adverse effect on the operations of the Company.

DEPENDENCE ON SINGLE FACILITY

     The Company has one major operating facility located approximately one mile from the Houston Ship Channel. The loss or shutdown of operations over an extended period of time at such facility would have a material adverse effect on the Company. The Company's operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of feedstocks, products and wastes, including explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, transportation interruptions, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks, such as required remediation of contamination. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. The Company maintains property, business interruption and casualty insurance at levels which it believes are in accordance with customary industry practice, but there can be no assurance that the Company will not incur losses beyond the limits or outside the coverage of its insurance.

FACTORS AFFECTING DEMAND FOR MTBE

     One of the Company's core products is MTBE, an oxygenate and octane enhancer used in reformulated gasoline. The CAAA mandates numerous comprehensive specifications for motor vehicle fuel, including minimum oxygen content and reduced emissions of ozone precursors. Future demand for MTBE will depend on, among other things, the degree to which the CAAA is implemented and enforced, the possible adoption of additional legislation, the degree to which existing ozone non-attainment areas come into compliance with air quality standards, the degree to which gasoline suppliers can isolate ozone non-attainment areas where the use of oxygenates is not required and the results of ongoing and any future scientific studies regarding the health effects of oxygenates added to gasoline. In addition, although the Company expects that there will be a continued market preference and governmental support for MTBE, it is possible that alternative oxygenates or octane enhancers could make inroads into MTBE's market share. See "Business -- Industry Overview -- MTBE" and "Business -- Environmental Regulation."

REGULATION OF EXPOSURE TO BUTADIENE

     Butadiene is a known carcinogen in laboratory animals at high doses and is being studied for its potential adverse health effects. Effective February 1997, the Occupational Safety and Health Administration lowered substantially the employee permissible exposure limit for butadiene. Although the Company believes that it will be able to comply with the new regulatory limit without incurring significant costs, there can be no assurance that future scientific studies regarding the health effects of butadiene or any other product handled by the Company will not result in more stringent regulations or in restrictions on the use of, or exposure to, such products. See "Business -- Environmental Regulation."

FRAUDULENT TRANSFER CONSIDERATIONS

     In connection with the Transactions, TPC incurred substantial indebtedness, including through its incurrence of indebtedness under the Bank Credit Agreement and the Original Notes and the refinancing of a portion of such indebtedness with the Notes. If, under relevant federal and state fraudulent transfer and conveyance statues, in a bankruptcy, reorganization or rehabilitation case or similar preceding or a lawsuit by or on behalf of unpaid creditors of TPC, a court were to find that, at the time any such indebtedness was incurred by TPC,
(a) TPC incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors or (b) (i) TPC received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (ii) TPC (A) was insolvent or was rendered insolvent by reason of any of the Transactions, including the incurrence of any such indebtedness to fund the Transactions, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital to carry on its business, or (C) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as such debts matured or became due (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), such court could avoid the obligations under the Original Notes or the Notes or subordinate the Original Notes or the Notes to presently existing and future indebtedness of TPC or take other action detrimental to the holders of the Original Notes or the Notes, including, under certain circumstances, invalidating the Original Notes or the Notes. In that event, there can be no assurance that any repayment on the Original Notes or the Notes would ever be recovered by holders of the Original Notes or the Notes.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, TPC would be considered insolvent if, at the time it incurred the indebtedness constituting the Original Notes or the Notes, as the case may be, either (i) the sum of its debts (including contingent liabilities) was greater than its assets, at a fair valuation, or (ii) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether TPC was solvent at the relevant time, or whether, whatever standard was used, the Original Notes or the Notes, as the case may be, would not be avoided on another of the grounds set forth above.

LACK OF PUBLIC MARKET FOR THE NOTES

     At the time of the private placement of the Original Notes, the Original Initial Purchasers (as defined in "Description of the Securities -- Certain Definitions") advised the Company that they intended to make a market in the Original Notes and, at the time of the private placement of the Notes, the Initial Purchaser (as defined in "Description of the Securities -- Certain Definitions") advised the Company that it intended to make a market in the Notes. However, neither the Original Initial Purchasers nor the Initial Purchaser are obligated to make a market in the Original Notes or the Notes, respectively, and any such market-making may be discontinued at any time at the sole discretion of the Original Initial Purchasers or the Initial Purchaser, as applicable. No assurance can be given as to the liquidity of or trading market for the Original Notes or the Notes.

                                THE TRANSACTIONS

     Holdings, its wholly-owned subsidiary, TPC Holding, and TPC Holding's wholly-owned subsidiary, Finance Co., were organized to effect the Acquisition. Prior to the Acquisition, TOC was owned by various individuals, foundations and trusts, including approximately 5% by certain members of management of TPC. TOC owned approximately 81% of the outstanding capital stock of TPC, which was its principal operating subsidiary. Approximately 19% of the outstanding capital stock of TPC was owned by certain individuals and trusts, including approximately 3% by certain members of management of TPC.

     TPC Holding, Holdings, the shareholders of TOC, the shareholders of TPC (other than TOC) and Mr. Dave C. Swalm, as representative of certain of such shareholders, entered into the Stock Purchase Agreement pursuant to which TPC Holding acquired 3,830,000 shares (95.75%) of the outstanding capital stock of TOC and 734,962 shares (18.55%) of the outstanding capital stock of TPC for a total consideration of $361.8 million in cash. This total consideration was based on a per share purchase price for TOC and TPC shares of $77.076 and $90.626, respectively. Fifty thousand shares (1.25%) of capital stock of TOC and the remaining 26,038 shares (0.66%) of capital stock of TPC (not held by TOC) were contributed by certain shareholders of TOC and TPC (the "Rollover Investors") to Holdings in exchange for $6.2 million of Holdings' Common Stock at the closing (the "Closing") of the Acquisition.

     CASH BONUS PLAN. Prior to the Closing, TPC established the Cash Bonus Plan providing generally for $35 million for certain present employees of the Company and certain present employees of its independent contractors. Within 45 days after Closing, 10% of this amount was paid to eligible participants and the remaining payments will be made in sixteen quarterly installments of approximately 5.63% each, plus an interest factor, payable within 15 days of each of the sixteen quarterly installment dates. See "Management -- Cash Bonus Plan."

     ASSET SALES. On the Closing Date of the Acquisition, prior to the Closing, TOC sold to Mr. Swalm for $7.8 million in cash a ranch of approximately 1,900 acres and the livestock and personalty thereon (collectively, the "Ranch") and the 80% of the outstanding capital stock of The Texas Falls Corporation owned by TOC.

     On the Closing Date, prior to the Closing, Holdings (i) issued approximately $50 million in common equity comprised of (a) approximately $43.8 million of Common Stock to an investor group (the "Investor Group") led by Gordon A. Cain and The Sterling Group, Inc. ("Sterling"), the ESOP, certain directors and officers of Holdings and the Company, and certain employees of the Company, and (b) approximately $6.2 million of Common Stock to the Rollover Investors in exchange for their contribution to Holdings of 1.25% of the outstanding capital stock of TOC and 0.66% of the outstanding capital stock of TPC, representing the aggregate fair value of such shares; and (ii) raised $30 million in cash by the issue of the Discount Notes and Common Stock of Holdings, as an investment unit. After Holdings had been so capitalized, Holdings contributed to TPC Holding, its wholly-owned subsidiary, the cash received from the issuance of its Common Stock, the Discount Notes and the capital stock of TOC and TPC contributed to Holdings by the Rollover Investors.

     In connection with the Acquisition, Finance Co. borrowed approximately $140.0 million under the Bank Credit Agreement and received approximately $169 million in net proceeds from the consummation of the sale of the Original Notes. TPC Holding then borrowed all of such funds from Finance Co. pursuant to an intercompany promissory note.

     THE CLOSING. Pursuant to the Stock Purchase Agreement, TPC Holding purchased 3,830,000 shares of TOC common stock (95.75% of the total outstanding capital stock of TOC) for $295.2 million in cash of which $13.3 million ($3.473 per share of TOC common stock) was deposited in a post-closing indemnity escrow (the "Indemnity Escrow"). An additional $0.173 million was deposited in the Indemnity Escrow by a Rollover Investor who has contributed 50,000 shares of TOC common stock to Holdings.

     Pursuant to the Stock Purchase Agreement, TPC Holding also purchased 734,962 shares of TPC common stock (18.55% of the total outstanding capital stock of TPC) for $66.6 million in cash of which $3 million ($4.084 per share of TPC common stock) was deposited in the Indemnity Escrow. An additional

$0.11 million was deposited in the Indemnity Escrow by the Rollover Investors who contributed 26,038 shares of TPC common stock to Holdings.

     On the Closing Date, 120,000 shares of TOC common stock (3% of the outstanding capital stock of TOC) was deposited in a subsequent closing escrow (the "Subsequent Escrow") and TPC Holding deposited into the Subsequent Escrow $9.2 million ($76.94 per share), representing the estimated purchase price for such shares. On or about September 16, 1996, $0.4 million of the cash deposited into the Subsequent Escrow was funded into the Indemnity Escrow, the escrowed shares were distributed to TPC Holding, and $8.8 million was distributed to former holders of the escrowed shares. An additional $16,320 ($0.136 per share) was paid to such former holders by TPC Holding, representing the difference between the final purchase price and the estimated purchase price initially deposited in the Subsequent Escrow.

     As a result of these transactions, on the Closing Date immediately after the Closing, TOC was a 97.0% owned subsidiary of TPC Holding, and TPC was owned 80.79% by TOC and 19.21% by TPC Holding (including shares contributed by the Rollover Investors). Following the Mergers (as defined) and the delivery to TPC Holding on or about September 16, 1996 of the shares held in the Subsequent Escrow, TPC is a wholly-owned subsidiary of TPC Holding.

     MERGERS. On the Closing Date immediately after the Closing, TOC merged with and into TPC, with TPC as the surviving corporation (the "Initial
Merger"). In the Initial Merger, each outstanding share of TOC was converted into .85 of a share of TPC and, except for the shares of TPC held by TOC which were canceled, the outstanding shares of TPC remained unchanged. On the Closing Date, immediately after the Initial Merger, Finance Co. merged with and into TPC, with TPC as the surviving corporation (the "Second Merger" and, together with the Initial Merger, the "Mergers"). In the Second Merger, each outstanding share of Finance Co. was converted into one share of common stock of TPC. As a result of the Mergers, TPC holds the promissory note payable by TPC Holding to Finance Co., and TPC is a 97.5% owned subsidiary of TPC Holding, which in turn is a wholly-owned subsidiary of Holdings. In addition, TPC is the primary obligor with respect to borrowings under the Bank Credit Agreement and the primary obligor on the Notes. On or about September 16, 1996, the shares of capital stock formerly representing shares of TOC, and at that time representing shares of common stock of TPC, held in the Subsequent Escrow were delivered to TPC Holding, and TPC became a wholly-owned subsidiary of TPC Holding.

     INDEMNITY ESCROW. Pursuant to the Stock Purchase Agreement, the Company has indemnified the present and former officers and directors of TOC and TPC for certain matters arising prior to the Closing. In addition, the Company has the right to recover from the Indemnity Escrow losses and liabilities arising from or in connection with certain matters, including but not limited to, the following: (i) breach of any covenant, representation or warranty in the Stock Purchase Agreement by any TOC or TPC shareholder; (ii) failure by TOC, TPC or any subsidiary to perform any obligation in the Stock Purchase Agreement, and the inaccuracy of certain statements of fact regarding TOC, TPC and their subsidiary in the Stock Purchase Agreement; (iii) losses arising from claims in connection with the sale, purchase or issuance of common stock of TOC or TPC;
(iv) any taxes payable by TOC, TPC or any subsidiary attributable to periods prior to March 31, 1996 to the extent not accrued on the consolidated balance sheet of TOC as of March 31, 1996; (v) losses or claims paid to any present or former director, officer, employee or agent of the Company pursuant to the contractual right described in the preceding sentence arising prior to the Closing; and (vi) losses arising from certain acts, omissions, events, circumstances or conditions, including environmental matters, occurring or existing prior to the Closing Date and not disclosed to TPC Holding. All claims to recover such losses and liabilities from the Indemnity Escrow must be brought within one year from the Closing Date, with the exception of losses and liabilities arising from environmental matters and taxes, which must be brought within eighteen months from the Closing Date. The Company has the right to indemnification from the selling shareholders for the breach of any covenant, representation or warranty made severally by them in the Stock Purchase Agreement (generally relating to title to the shares being sold and authority to perform their obligations under the Stock Purchase Agreement). Beyond that, in the absence of fraud, the Company's rights to recovery for breach of the Stock Purchase Agreement or for losses arising from pre-closing matters are limited to recovery against the Indemnity Escrow.

     COMMON STOCK PLACEMENT. Substantially concurrently with the consummation of the Acquisition, Holdings completed the sale of approximately 438,000 shares of its Common Stock to the ESOP, certain directors and officers of Holdings and the Company, certain employees of the Company, and the Investor Group. See "Related Transactions" and "Beneficial Ownership of Holdings' Common Stock."

     DISCOUNT NOTES. The Discount Notes are senior unsecured obligations of Holdings ranking PARI PASSU with other senior unsecured indebtedness of Holdings. The purchaser of the Discount Notes purchased the Discount Notes and shares of Common Stock as an investment unit. The Discount Notes are limited to approximately $57.7 million aggregate principal amount at final maturity (providing $30.0 million of proceeds) and will mature on July 1, 2007. No interest will accrue on the Discount Notes prior to July 1, 2001. From and after July 1, 2001, interest on the Discount Notes will be payable semiannually at the rate of 13.5% per annum.

     THE BANK CREDIT AGREEMENT. The Bank Credit Agreement provides for, (i) the Revolving Credit Facility, and (ii) the Tranche A Term Loan, the Tranche B Term Loan and the ESOP Term Loan. See "Description of the Bank Credit Agreement."

     RAW MATERIAL SUPPLY. Clarkston was an affiliate of the Company that primarily sold isobutane to, and also purchased n-butane from, the Company and certain third parties. Clarkston purchased substantially all of its isobutane requirements at market prices under a supply contract with EPC Venture, Inc. ("Enterprise"). In connection with the Transactions, this supply contract with Enterprise was assigned to the Company.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of securities registered under this market-making Prospectus.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996 and as adjusted for the issuance of the Notes and the application of the proceeds therefrom. The information set forth below should be read in conjunction with the "Pro Forma Financial Information" and the Company's Consolidated Financial Statements and related notes thereto included elsewhere herein.

                                                AS OF
                                          DECEMBER 31, 1996
                                        ---------------------
                                        ACTUAL    AS ADJUSTED
                                        ------    -----------
                                            (IN MILLIONS)
Cash and investment securities.......   $  0.2      $   0.2
                                        ======    ===========
Long-term debt, including current
  maturities:
     Existing revolving line of
       credit........................      4.5          4.5
     Tranche A Term Loan.............     80.0         27.5
     Tranche B Term Loan.............     44.5         44.5
     ESOP Term Loan..................      9.0          9.0
     Original Notes..................    175.0        175.0
     Notes(1)........................     --           53.0
                                        ------    -----------
          Total long-term debt,
             including current
             maturities..............    313.0        313.5
Common stock held by ESOP............      9.0          9.0
          Less -- Note receivable
             from ESOP...............     (9.0)        (9.0)
          Total stockholders'
             equity..................     61.9         60.6
                                        ------    -----------
               Total
                  capitalization.....   $374.9      $ 374.1
                                        ======    ===========
------------
(1) Includes the premium related to the issuance of the Notes.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited Pro Forma Combined Statements of Operations for the twelve months ended May 31, 1996, and the one month ended June 30, 1996 give effect to the Transactions and the offering of the Notes as if they had occurred on June 1, 1995. The following unaudited Pro Forma Consolidated Statement of Operations for the six months ended December 31, 1996 gives effect to the offering of the Notes as if it had occurred on July 1, 1995. The following unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1996 gives effect to the issuance of the Notes and the application of the proceeds therefrom as if they had occurred on December 31, 1996. The Acquisition was accounted for as a purchase under generally accepted accounting principles.

     The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma financial information does not purport to represent what the results of operations or financial condition would actually have been had the Transactions and the Offering in fact occurred on the dates set forth above or to project the Company's results of operations or financial condition for any future period or as of any date, respectively. The pro forma financial information set forth below should be read in conjunction with the historical Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                      ADJUSTMENTS    PRO FORMA
                                                        FOR THE       FOR THE
                                                       ISSUANCE      ISSUANCE
                                           TPC          OF THE        OF THE
                                        HISTORICAL       NOTES         NOTES
                                        ----------    -----------    ---------
Revenues.............................     $246.7                      $ 246.7
Cost of goods sold...................      216.5                        216.5
Depreciation and amortization........       15.9                         15.9
                                        ----------                   ---------
     Gross profit....................       14.3                         14.3
Selling, general and administrative
  expenses...........................        4.2                          4.2
                                        ----------                   ---------
          Income from operations.....       10.1                         10.1
Interest expense, net................       17.4           0.5(p)        17.7
                                                          (0.2)(l)
Other income, net....................        1.5                          1.5
                                        ----------    -----------    ---------
     Loss before income taxes........       (5.8)          0.3           (6.1)
Benefit for income taxes.............       (0.9)         (0.1)(q)       (1.0)
                                        ----------    -----------    ---------
          Net loss...................     $ (4.9)        $(0.2)       $  (5.1)
                                        ==========    ===========    =========

           See accompanying Notes to Pro Forma Financial Statements.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                       FOR ONE MONTH ENDED JUNE 30, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                                                                ADJUSTMENTS
                                                                                                                  FOR THE
                                         TOC, ITS      ADJUSTMENTS    PRO FORMA     ADJUSTMENTS    PRO FORMA      ISSUANCE
                                       SUBSIDIARIES      FOR THE       FOR THE        FOR THE       FOR THE        OF THE
                                       AND CLARKSTON   ACQUISITION   ACQUISITION    FINANCINGS    TRANSACTIONS      NOTES
                                       -------------   -----------   ------------   -----------   ------------   -----------
Revenues.............................      $41.4          $(0.2)(a)     $ 41.2                       $ 41.2
Cost of goods sold...................       36.0           (0.6)(c)       35.4                         35.4
Depreciation and amortization........        1.3            1.8(d)         3.1                          3.1
                                       -------------   -----------   ------------   -----------   ------------   -----------
     Gross profit....................        4.1           (1.4)           2.7         --               2.7         --
Selling, general and administrative
  expenses...........................        1.7           (0.2)(a)        1.5                          1.5
                                                            0.1(c)
                                                           (0.1)(e)
                                       -------------   -----------   ------------   -----------   ------------   -----------
          Income from operations.....        2.4           (1.2)           1.2         --               1.2         --
Interest expense, net................         .1           (0.1)(a)        0.1           2.5(j)         2.6           0.1(p)
                                                            0.1(g)
Other income (expense):
     Dividend income.................     --                            --                           --
     Charitable contribution.........       (0.1)           0.1(h)      --                           --
     Loss on disposal of assets and
       investment securities, net....       (0.3)                         (0.3)                        (0.3)
     Impairment of investment in
       land..........................     --                            --                           --
     Other, net......................        0.1                           0.1                          0.1
                                       -------------   -----------   ------------   -----------   ------------   -----------
Income (loss) before income taxes and
  minority interest..................        2.0           (1.1)           0.9          (2.5)          (1.6)         (0.1)
Provision for income taxes...........        0.8           (0.3)(i)        0.5          (0.9)(i)       (0.4)
Minority interest in net loss of
  consolidated subsidiary............        0.0            0.0(a)      --             --            --
                                       -------------   -----------   ------------   -----------   ------------   -----------
          Net income (loss)..........      $ 1.2          $(0.8)        $  0.4         $(1.6)        $ (1.2)        $(0.1)
                                       =============   ===========   ============   ===========   ============   ===========

                                       PRO FORMA
                                        FOR THE
                                       ISSUANCE
                                        OF THE
                                         NOTES
                                       ---------
Revenues.............................    $41.2
Cost of goods sold...................     35.4
Depreciation and amortization........      3.1
                                       ---------
     Gross profit....................      2.7
Selling, general and administrative
  expenses...........................      1.5

                                       ---------
          Income from operations.....      1.2
Interest expense, net................      2.7

Other income (expense):
     Dividend income.................    --
     Charitable contribution.........    --
     Loss on disposal of assets and
       investment securities, net....     (0.3)
     Impairment of investment in
       land..........................    --
     Other, net......................      0.1
                                       ---------
Income (loss) before income taxes and
  minority interest..................     (1.7)
Provision for income taxes...........     (0.4)
Minority interest in net loss of
  consolidated subsidiary............    --
                                       ---------
          Net income (loss)..........    $(1.3)
                                       =========

            See accompanying Notes to Pro Forma Financial Statements

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    FOR THE TWELVE MONTHS ENDED MAY 31, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                                                             ADJUSTMENTS
                                                                                                               FOR THE
                                        TOC, ITS     ADJUSTMENTS   PRO FORMA    ADJUSTMENTS    PRO FORMA       ISSUANCE
                                      SUBSIDIARIES     FOR THE      FOR THE       FOR THE       FOR THE         OF THE
                                      AND CLARKSTON  ACQUISITION  ACQUISITION   FINANCINGS    TRANSACTIONS      NOTES
                                      -------------  -----------  -----------   -----------   ------------   ------------
Revenues.............................    $ 455.6       $  (1.4)(a)   $ 454.2                     $454.2
Cost of goods sold...................      379.5          (0.2)(a)     367.3                      367.3
                                                         (12.0)(c)
Depreciation and amortization........       15.0          (0.3)(a)      36.3                       36.3
                                                          (0.1)(b)
                                                          21.7(d)
                                      -------------  -----------  -----------   -----------   ------------   ------------
     Gross profit....................       61.1         (10.5)        50.6        --              50.6
Selling, general and administrative
  expenses...........................       19.1          (1.7)(a)      12.7                       12.7
                                                          (0.3)(b)
                                                          (3.2)(c)
                                                          (1.2)(e)
                                      -------------  -----------  -----------   -----------   ------------   ------------
          Income from operations.....       42.0          (4.1)        37.9                        37.9
Interest expense, net................        1.6           0.1(a)       1.3          30.6(j)       31.9            1.1(p)
                                                          (1.7)(f)                                                (0.4)(l)
                                                           1.3(g)                                                  0.1(n)
Other income (expense):
     Dividend income.................        0.3          (0.3)(f)    --                         --
     Charitable contribution.........       (0.6)          0.6(h)    --                          --
     (Loss) on disposal of assets and
       investment securities, net....       (3.1)                      (3.1)                       (3.1)
     Impairment of investment in
       land..........................      (12.6)                     (12.6)                      (12.6)
     Other, net......................        0.1                        0.1                         0.1
                                      -------------  -----------  -----------   -----------   ------------   ------------
Income (loss) before income taxes and
  minority interest..................       24.5          (3.5)        21.0         (30.6)         (9.6)          (0.8)
Provision (benefit) for income
  taxes..............................        7.9           2.1(i)      10.0         (11.4)(i)      (1.4)          (0.3)(q)
Minority interest in net loss of
  consolidated subsidiary............        0.1          (0.1)(a)    --                         --
                                      -------------  -----------  -----------   -----------   ------------   ------------
          Net (loss) income..........    $  16.7       $  (5.7)     $  11.0       $ (19.2)       $ (8.2)        $ (0.5)
                                      =============  ===========  ===========   ===========   ============   ============

                                       PRO FORMA
                                        FOR THE
                                        ISSUANCE
                                         OF THE
                                         NOTES
                                       ----------
Revenues.............................    $454.2
Cost of goods sold...................     367.3

Depreciation and amortization........      36.3

                                       ----------
     Gross profit....................      50.6
Selling, general and administrative
  expenses...........................      12.7

                                       ----------
          Income from operations.....      37.9
Interest expense, net................      32.7

Other income (expense):
     Dividend income.................     --
     Charitable contribution.........     --
     (Loss) on disposal of assets and
       investment securities, net....      (3.1)
     Impairment of investment in
       land..........................     (12.6)
     Other, net......................       0.1
                                       ----------
Income (loss) before income taxes and
  minority interest..................     (10.4)
Provision (benefit) for income
  taxes..............................      (1.7)
Minority interest in net loss of
  consolidated subsidiary............
                                       ----------
          Net (loss) income..........    $ (8.7)
                                       ==========

            See accompanying Notes to Pro Forma Financial Statements

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                      ADJUSTMENTS    PRO FORMA
                                                        FOR THE       FOR THE
                                                        ISSUANCE      ISSUANCE
                                           TPC           OF THE        OF THE
                                        HISTORICAL       NOTES         NOTES
                                        ----------    ------------   ----------
               ASSETS
Current assets:
     Cash and cash equivalents.......     $  0.2                       $  0.2
     Accounts receivable -- trade....       41.1                         41.1
     Inventories.....................       21.9                         21.9
     Other current assets............       13.1                         13.1
                                        ----------                   ----------
          Total current assets.......       76.3                         76.3

Property, plant and equipment, net...      251.6                        251.6
Investments in land held for sale....        3.9                          3.9
Investment in and advances to limited
  partnership........................        2.8                          2.8
Goodwill, net........................      223.7                        223.7
Other assets, net of accumulated
  amortization.......................       14.2            0.5(n)       12.6
                                                           (2.1)(o)
                                        ----------    ------------   ----------
          Total assets...............     $572.5         $ (1.6)       $570.9
                                        ==========    ============   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Bank overdraft..................     $ 10.5                       $ 10.5
     Accounts payable -- trade.......       31.3                         31.3
     Accrued expenses................       20.0                         20.0
     Current portion of cash bonus
       plan..........................        7.9                          7.9
     Current portion of Senior Term
       Loans & ESOP Loan.............       13.0           (4.7)(m)       8.3
                                        ----------    ------------   ----------
          Total current
             liabilities.............       82.7           (4.7)         78.0

Revolving line of credit.............        4.5                          4.5
Senior Term Loans....................      113.5          (52.5)(k)      65.7
                                                            4.7(m)
Senior Subordinated Notes............      175.0           50.0(k)      228.0
                                                            3.0(l)
ESOP Term Loan.......................        7.0                          7.0
Cash bonus plan......................       21.7                         21.7
Deferred income taxes and other......      106.2           (0.8)(o)     105.4
Common Stock held by ESOP............        9.0                          9.0
Less: Note receivable from ESOP......       (9.0)                        (9.0)
Stockholders' equity.................       61.9           (1.3)(o)      60.6
                                        ----------    ------------   ----------
                                          $572.5         $ (1.6)       $570.9
                                        ==========    ============   ==========

            See accompanying Notes to Pro Forma Financial Statements

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
      AS OF AND FOR THE SIX MONTHS ENDED DECEMBER 31, 1996, THE ONE MONTH
         ENDED JUNE 30, 1996, AND THE TWELVE MONTHS ENDED MAY 31, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

(a) Represents the elimination of operations, assets and liabilities associated with The Texas Falls Corporation, which was not acquired as part of the Acquisition. Pursuant to the Stock Purchase Agreement, 80% of the outstanding capital stock of The Texas Falls Corporation was sold at Closing to Mr. Swalm for $5.6 million. The proceeds were used to reduce the Company's outstanding indebtedness.

                                              ONE MONTH      TWELVE MONTHS
                                                ENDED            ENDED
                                            JUNE 30, 1996    MAY 31, 1996
                                            -------------    -------------
    Revenues.............................         $0.2             $1.4
    Cost of goods sold...................          0.0              0.2
    Depreciation and amortization........          0.0              0.3
    Selling, general and administrative
      expenses...........................          0.2              1.7
    Interest income (expense), net.......         (0.1)             0.1
    Minority interest in net loss of
      consolidated subsidiary............          0.0              0.1
                                            -------------    -------------
              Net loss...................   $     (0.1)      $     (0.6)
                                            =============    =============
    Cash.................................          0.5
    Investments in land..................          2.3
    Other assets, net of accumulated
      amortization.......................          2.8
    Accrued expenses.....................         (0.2)
                                            -------------
              Net adjustment.............   $      5.4
                                            =============

(b) Represents the elimination of operations and assets associated with the Ranch, which was sold pursuant to the Stock Purchase Agreement at Closing to a former shareholder for $2.2 million. The proceeds were used to reduce the Company's outstanding indebtedness.

                                              ONE MONTH      TWELVE MONTHS
                                                ENDED            ENDED
                                            JUNE 30, 1996    MAY 31, 1996
                                            -------------    -------------
    Depreciation.........................          --            $0.1
    Selling, general and administrative
      expenses...........................          --            $0.3
    Fixed assets associated with the
      Ranch..............................         $2.2            --

(c) Pursuant to the Stock Purchase Agreement, the existing profit sharing plan was replaced with a new profit sharing plan. The Pro Forma Combined Statements of Operations reflect (i) a reduction in the cost of goods sold and selling, general and administrative expenses resulting from the elimination of bonuses attributable to the existing profit sharing plan, and (ii) an increase associated with bonuses attributable to the new profit sharing plan.

                                              ONE MONTH      TWELVE MONTHS
                                                ENDED            ENDED
                                            JUNE 30, 1996    MAY 31, 1996
                                            -------------    -------------
    Cost of goods sold:
         Bonuses under the previous
           profit sharing plan...........       $(0.6)          $ (12.0)
                                            =============    =============
    Selling, general and administrative
      expenses:
         Bonuses under the previous
           profit sharing plan...........       $(0.4)          $ (11.5)
         Bonuses under the new profit
           sharing plan..................         0.5               8.3
                                            -------------    -------------
              Net increase (decrease)....       $ 0.1           $  (3.2)
                                            =============    =============

(d) Represents an increase in depreciation and amortization resulting from the preliminary purchase price allocation in accordance with the purchase method of accounting. Goodwill is amortized over 40 years.

(e) As a result of the Transactions, certain shareholders are no longer employed by the Company. The Pro Forma Combined Statements of Operations reflect a decrease in selling, general and administrative expenses for the elimination of related shareholder salaries and expenses.

                                             ONE MONTH      TWELVE MONTHS
                                               ENDED            ENDED
                                           JUNE 30, 1996    MAY 31, 1996
                                           -------------    -------------
    Shareholder salaries.................      $ 0.1            $ 0.8
    Expenses.............................        0.0              0.4
                                           -------------    -------------
                                               $ 0.1            $ 1.2
                                           =============    =============

(f) Represents the reduction of interest expense, interest income and dividend income for the sales of marketable equity securities, the Ranch and 80% of the outstanding capital stock of The Texas Falls Corporation at June 1, 1995.

(g)   Represents interest expense associated with the Cash Bonus Plan.

(h) Represents the elimination of charitable contributions paid to an affiliate organization. Such contributions were not related to the businesses acquired and will not be made after the Acquisition.

(i) Represents the tax effect of all adjustments and the net income of Clarkston using a combined state and federal statutory income tax rate of approximately 37%.

(j) Represents interest incurred on borrowings under the Bank Credit Agreement and the Original Notes. Debt issuance costs are amortized over the terms of the related debt and included as a component of interest expense. Assumes a 7.8% average borrowing rate and average outstanding borrowings under the Bank Credit Agreement of $120.4 million and $110.4 million for the twelve-month period ended May 31, 1996 and the one-month period ended June 30, 1996, respectively. The stated and effective interest rate on the Original Notes is 11.125% and 11.58%, respectively.

                                             ONE MONTH      TWELVE MONTHS
                                               ENDED            ENDED
                                           JUNE 30, 1996    MAY 31, 1996
                                           -------------    -------------
    Bank Credit Agreement................      $ 0.8            $ 9.6
    ESOP Note, net of interest income....        --               --
    Original Notes.......................        1.6             19.4
    Amortization of debt issuance
      costs..............................         .1              1.6
                                           -------------    -------------
                                               $ 2.5            $30.6
                                           =============    =============

      A 1% change in the interest rate payable on the outstanding balance under the Bank Credit Agreement would change annual interest expense by $1.2 million on an annual basis before the effect of income taxes.

(k) Represents the sale of the Notes and the application of the net proceeds as a reduction of Tranch A of the Senior Term Loans.

(l) Represents the amount of premium received on sale of the Notes over par value. Premium will be carried as a liability and amortized over the remaining term of the Notes, approximately 9.25 years.

(m) Represents the reclassification of a portion of the current Tranche A Senior Term Loan to long-term as a result of the revision of the principal payment amortization schedule.

(n) Represents the capitalization of debt issue costs associated with the Notes offered hereby. These costs will be amortized over the remaining term of the Notes, approximately 9.25 years.

(o) Represents the write off of a portion of the debt issue costs associated with the Tranch A Senior Term Loan being reduced with net proceeds from the sale of the Notes, net of the tax effect using a combined state and federal statutory rate of approximately 37%. As the write off will be included in historical income as an extraordinary item, such charge was not considered in the pro forma income statement.

(p) Represents the net increase in interest expense as a result of issuing the Notes and the reduction of a portion of the Tranche A Senior Term Loan. The stated and effective interest rate on the Notes is 11.125% and 11.36%, respectively.

(q) Represents the tax effect of the adjustments to taxable income using a combined state and federal statutory rate of approximately 37%.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data set forth below has been derived from the combined financial statements of TOC, its subsidiaries and Clarkston for periods prior to July 1, 1996 and from the consolidated financial statements of the Company since July 1, 1996, and should be read in conjunction with, and is qualified in its entirety by reference to, financial statements which appear elsewhere in this Prospectus and their accompanying notes. Such combined financial information is combined to reflect the assumption by the Company of a raw material supply contract. The combined financial information set forth below for each of the years in the three-year period ended May 31, 1995, the twelve-month period ended May 31, 1996 and the one-month period ended June 30, 1996 has been derived from the financial statements of TOC, its subsidiaries and Clarkston, which were audited by Coopers & Lybrand L.L.P., independent auditors for such entities. The financial information set forth below for the year ended May 31, 1992 and the six months ended December 31, 1995 and 1996 has been derived from unaudited financial statements, which, in the opinion of management, have been prepared on a basis consistent with the audited financial statements of such entities and contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for these periods. The unaudited combined financial information for the year ended May 31, 1992 has been prepared from audited financial statements of TOC and its subsidiaries and unaudited financial statements of Clarkston. The results of the one month and interim periods are not necessarily indicative of the results of the entire year or any other period. The information presented below should be read in conjunction with the combined financial statements of TOC, its subsidiaries and Clarkston, the consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                                     TWELVE        ONE           SIX
                                                                                     MONTHS       MONTH         MONTHS
                                                                                     ENDED        ENDED         ENDED
                                                   YEAR ENDED MAY 31,               MAY 31,     JUNE 30,     DECEMBER 31,
                                       ------------------------------------------   --------    ---------    ------------
                                         1992       1993       1994       1995        1996        1996           1995
                                       ---------  ---------  ---------  ---------   --------    ---------    ------------
                                                                         (IN MILLIONS)
                                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $   416.1  $   410.7  $   352.4  $   474.7    $455.6      $  41.4        $226.5
Cost of goods sold(1)................      318.3      340.8      268.8      396.3     379.5         36.0         187.6
Depreciation and amortization........       12.0       12.6       13.6       14.3      15.0          1.3           7.4
                                       ---------  ---------  ---------  ---------   --------    ---------    ------------
Gross profit.........................       85.8       57.3       70.0       64.1      61.1          4.1          31.5
Selling, general and administrative
  expenses(1)........................       15.4       14.4       16.7       16.6      19.1          1.7           5.8
                                       ---------  ---------  ---------  ---------   --------    ---------    ------------
Income from operations...............       70.4       42.9       53.3       47.5      42.0          2.4          25.7
Interest income (expense), net.......       (0.6)      (0.6)      (0.2)       0.7      (1.6)        (0.1)         (1.6)
Other income (expense)(2)............       (6.3)      (1.2)      (0.8)       1.1     (15.9)        (0.3)          0.2
                                       ---------  ---------  ---------  ---------   --------    ---------    ------------
Income (loss) before income taxes and
  minority interest..................       63.5       41.1       52.3       49.3      24.5          2.0          24.3
Provision (benefit) for income
  taxes..............................       24.3       13.0       18.4       16.9       7.9          0.8           8.1
Minority interest in net loss of
  consolidated subsidiary............         --         --        0.0        0.1       0.1          0.0           0.1
                                       ---------  ---------  ---------  ---------   --------    ---------    ------------
Net income (loss)....................       39.2       28.1       33.9       32.5      16.7          1.2          16.3
OPERATING DATA:
Revenues by product:
    Butadiene(3).....................  $    64.9  $    81.3  $    68.7  $   106.2    $112.6      $  10.2        $ 60.4
    MTBE.............................      252.0      211.0      175.2      199.1     187.4         21.0          91.7
    n-Butylenes......................       29.2       21.7       28.1       42.7      48.2          3.2          25.3
    Specialty Isobutylenes...........       38.2       54.8       59.9       75.5      74.5          5.5          34.0
    Other(4).........................       31.8       41.9       20.5       51.2      32.9          1.5          15.1
Sales volumes (in millions of
  pounds):
    Butadiene........................      559.1      556.2      484.4      580.8     622.6         64.6         295.3
    MTBE(5)..........................      254.4      225.1      194.8      211.1     219.8         26.6         111.2
    n-Butylenes......................      158.7      114.7      150.8      245.9     284.6         17.1         153.2
    Specialty Isobutylenes...........      240.4      309.0      312.2      398.0     368.2         23.0         184.6

                                           SIX
                                          MONTHS
                                          ENDED
                                       DECEMBER 31,
                                       ------------
                                           1996
                                       ------------

                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.............................     $246.7
Cost of goods sold(1)................      216.5
Depreciation and amortization........       15.9
                                       ------------
Gross profit.........................       14.3
Selling, general and administrative
  expenses(1)........................        4.2
                                       ------------
Income from operations...............       10.1
Interest income (expense), net.......      (17.4)
Other income (expense)(2)............        1.5
                                       ------------
Income (loss) before income taxes and
  minority interest..................       (5.8)
Provision (benefit) for income
  taxes..............................       (0.9)
Minority interest in net loss of
  consolidated subsidiary............     --
                                       ------------
Net income (loss)....................       (4.9)
OPERATING DATA:
Revenues by product:
    Butadiene(3).....................     $ 62.6
    MTBE.............................      128.1
    n-Butylenes......................       21.5
    Specialty Isobutylenes...........       25.9
    Other(4).........................        8.6
Sales volumes (in millions of
  pounds):
    Butadiene........................      356.4
    MTBE(5)..........................      150.3
    n-Butylenes......................      115.5
    Specialty Isobutylenes...........      100.8

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                        MAY 31,
                                       ------------------------------------------   JUNE 30,    DECEMBER 31,
                                         1992       1993       1994       1995        1996          1996
                                       ---------  ---------  ---------  ---------   --------    ------------
                                                                   (IN MILLIONS)
                                                                                                (UNAUDITED)
BALANCE SHEET DATA (AT PERIOD END):
Working capital......................  $    33.9  $    38.6  $    50.6  $    67.3    $ 25.0        $ (6.4)
Property, plant and equipment, net...      101.8      101.6       95.9       90.1      81.8         251.6
Total assets.........................      203.2      194.1      214.6      230.7     167.9         572.5
Long-term debt (including current
  portion)...........................       14.4       10.9       11.0     --          13.0         313.0
Total stockholders' equity...........      123.7      128.2      140.4      163.3      92.5          61.9
                                                                                     TWELVE        ONE           SIX
                                                                                     MONTHS       MONTH         MONTHS
                                                                                     ENDED        ENDED         ENDED
                                                   YEAR ENDED MAY 31,               MAY 31,     JUNE 30,     DECEMBER 31,
                                       ------------------------------------------   --------    ---------    ------------
                                         1992       1993       1994       1995        1996        1996           1995
                                       ---------  ---------  ---------  ---------   --------    ---------    ------------
                                                                     (DOLLARS IN MILLIONS)
OTHER DATA:
EBITDA(6)............................  $    82.4  $    55.5  $    66.9  $    61.8    $ 57.0       $ 3.7         $ 33.1
Employee profit sharing and
  bonuses(1).........................       22.5       18.6       23.6       20.9      23.5         1.0           10.2
Capital expenditures.................        7.1       12.0       12.5        8.7       5.5         2.0            2.1
Net cash provided by operating
  activities.........................       53.9       44.5       30.2       50.3      44.5        13.9           29.7
Net cash provided by (used in)
  investing activities...............      (24.5)      (7.2)      (5.3)     (25.9)      8.2        (1.3)          (8.4)
Net cash used in financing
  activities.........................      (31.3)     (29.9)     (17.6)     (23.3)    (69.0)       (9.4)         (42.3)
Cash dividends.......................        8.7       23.7       21.4        6.2      16.5       --               4.0
Ratio of earnings to fixed
  charges(7).........................       23.6x      16.1x      26.0x      26.3x      7.2x        9.4x          11.3x

                                           SIX
                                          MONTHS
                                          ENDED
                                       DECEMBER 31,
                                       ------------
                                           1996
                                       ------------
OTHER DATA:
EBITDA(6)............................     $ 26.0
Employee profit sharing and
  bonuses(1).........................        1.4
Capital expenditures.................        5.2
Net cash provided by operating
  activities.........................       (0.1)
Net cash provided by (used in)
  investing activities...............     (358.4)
Net cash used in financing
  activities.........................      353.9
Cash dividends.......................       --
Ratio of earnings to fixed
  charges(7).........................       --
------------
(1) Historically, the Company has allocated employee profit sharing and bonuses to cost of goods sold and selling, general and administrative expenses. For the period subsequent to July 1, 1996 all profit sharing and bonuses have been allocated to selling, general and administrative expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(2) Includes dividend income, charitable contributions, gain (loss) on disposal of assets and investment securities, net, and other, net. For the twelve months ended May 31, 1996, other expense includes an impairment of investment in land of $12.6 million.

(3) Approximately 95% of the Company's butadiene sales are under fixed profit contracts with suppliers of crude butadiene.

(4) Includes Clarkston's trading revenues from third parties (for the periods prior to July 1, 1996), utility revenues, revenues realized from the Company's terminalling facilities and sales of chemical by-products.

(5) Volumes in millions of gallons.

(6) EBITDA represents income from operations before taking into consideration depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be construed by an investor as an alternative to income from operations (as determined in accordance with generally accepted accounting principles), as an indicator of the operating performance of the Company or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(7) For purposes of this ratio, earnings consist of income before income taxes and minority interest. Fixed charges consist of interest expense and the portion of rents representative of an interest factor. For the twelve months ended May 31, 1996, income before taxes and minority interest includes a $12.6 million non-cash provision for the impairment of certain non-strategic properties which TPC intends to sell. For the six months ended December 31, 1996, earnings were insufficient to cover fixed charges in the amount of $(5.8) million.

                            MANAGEMENT'S DISCUSSION
         AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis of the results of operations, financial condition and liquidity of the Company should be read in conjunction with the combined financial statements of TOC, its subsidiaries and Clarkston included in this Prospectus and the notes thereto. The discussion and analysis relating to the periods prior to July 1, 1996 pertains to TOC, its subsidiaries and Clarkson, and the financial statements and other information set forth herein for such periods combine the historical results of TOC, its subsidiaries and Clarkston. As a result, the transactions between Clarkston and the Company have been eliminated in the combined financial statements.

OVERVIEW

     The Company's revenues are derived primarily from merchant market sales of butadiene, MTBE, n-butylenes (butene-1 and butene-2) and specialty isobutylenes (isobutylene concentrate, high purity isobutylene, and diisobutylene). The Company's results of operations are affected by a number of factors, including variations in market demand, production volumes, and the pricing of its products and primary raw materials. The Company believes that the pricing for its principal products is primarily dependent on the balance between the global supply and North American demand for each product, the cost structure of the various global producers (including their cost of raw materials), and, from time to time, other external factors, such as the implementation of the CAAA, which has significantly increased the demand for MTBE. Historically, the Company has successfully mitigated the cyclicality of the markets for certain of its end products by entering into contracts with pricing which allows for a fixed profit by linking prices directly or indirectly to raw material costs. In addition, the Company has attempted to optimize the use of isobutylene, an intermediate feedstock produced by the Company, to produce MTBE or higher margin, specialty products depending on prevailing market conditions.

     The markets for the Company's principal products, butadiene and MTBE, are cyclical, and market conditions may have a significant impact on the Company's operating results. During the past five years, industry-wide pricing and operating rates for butadiene and MTBE have fluctuated significantly and have affected the Company's revenues and profit margins. The Company has, however, achieved relatively stable profitability on its sales of butadiene due to the nature of the supply contracts under which the Company purchases crude butadiene, the raw material from which most of the Company's butadiene is produced. The Company purchases approximately 95% of its crude butadiene requirements at prices which are adjusted based on the Company's selling price of butadiene as well as the energy cost of natural gas used to produce butadiene, thereby providing the Company with a fixed profit on such sales. Moreover, the Company sells butadiene under contracts which typically require its customers to purchase a certain minimum volume from the Company.

     Historically, MTBE was sold in the U.S. under sales contracts which allowed suppliers to recover raw material costs and earn a fixed profit. Sales prices under these contracts were higher than the then prevailing spot prices. Since December 1994, the Company, as well as most other U.S. MTBE producers, has sold all of its MTBE production at prices related to spot market prices. The Company believes that the reduction of industry-wide volumes sold under these types of fixed profit contracts and the large U.S. capacity additions built in the early 1990s in anticipation of demand created by the implementation of the CAAA's oxygenated gasoline program in 1992 has acted as a deterrent to possible capacity additions. Despite the transition in the industry away from fixed profit contracts, the Company has consistently achieved profitability on its sales of MTBE. One of the Company's principal raw materials used in the production of MTBE, methanol, which the Company purchases at market prices, has experienced considerable price fluctuations over the past several years. The addition of significant new methanol production capacity in 1995 and early 1996 has resulted in a decline in the price of methanol from the historically high levels reached in the winter of 1994. The Company believes that this current imbalance between supply and demand will continue over the next several years, and that the price of methanol will remain relatively stable at historically low levels, which is expected to have a positive impact on the profitability of the Company's MTBE operations.

     The markets and pricing for the Company's n-butylene and specialty isobutylene products historically have been less cyclical than those for butadiene and MTBE. These products are generally more specialized in nature, typically account for a smaller proportion of the end-use product's overall cost than commodity products, and are produced by a fewer number of producers. The Company sells certain n-butylenes and specialty isobutylenes under contracts which link their selling prices to the prices of products (principally gasoline and butanes) for which prices fluctuate in a manner that correlates closely with those of the raw materials used to manufacture n-butylenes and specialty isobutylenes. In addition, the Company sells certain of these products under contracts which link selling prices directly to raw material costs. The Company has increased its focus on maximizing sales of these products. In the six months ended December 31, 1996, the twelve months ended May 31, 1996 and the one month ended June 30, 1996, sales of n-butylenes and specialty isobutylenes represented 20%, 27% and 21%, respectively, of the Company's revenues as compared to 19% in fiscal 1993.

     For the twelve months ended May 31, 1996 and the one month ended June 30, 1996, approximately 43% and 45% of the Company's revenues were derived from products which were sold on a fixed profit basis or for which selling prices were linked directly or indirectly to raw material costs. Historically, the percentage of the Company's revenues represented by such contracts has been relatively stable. However, there can be no assurance that such contracts will remain in effect beyond their current terms or, if extended, that the same provisions would continue to apply. See "Business -- Contracts." The pricing of the Company's other products, including MTBE, is typically based on prevailing market prices.

     Other revenues include Clarkston's trading revenues from third parties (for periods prior to July 1, 1996), utility revenues, revenues realized from the Company's terminalling facilities and sales of chemical by-products. The Company's utility revenues have been primarily a function of natural gas costs since demand has been relatively stable. The Company's terminalling revenues are primarily a function of the volume of services provided. Sales of chemical by-products are primarily a function of plant production levels. Clarkston, which was owned by certain of the same shareholders as TOC, historically engaged in the purchase of isobutane, one of the Company's principal raw materials, primarily on behalf of the Company, and also on behalf of certain third parties. As part of the Transactions, the Company (for periods prior to July 1, 1996) assumed from Clarkston a contract between Clarkston and a certain supplier for the purchase of isobutane. Clarkston's historical revenues derived from third parties have been included in other revenues, and the raw material costs relating to such revenues have been included in cost of goods sold. Historically, trading costs have substantially offset Clarkston's third party trading revenues. Historical transactions between the Company and Clarkston have been eliminated.

     The Company believes its relationships with its largest customers are good. Certain of its largest customers account for a significant percentage of the Company's sales of particular products. As a result, the loss of significant volumes or a significant customer could affect revenues from year to year. Historically the Company has successfully replaced lost volumes or customers with new customers or open market sales.

REVENUES

     The Company's revenues are primarily a function of the volume of products sold by the Company and the prices for such products. The following tables set forth the Company's: (i) historical revenues and the percentages of historical revenues by product; (ii) volume of products sold; and (iii) average selling prices for such products, exclusive of tolling fees, in each case for the years ended May 31, 1994 and 1995, the twelve-month period ended May 31, 1996, the one-month period ended June 30, 1996 and the six months ended December 31, 1995 and 1996.

REVENUES

                                                       TWELVE MONTHS       ONE MONTH        SIX MONTHS        SIX MONTHS
                                                          ENDED              ENDED            ENDED             ENDED
                          YEAR ENDED MAY 31,              MAY 31,           JUNE 30,        DECEMBER 31,      DECEMBER 31,
                   -----------------------------      --------------     -------------     -------------     --------------
                        1994            1995               1996              1996               1995              1996
                   -------------   -------------      --------------     -------------     -------------     --------------
                                                      (DOLLARS IN MILLIONS)
Butadiene........  $ 68.7    19%   $106.2    22%      $112.6     25%     $10.2     25%     $ 60.4    27%     $ 62.6     25%
MTBE.............   175.2    50     199.1    42        187.4     41       21.0     50        91.7    40       128.1     52
n-Butylenes......    28.1     8      42.7     9         48.2     11        3.2      8        25.3    11        21.5      9
Specialty
  Isobutylenes...    59.9    17      75.5    16         74.5     16        5.5     13        34.0    15        25.9     11
Other(1).........    20.5     6      51.2    11         32.9      7        1.5      4        15.1     7         8.6      3
                   ------   ---    ------   ---       ------    ---      -----    ---      ------   ---      ------    ---
    Total........  $352.4   100%   $474.7   100%      $455.6    100%     $41.4    100%     $226.5   100%     $246.7    100%
                   ======   ===    ======   ===       ======    ===      =====    ===      ======   ===      ======    ===

------------
(1) Includes Clarkston's trading revenues from third parties, utility revenues, revenues realized from the Company's terminalling facilities and sales of chemical by-products to third parties.

SALES VOLUMES

                                                 TWELVE MONTHS    ONE MONTH      SIX MONTHS      SIX MONTHS
                               YEAR ENDED            ENDED          ENDED          ENDED           ENDED
                                MAY 31,             MAY 31,        JUNE 30,     DECEMBER 31,    DECEMBER 31,
                          --------------------   -------------    ----------    ------------    ------------
                            1994       1995          1996            1996           1995            1996
                          ---------  ---------   -------------    ----------    ------------    ------------
                                               (MILLIONS OF POUNDS, EXCEPT WHERE NOTED)
Butadiene...............    484.4      580.8       622.6            64.6          295.3           356.4
MTBE(1).................    194.8      211.1       219.8            26.6          111.2           150.3
n-Butylenes.............    150.8      245.9       284.6            17.1          153.2           115.5
Specialty
  Isobutylenes..........    312.2      398.0       368.2            23.0          184.6           100.8

------------
(1) Volumes in millions of gallons.

AVERAGE SELLING PRICES

                                                              TWELVE MONTHS    ONE MONTH      SIX MONTHS      SIX MONTHS
                                            YEAR ENDED            ENDED          ENDED          ENDED           ENDED
                                             MAY 31,             MAY 31,        JUNE 30,     DECEMBER 31,    DECEMBER 31,
                                       --------------------   -------------    ----------    ------------    ------------
                                         1994       1995          1996            1996           1995            1996
                                       ---------  ---------   -------------    ----------    ------------    ------------
                                                            (DOLLARS PER POUND, EXCEPT WHERE NOTED)
Butadiene............................  $    0.16  $    0.21       $0.20          $ 0.18         $ 0.23          $ 0.20
MTBE(1)..............................       0.90       0.94        0.85            0.80           0.83            0.85
n-Butylenes(2).......................       0.19       0.17        0.17            0.19           0.17            0.19
Specialty Isobutylenes(2)............       0.19       0.19        0.20            0.24           0.24            0.26

------------
(1) Prices in dollars per gallon.
(2) Weighted average of the products under these categories.

RAW MATERIALS

     The Company's principal purchased raw materials are crude butadiene, methanol and isobutane. The Company purchases approximately 95% of its crude butadiene requirements at prices which are adjusted based on the Company's selling price of butadiene as well as the cost of natural gas used to produce butadiene, thereby providing the Company with a fixed profit on such sales. Methanol and isobutane are purchased at prices linked to prevailing market prices. The following table sets forth the Company's average raw material prices for crude butadiene, methanol and isobutane for the years ended May 31, 1994 and 1995, the twelve-month period ended May 31, 1996, the one-month period ended June 30, 1996 and the six month period ended December 31, 1995 and 1996.

                                                              TWELVE MONTHS        ONE MONTH        SIX MONTHS      SIX MONTHS
                                            YEAR ENDED            ENDED              ENDED            ENDED           ENDED
                                             MAY 31,             MAY 31,           JUNE 30,        DECEMBER 31,    DECEMBER 31,
                                       --------------------   --------------    ---------------    ------------    ------------
                                         1994       1995           1996              1996              1995            1996
                                       ---------  ---------   --------------    ---------------    ------------    ------------
                                                               (DOLLARS PER GALLON, EXCEPT WHERE NOTED)
Crude Butadiene(1)...................  $ 0.09  $    0.15         $ 0.14             $0.12            $ 0.12          $ 0.11
Methanol.............................    0.44       0.80           0.40              0.41              0.41            0.45
Isobutane............................    0.39       0.41           0.43              0.46              0.42            0.55

------------
(1) Prices in dollars per pound.

RESULTS OF OPERATIONS

     The following table sets forth an overview of the Company's results of operations .

                                                              TWELVE MONTHS       ONE MONTH         SIX MONTHS         SIX MONTHS
                                                                  ENDED             ENDED             ENDED              ENDED
                                 YEAR ENDED MAY 31,               MAY 31,          JUNE 30,         DECEMBER 31,       DECEMBER 31,
                           -------------------------------    --------------     -------------     --------------     --------------
                               1994             1995               1996              1996               1995               1996
                           -------------    --------------    --------------     -------------     --------------     --------------
                                                                (DOLLARS IN MILLIONS)
Revenues................  $352.4    100%    $474.7    100%    $455.6    100%     $41.4    100%     $226.5    100%     $246.7    100%
Cost of goods sold(1)...   268.8     76      396.3     84      379.5     84       36.0     87       187.6     83       216.5     88
Depreciation and
  amortization..........    13.6      4       14.3      3       15.0      3        1.3      3         7.4      3        15.9      6
                          ------    ---     ------    ---     ------    ---      -----    ---      ------    ---      ------    ---
Gross profit............    70.0     20       64.1     13       61.1     13        4.1     10        31.5     14        14.3      6
Selling, general and
  administrative
  expenses(1)...........    16.7      5       16.6      3       19.1      4        1.7      4         5.8      3         4.2      2
                          ------    ---     ------    ---     ------    ---      -----    ---      ------    ---      ------    ---
Income from operations..  $ 53.3     15%    $ 47.5     10%    $ 42.0      9%       2.4      6%     $ 25.7     11%     $ 10.1      4%
                          ======    ===     ======    ===     ======    ===      =====    ===      ======    ===      ======    ===

------------
(1) Employee profit sharing and bonuses were historically included in cost of goods sold and selling, general and administrative expenses in the following amounts:

                                                              TWELVE MONTHS        ONE MONTH        SIX MONTHS      SIX MONTHS
                                            YEAR ENDED            ENDED              ENDED            ENDED           ENDED
                                             MAY 31,             MAY 31,           JUNE 30,        DECEMBER 31,    DECEMBER 31,
                                       --------------------   --------------    ---------------    ------------    ------------
                                         1994       1995           1996              1996              1995            1996
                                       ---------  ---------   --------------    ---------------    ------------    ------------
                                                                            (IN MILLIONS)
Cost of goods sold...................  $    13.4  $    12.5       $ 12.0             $ --             $  6.0          $--
Selling, general and administrative
  expenses...........................       10.2        8.4         11.5               1.0               4.2             1.4
                                       ---------  ---------   --------------    ---------------    ------------    ------------
    Total............................  $    23.6  $    20.9       $ 23.5             $ 1.0            $ 10.2          $  1.4
                                       =========  =========   ==============    ===============    ============    ============

SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THE SIX MONTHS ENDED DECEMBER 31, 1995

  REVENUES

     The Company's revenues increased by approximately 9%, or $20.2 million, to $246.7 million for the six months ended December 31, 1996 from $226.5 million for the six months ended December 31, 1995. The increase was primarily attributable to increased selling prices and volumes for MTBE and increased volumes of butadiene sold, partially offset by decreases in sales volumes of n-butylenes and specialty isobutylenes. The Company's revenues by product for the six months ended December 31, 1995 and December 31, 1996 were as follows:

                                          INCREASE (DECREASE)
                        SIX MONTHS ENDED      IN REVENUES       SIX MONTHS ENDED
                          DECEMBER 31,     DUE TO CHANGES IN      DECEMBER 31,
                        ----------------  -------------------   ----------------
                              1995          PRICE      VOLUME         1996
                        ----------------  ---------    ------   ----------------
                                             (IN MILLIONS)
Butadiene...............     $ 60.4      $   (10.7)   $ 12.9        $ 62.6
MTBE....................       91.7            4.2      32.2         128.1
n-Butylenes.............       25.3            2.5      (6.3)         21.5
Specialty Isobutylenes..       34.0            2.0     (10.1)         25.9
Other(1)................       15.1                                    8.6
                           --------                                --------
                             $226.5                                 $246.7
                            ========                                ========
------------
(1) The component mix of other revenues does not make it meaningful to show increases or decreases due to price or volume.

     Butadiene revenues increased by approximately 4%, or $2.2 million, to $62.6 million for the six months ended December 31, 1996 from $60.4 million for the six months ended December 31, 1995. The increase was attributable to an increase in sales volumes of approximately 21%, or 61.1 million pounds, as a result of increased production levels due to the availability of crude butadiene feedstock and strong customer demand. The volume increase was offset by a decline in butadiene prices. Butadiene prices in the prior period remained high due to the build up of U.S. tire inventory to record levels by the end of the calendar year. A sharp drop in butadiene prices began in 1996 and resulted in a lower average selling price in the current period.

     MTBE revenues increased by approximately 40%, or $36.4 million, to $128.1 million for the six months ended December 31, 1996 from $91.7 million for the six months ended December 31, 1995. With the decrease in demand for isobutylene concentrate the Company shifted its isobutylene production, an intermediate feedstock, to the production of MTBE. Demand for MTBE in the market remained strong, thus the Company was able to supply increased volumes at higher sales prices to its customers.

     n-Butylenes revenues decreased by approximately 15%, or $3.8 million, to $21.5 million for the six months ended December 31, 1996 from $25.3 million for the six months ended December 31, 1995. This decrease was attributable to lower sales volumes of butene-2 during the current period. Current market conditions allowed the Company's major butene-2 customer to find alternative feedstocks. Butene-1 sales revenues were unchanged.

     Specialty isobutylene revenues decreased by approximately 24%, or $8.1 million, to $25.9 million for the six months ended December 31, 1996 from $34.0 million for the six months ended December 31, 1995. The decrease in revenues was primarily attributable to lower sales volumes of isobutylene concentrate. The Company supplies all of its isobutylene concentrate to two customers, both of which were adversely affected by high isobutane prices during the current period. High purity isobutylene revenues decreased slightly during the period as a result of lower sales volumes caused by the timing of product shipments.

     Other revenues decreased by approximately 43%, or $6.5 million, to $8.6 million for the six months ended December 31, 1996 from $15.1 million for the six months ended December 31, 1995. The decrease in revenues is due to the elimination of Clarkston's trading revenues from third parties. Clarkston was dissolved in June 1996 as part of the Acquisition.

  GROSS PROFIT

     Gross profit decreased by approximately 55%, or $17.2 million, to $14.3 million for the six months ended December 31, 1996 from $31.5 million for the six months ended December 31, 1995. Gross margin during the period decreased to 5.8% from 13.9%. The decrease was primarily attributable to higher isobutane costs which resulted in lower margins on MTBE and specialty isobutylene sales. In December 1996, as a result of the decline in MTBE margins, the Company shut down its Dehydro-1 unit for 27 days which has a production capacity of approximately 9,000 barrels per day of isobutylene. Additionally, during October 1996, the Company temporarily shut down Dehydro-1 for 21 days as a result of a scheduled turnaround in order to install a new waste heat boiler. Higher natural gas prices also contributed to a lower gross profit during the current period. Increased gross profits from the sale of higher volumes of butadiene were sufficient to offset the decrease in gross profit from lower sales volumes of isobutylene concentrate and high purity isobutylene. Gross profit was also negatively impacted by increased depreciation and amortization expense during the current period as a result of the increased basis in fixed assets and goodwill from the Acquisition.

  INCOME FROM OPERATIONS

     Income from operations decreased by approximately 61%, or $15.6 million, to $10.1 million for the six months ended December 31, 1996 from $25.7 million for the six months ended December 31, 1995. Operating margin during the period decreased to 4.1% from 11.3%. This decrease in income from operations and operating margin was primarily due to the same factors contributing to the decrease in gross profit and gross margin described above. The decrease was partially offset by a decrease in selling, general and administrative costs as a result of cost savings subsequent to the Acquisition.

ONE MONTH ENDED JUNE 30, 1996 COMPARED TO ONE MONTH ENDED JUNE 30, 1995

  REVENUES

     The Company's revenues increased by approximately 14%, or $5.2 million, to $41.4 million for the one month ended June 30, 1996 from $36.2 million for the one month ended June 30, 1995. This increase was attributable to increased volumes for butadiene and MTBE. Volumes for n-butylenes and specialty isobutylenes were down compared to the prior period. Prices for butadiene were up slightly and MTBE prices were down. Other product prices remained constant with the prior period.

  GROSS PROFIT

     Gross profit decreased by approximately 27%, or $1.5 million, to $4.1 million for the one month ended June 30, 1996 from $5.6 million for the one month ended June 30, 1995. Gross margin during this period decreased slightly to 9.9% from 15.4%. The decline in gross profit was primarily attributable to the decreased sales price of MTBE.

  INCOME FROM OPERATIONS

     Income from operations decreased by approximately 27%, or $0.9 million, to $2.4 million for the one month ended June 30, 1996 from $3.3 million for the one month ended June 30, 1995. Operating margin during this period declined to 5.9% from 9.2%. This decrease in income from operations and operating margin was primarily due to the same factors contributing to the decrease in gross profit and gross margin described above.

TWELVE MONTHS ENDED MAY 31, 1996 COMPARED TO YEAR ENDED MAY 31, 1995

  REVENUES

     The Company's revenues decreased by approximately 4%, or $19.1 million, to $455.6 million for the twelve months ended May 31, 1996 from $474.7 million for the year ended May 31, 1995. This decrease was primarily attributable to decreased selling prices for butadiene, MTBE and n-butylenes, as well as decreased sales volumes for specialty isobutylenes and a decrease in other revenues, partially offset by increased selling prices of specialty isobutylenes as well as increased sales volumes of butadiene, MTBE and n-butylenes. The Company's revenues by product for the year ended May 31, 1995 and the twelve-month period ended May 31, 1996 were as follows:

                                                                    TWELVE
                                          INCREASE (DECREASE)       MONTHS
                          YEAR ENDED          IN REVENUES            ENDED
                            MAY 31,        DUE TO CHANGES IN        MAY 31,
                          -----------    ---------------------    -----------
                             1995        PRICE          VOLUME       1996
                          -----------    ------         ------    -----------
                                             (IN MILLIONS)
Butadiene...............    $ 106.2      $ (1.2)        $ 7.6       $ 112.6
MTBE....................      199.1       (19.9)          8.2         187.4
n-Butylenes.............       42.7        (1.2)          6.7          48.2
Specialty Isobutylenes..       75.5         4.7          (5.7)         74.5
Other(1)................       51.2                                    32.9
                          -----------                             -----------
    Total...............    $ 474.7                                 $ 455.6
                          ===========                             ===========
------------
(1) The component mix of other revenues does not make it meaningful to show increases or decreases due to price or volume.

     Butadiene revenues increased by approximately 6%, or $6.4 million, to $112.6 million for the twelve months ended May 31, 1996 from $106.2 million for the year ended May 31, 1995. This increase was primarily attributable to an increase in sales volumes of approximately 7%, or 41.8 million pounds, as a result of increased contractual volumes sold at then current prices to a major customer as the Company gained a larger share of this customer's business and as this customer increased its requirements. In addition, sales prices decreased slightly due to customers drawing down inventory thereby decreasing overall product demand.

     MTBE revenues decreased by approximately 6%, or $11.7 million, to $187.4 million for the twelve months ended May 31, 1996 from $199.1 million for the year ended May 31, 1995. This decrease was primarily attributable to a decrease in selling prices due to the expiration of significant sales contracts in which pricing was based on a fixed profit above cost, in accordance with industry trends. In addition, sales volumes increased by approximately 4%, or 8.7 million gallons, due to the full year implementation of mandated oxygenate requirements.

     n-Butylenes revenues increased by approximately 13%, or $5.5 million, to $48.2 million for the twelve months ended May 31, 1996 from $42.7 million for the year ended May 31, 1995. This increase was attributable to increased sales volumes of approximately 16%, or 38.7 million pounds, as the Company expanded its customer base and increased its contractual volumes to a significant existing customer. A decrease in average selling prices resulted from the Company matching competitors' pricing for certain products, which partially offset the increase in sales volumes.

     Specialty isobutylenes revenues decreased by approximately 1%, or $1.0 million, to $74.5 million for the twelve months ended May 31, 1996 from $75.5 million for the year ended May 31, 1995. This decrease was the result of a major specialty isobutylene customer increasing purchases of a low price specialty isobutylene product from a competing supplier offering an alternate, lower purity product during this period. The Company offset a portion of these lower volumes by sales of higher priced specialty isobutylene products to other customers at prices which were lower than prevailing contract prices.

     Other revenues decreased by approximately 36%, or $18.3 million, to $32.9 million for the twelve months ended May 31, 1996, from $51.2 million for the year ended May 31, 1995. This decrease was primarily due to a $17.5 million decrease in sales from Clarkston to third parties due to reduced n-butane and isobutane trading activity.

  GROSS PROFIT

     Gross profit decreased by approximately 5%, or $3 million, to $61.1 million for the twelve months ended May 31, 1996 from $64.1 million for the year ended May 31, 1995. Gross margin during this period decreased slightly to 13.4% from 13.5%. The decline in gross profit was primarily attributable to a one-time 10% salary increase for employees included in cost of goods sold, and to an additional $3 million increase in cost of goods sold resulting from a scheduled maintenance shutdown on one of the Company's dehydrogenation units and the write-off of capitalized dehydrogenation catalyst costs, which resulted from an unscheduled shutdown. In addition, depreciation and amortization increased slightly related to new capital investments. These cost increases were partially offset by a decrease in raw material methanol costs and a decrease in costs associated with Clarkston's third party trading activities during this period.

  INCOME FROM OPERATIONS

     Income from operations decreased by approximately 12%, or $5.5 million, to $42.0 million for the twelve months ended May 31, 1996 from $47.5 million for the year ended May 31, 1995. Operating margin during this period declined to 9.2% from 10.0%. This decrease in income from operations and operating margin was primarily due to the same factors contributing to the declines in gross profit and gross margin described above, as well as a $1.3 million increase in selling, general and administrative expenses primarily attributable to legal and other expenses related to the repurchase of the Company's stock. See
"-- Liquidity and Capital Resources."

YEAR ENDED MAY 31, 1995 COMPARED TO YEAR ENDED MAY 31, 1994

  REVENUES

     The Company's revenues increased by 35%, or $122.3 million, to $474.7 million for the year ended May 31, 1995 from $352.4 million for the year ended May 31, 1994. This increase was primarily attributable to increased sales prices and volumes for butadiene and MTBE, to increased sales volumes for n-butylenes and specialty isobutylenes, and to an increase in other revenues. The Company's revenues by product for the fiscal years 1994 and 1995 were as follows:

                                           INCREASE (DECREASE)
                         YEAR ENDED            IN REVENUES            YEAR ENDED
                          MAY 31,           DUE TO CHANGES IN          MAY 31,
                         ----------       ----------------------      ----------
                            1994          PRICE          VOLUME          1995
                         ----------       ------         -------      ----------
                                              (IN MILLIONS)
Butadiene...............   $ 68.7         $23.8           $13.7         $106.2
MTBE....................    175.2           9.6            14.3          199.1
n-Butylenes.............     28.1          (3.2)           17.8           42.7
Specialty Isobutylenes..     59.9          (0.9)           16.5           75.5
Other(1)................     20.5                                         51.2
                         ----------                                   ----------
    Total...............   $352.4                                       $474.7
                         ==========                                   ==========
------------
(1) The component mix of other revenues does not make it meaningful to show increases or decreases due to price or volume.

     Butadiene revenues increased by 55%, or $37.5 million, to $106.2 million for the year ended May 31, 1995 from $68.7 million for the year ended May 31, 1994. This increase was primarily attributable to an increase in selling prices due to higher U.S. demand relative to supply. U.S. demand for butadiene increased primarily as a result of rubber end-users substituting synthetic rubber for higher priced natural rubber. Supply of butadiene decreased in fiscal 1995 as imports of butadiene and crude butadiene declined due to reduced foreign ethylene production and higher ocean freight costs. Butadiene sales volumes also increased by approximately 20%, or 96.4 million pounds, as a result of an increase in sales under contract to two major customers, one of which expanded its production capacity.

     MTBE revenues increased by 14%, or $23.9 million, to $199.1 million for the year ended May 31, 1995 from $175.2 million for the year ended May 31, 1994. This increase was primarily attributable to an increase in sales volumes of 8%, or 16.3 million gallons. This volume increase was the result of MTBE users building inventories in anticipation of greater demand for MTBE due to further implementation of the CAAA in early 1995. In addition, MTBE selling prices increased as a result of higher methanol raw material prices. Methanol prices on the U.S. Gulf Coast increased from $0.40 per gallon in June 1994 to $1.45 per gallon in December 1994, before falling to $0.75 per gallon in May 1995.

     n-Butylenes revenues increased by 52%, or $14.6 million, to $42.7 million for the year ended May 31, 1995 from $28.1 million for the year ended May 31, 1994. This increase was primarily the result of increased sales volumes of butene-1 to new customers and increased sales volumes of butene-2 in response to periodic customer demand. Overall n-butylenes sales volumes increased by 63%, or
95.1 million pounds, during this period. This increase was partially offset by a decline in n-butylenes average selling prices as a result of butene-1 price reductions by the Company in response to market competition.

     Specialty isobutylenes revenues increased by 26%, or $15.6 million, to $75.5 million for the year ended May 31, 1995 from $59.9 million for the year ended May 31, 1994. This increase was due to an increase in specialty isobutylenes sales volumes of 27%, or 85.8 million pounds. This volume increase was the result of the Company actively seeking alternate uses for its isobutylene as a result of the lower margin realized for MTBE in this period due to higher methanol prices. This led to higher sales volumes for diisobutylene and high purity isobutylene attributable to increased sales to a major customer, as well as increased sales volumes of isobutylene concentrate during the first half of the fiscal year as the Company gained a greater share of a major customer's business.

     Other revenues increased by 149%, or $30.7 million, to $51.2 million for the year ended May 31, 1995 from $20.5 million for the year ended May 31, 1994. This increase was primarily due to an increase of $28.9 million in revenues from Clarkston's third party trading activities, partially offset by a decrease in utility revenues.

  GROSS PROFIT

     Gross profit decreased by 8%, or $5.9 million, to $64.1 million for the year ended May 31, 1995 from $70.0 million for the year ended May 31, 1994. Gross margin during this period declined to 13.5% from 19.9%. The decline in gross profit and gross margin was primarily attributable to a significant increase in the price of methanol, a primary raw material used to produce MTBE, partially offset by increased sales volumes of specialty isobutylenes produced from isobutylene, which would otherwise have been used to produce lower margin MTBE. The average price of methanol increased to $0.80 per gallon for the year ended May 31, 1995 from $0.44 per gallon for the prior period. In addition, crude butadiene prices increased to $0.15 per pound from $0.09 per pound in the prior period directly attributable to the increase in the Company's selling price of butadiene. Costs associated with Clarkston's third party trading activities increased, offsetting increases in revenues.

  INCOME FROM OPERATIONS

     Income from operations decreased by approximately 11%, or $5.8 million, to $47.5 million for the year ended May 31, 1995 from $53.3 million for the year ended May 31, 1994. Operating margin during this period declined to 10.0% from 15.1%. The decrease in income from operations and operating margin was attributable to the same factors contributing to the decline in gross profit and gross margin. Selling, general and administrative expenses were generally unchanged from the prior period.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THE SIX MONTHS ENDED DECEMBER 31, 1995

     Net cash provided by (used in) operating activities was $(0.1) million for the six months ended December 31, 1996 compared to $29.7 million for the six months ended December 31, 1995. The decrease of $29.8 million was primarily attributable to the decrease in overall profitability and to a lesser extent, changes in working capital as a result of timing differences in receipts and disbursements of cash. Net cash used in investing activities was $358.4 million for the six months ended December 31, 1996 compared to $8.4 million for the six months ended December 31, 1995. The increase of $350.0 million was primarily attributable to the Acquisition of the Company on July 1, 1996, partially offset by proceeds from the sale of non-plant assets, investment securities, the Ranch and common stock in The Texas Falls Corporation. Net cash provided by (used in) financing activities was $353.9 million for the six months ended December 31, 1996 compared to $(42.3) million for the six months ended December 31, 1995. The change of $396.2 million was primarily attributable to the issuance of long-term debt and an investment from the Parent, in order to finance the Acquisition of the Predecessor.

ONE MONTH ENDED JUNE 30, 1996 COMPARED TO ONE MONTH ENDED JUNE 30, 1995

     Net cash provided by operating activities was $13.9 million for the one month ended June 30, 1996 compared to $1.9 million for the one month ended June 30, 1995. This increase of $12.0 million was primarily attributable to changes in working capital, partially offset by a decrease in net income. Net cash used in investing activities was $1.3 million for the one month ended June 30, 1996 compared to net cash provided by investing activities of $5.9 million for the one month ended June 30, 1995. This change of $7.2 million was due to an increase in capital expenditures and a decrease in proceeds from sales of investment securities. Net cash used in financing activities was $9.4 million for the one month ended June 30, 1996 compared to $4.5 million for the one month ended June 30, 1995. This increase of $4.9 million was primarily due to a decrease in bank overdrafts partially offset by an increase in borrowings under revolving credit lines, a decrease in payments of notes payable and a decrease in dividends paid.

TWELVE MONTHS ENDED MAY 31, 1996 COMPARED TO YEAR ENDED MAY 31, 1995

     Net cash provided by operating activities was $44.5 million for the twelve months ended May 31, 1996 compared to $50.3 million for the year ended May 31, 1995. This decrease of $5.8 million was primarily attributable to a decrease in net income adjusted for non-cash items and a decrease in changes in working capital. Net cash provided by investing activities was $8.2 million for the twelve months ended May 31, 1996 compared to net cash used in investing activities of $25.9 million for the year ended May 31, 1995. This change of $34.1 million was due to decreases in capital expenditures, an increase in proceeds from the sales of investment securities and a decrease in purchases of investment securities. Net cash used in financing activities was $69.0 million for the twelve months ended May 31, 1996 compared to $23.3 million for the year ended May 31, 1995. This increase of $45.7 million was primarily due to the purchase by the Company of common stock for a total consideration of $95.4 million in August 1995 and an increase in dividends and distributions paid, partially offset by the sale by the Company of common stock to certain officers of the Company for $22.6 million and decreased repayments under revolving credit lines.

YEAR ENDED MAY 31, 1995 COMPARED TO YEAR ENDED MAY 31, 1994

     Net cash provided by operating activities was $50.3 million for the year ended May 31, 1995 compared to $30.2 million for the year ended May 31, 1994. This increase of $20.1 million was primarily attributable to increases in changes in working capital and an increase in losses realized on the disposal of assets and investment securities, partially offset by a decrease in net income. Net cash used in investing activities was $25.9 million for the year ended May 31, 1995 compared to $5.3 million for the year ended May 31, 1994. This increase of $20.6 million was primarily attributable to a reduction in proceeds from the sale of investment securities and a decrease in purchases of investment securities, partially offset by a decrease in capital expenditures. Net cash used in financing activities was $23.3 million for the year ended May 31, 1995 compared to $17.6 million for the year ended May 31, 1994. This increase of $5.7 million was primarily due to decreased borrowings under revolving credit lines and also to increased repayments of notes payable, partially offset by decreased repayments under revolving credit lines and decreased dividends paid.

LIQUIDITY

     The Company's liquidity needs arise primarily from principal and interest payments under the $140 million Bank Credit Agreement and $175 million principal amount of Original Notes incurred in connection with the Acquisition, as well as the $50 million principal amount of Notes, the net proceeds of which were used to reduce indebtedness under the Bank Credit Agreement. The Company's primary source of funds to meet debt service requirements is net cash flow provided by operating activities. Operating cash flow is significantly impacted by raw materials cost as well as the selling price and volume variances of finished goods. The Company enters into supply contracts for certain of its products in order to mitigate the impact of changing prices. Additionally, the Company has a $40 million Revolving Credit Facility of which only $4.5 million was in use at December 31, 1996, to provide adequate funds for ongoing operations, planned capital expenditures and debt service during the terms of such Revolving Credit Facility. The Company believes that the availability of funds under the Revolving Credit Facility are sufficient to cover any current liquidity needs which could arise as a result of negative working capital. The Company's ability to borrow is limited by the terms of the Bank Credit Agreement and the Indentures. The Bank Credit Agreement, the Original Notes and the Notes include certain restrictive covenants which include, but are not limited to, limitations on capital expenditures, indebtedness, investments and sales of assets and subsidiary stock. Additionally, the Bank Credit Agreement requires the Company to maintain certain financial ratios. For the six months ended December 31, 1996 the Company obtained waivers under the Bank Credit Agreement for compliance with certain financial ratios relating to fixed charge coverage, debt to equity, and net worth and an amendment to the Bank Credit Agreement on March 28, 1997 to update these financial ratios. See "Risk Factors -- "Restrictive Financing Covenants," "Description of the Bank Credit Agreement" and "Description of the Securities."

CASH BONUS PLAN

     In connection with the Acquisition, the Company established a $35 million Cash Bonus Plan for certain employees of the Company and certain employees of its independent contractors. In August 1996, 10% of this amount was paid to eligible participants and the remaining payments will be made in sixteen quarterly installments.

CAPITAL EXPENDITURES

     The Company's historical capital expenditures since 1993 have in substantial part resulted from implementing its strategic plan of improving operating efficiency, and complying with environmental and safety standards. The Company's capital expenditures were $12.5 million, $8.7 million and $5.5 million for the years ended May 31, 1994 and 1995 and the twelve-month period ended May 31, 1996, respectively, of which $1.0 million, $2.2 million and $2.1 million, respectively, related to environmental compliance. See
"Business -- Environmental Regulation."

     Capital expenditures for fiscal 1997 will relate principally to improving operating efficiencies and environmental expenditures.

     The Company expenses approximately $20 million annually for plant maintenance and expects to incur cash expenditures of a similar amount in fiscal 1997 for such purposes. These maintenance costs are not treated as capital expenditures.

     The Company's operations are subject to federal, state, and local laws and regulations administered by the EPA, the U.S. Coast Guard, the Army Corps of Engineers, the Texas Natural Resource Conservation Commission ("TNRCC"), the Texas General Land Office, the Texas Department of Health and various local regulatory agencies. The Company holds all required permits and registrations necessary to comply substantially with all applicable environmental laws and regulations, including permits and registrations for wastewater discharges, solid and hazardous waste disposal and air emissions, and management believes that the Company is in substantial compliance with all such laws and regulations. While management does not expect that compliance with existing environmental laws will have a material adverse effect on the Company's financial condition or results of operations, there can be no assurance that future legislation, regulation or judicial or administrative decisions will not have such an effect.

     The Company routinely incurs expenses associated with managing hazardous substances and pollution in its ongoing operations. The amounts of these operating expenses were approximately $3.1 million, $3.1 million and $2.8 million for the years ended May 31, 1994 and 1995 and the twelve-month period ended May 31, 1996, respectively.

OTHER

     In March 1995, the Financial Accounting Standards Board issued SFAS No.
121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Standard"). The Standard requires, among other things, that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During 1996, the Company evaluated the carrying value of its investments in land in light of the possible sale of these assets in the foreseeable future and considering the criteria in the Standard, determined that an impairment write-down was necessary. Prior to 1996, the Company did not consider the decline in the fair value of those assets, which was below the Company's cost, to be a permanent decline. During the twelve months ended May 31, 1996 the Company adopted the Standard and as a result recorded a provision of $12,592,112, with an associated tax benefit of $4,660,000, to write down certain properties to estimated fair market value.

RECENTLY ISSUED PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"
("SFAS No. 123"). SFAS No. 123, which is effective for fiscal years beginning after December 31, 1995, encourages but does not require companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. The Company has not yet determined if it will adopt this new fair value-based method of accounting for its stock-based incentive plans or elect the disclosure provisions of SFAS No. 123.

                                    BUSINESS
GENERAL

     The Company is the largest producer of butadiene and butene-1, and the second largest producer of MTBE, in North America, in terms of production capacity. In addition, the Company is the sole producer of diisobutylene and isobutylene concentrate in the United States and the largest domestic merchant supplier of high purity isobutylene to the chemical market. The Company's products include: (i) butadiene, primarily used to produce synthetic rubber;
(ii) MTBE, used as an oxygenate and octane enhancer in gasoline; (iii) n-butylenes (butene-1 and butene-2), used in the manufacture of plastic resins, fuel additives and synthetic alcohols; and (iv) specialty isobutylenes, primarily used in the production of specialty rubbers, lubricant additives, detergents and coatings. For the six months ended December 31, 1996, and the twelve months ended May 31, 1996, butadiene represented 25% and 25% of the Company's total revenues, respectively, MTBE represented 52% and 41%, n-butylenes 9% and 11%, respectively, specialty isobutylenes 11% and 16%, respectively and other revenues the remaining 3% and 7%, respectively. On a pro forma basis after giving effect to the Transactions, the Company's revenues for the six months ended December 31, 1996, the twelve months ended May 31, 1996 and the one month ended June 30, 1996 would have been $246.7 million, $454.2 million and $41.2 million, respectively, and EBITDA (as defined) for the six months ended December 31, 1996, the twelve months ended May 31, 1996 and the one month ended June 30, 1996 would have been $26.0 million, $74.2 million and $4.3 million, respectively.

     The Company seeks to reduce its exposure to the cyclical nature of the petrochemical industry through long-term, fixed profit contracts and to increase its profitability by maximizing its production flexibility and increasing sales of high margin n-butylenes and specialty isobutylenes. For the twelve months ended May 31, 1996 and the one month ended June 30, 1996, approximately 43% and 45% of the Company's total revenues were derived from products sold on a fixed profit basis or whose selling prices were linked, directly or indirectly, to raw material costs. The Company believes that the combination of its fixed profit contracts, competitive cost position and specialty product sales provides stability to its cash flows and helps to offset the effects of cyclical downturns.

     Butadiene is the most widely used feedstock for synthetic rubber products and is also used in the manufacture of engineered plastics, nylon fibers and other products. The Company sells butadiene to a stable customer base , including The Goodyear Tire & Rubber Company, The Dow Chemical Company, American Synthetic Rubber Inc. and Bridgestone/Firestone, Inc. As the largest producer of butadiene in North America, the Company believes that many of its customers place significant value on its ability to provide a reliable domestic supply of butadiene and as a result have entered into long-term sales contracts with the Company, which, in aggregate, accounted for 92% and 88% of its butadiene sales in the twelve months ended May 31, 1996, and the one month ended June 30, 1996, respectively.

     The Company extracts butadiene from crude butadiene, which is generated from the production of ethylene and is comprised of a number of valuable components, including butadiene, isobutylene, n-butylenes, isobutane and n-butane. Many U.S. ethylene producers rely on third parties such as the Company to process their crude butadiene streams, as the crude butadiene volumes they produce are not sufficient to justify the construction of on-site butadiene recovery facilities. The Company estimates that producers accounting for 65% of U.S. and Canadian ethylene production capacity do not internally process crude butadiene by-product streams. The Company is the largest non-integrated crude butadiene processor in North America and as a result of its strategic importance to ethylene producers, the Company has been able to secure long-term supply contracts covering the majority of its crude butadiene requirements. Such contracts provide for a fixed profit based on the Company's selling prices for butadiene, and account for the relatively stable profitability of the Company's butadiene operations. For the twelve months ended May 31, 1996 and the one month ended June 30, 1996, fixed profit supply contracts for crude butadiene accounted for approximately 92% and 72%, respectively, of the Company's butadiene sales volume.

     MTBE is a blending stock which reduces carbon monoxide and volatile organic compound emissions and enhances the octane content of gasoline, and has been one of the fastest growing petrochemicals, in terms of volume, over the past fifteen years. Today, MTBE is the preferred oxygenate for, and a major component of, RFG and is used in over 25% of the U.S. gasoline pool. MTBE is produced by reacting methanol and isobutylene, and the Company's ability to produce isobutylene by three alternative methods enables it to produce MTBE by the most economical processes available to the Company. In addition, the Company has the ability to add incremental capacity to capitalize on expected future growth, at a significantly lower cost than the cost of adding new capacity. The Company believes that this incremental capacity gives it a competitive advantage over other producers who would have to incur greater cost to increase capacity. The Company sells MTBE to oil refiners and gasoline producers, including Mobil Oil Corporation, Lyondell Petrochemical Company and CITGO Petroleum Corporation on both a contract and spot basis at prices linked to prevailing market prices.

     The Company is the leading producer of high margin n-butylenes and specialty isobutylenes in North America. In recent years, the Company has increased its sales of these products by increasing its market share in polyolefin applications and the development of new end-use applications. The Company's principal customers for n-butylenes include Union Carbide Corporation, The Dow Chemical Company, NOVA Chemicals Ltd., Shell Chemical Company and Lyondell Petrochemical Company. The Company's principal customers for specialty isobutylenes include Bayer Inc., Mobil Chemical Company Inc., Rhone-Poulenc Inc., The Lubrizol Corporation and Schenectady International, Inc. Historically, the profitability of the Company's n-butylenes sales has been relatively stable as the majority of the sales of these products are made under contracts which link their selling prices to the prices of products (principally gasoline and butanes) whose prices fluctuate closely with those of the raw materials used to manufacture n-butylenes and specialty isobutylenes. In the six months ended December 31, 1996, the twelve months ended May 31, 1996 and the one month ended June 30, 1996, sales of n-butylenes and specialty isobutylenes represented 20%, 27% and 21%, respectively, of the Company's revenues as compared to 19% in fiscal 1993.

     The Company's principal feedstocks are crude butadiene, isobutane and methanol. One of the Company's intermediate feedstocks, isobutylene, is used in the manufacture of MTBE and specialty isobutylenes. As part of its production strategy, the Company uses its manufactured isobutylene first to maximize the production of high margin specialty isobutylenes, second, to satisfy its contractual MTBE requirements, and finally, to produce MTBE for sale in the spot market. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, approximately 18% and 11%, respectively, of the Company's isobutylene was used in the production of specialty isobutylenes with the remainder being used for MTBE production. In addition, the Company maintains the production flexibility to upgrade n-butylenes contained in crude butadiene streams to either isobutylene or butene-1 using its patented SKIP process. This flexibility allows the Company to meet its customers' needs through the most economical process, to produce additional products and to capitalize on favorable market conditions.

     The Company's manufacturing facility, located approximately one mile from the Houston Ship Channel, provides convenient access to other Gulf Coast petrochemical producers and is connected to several of its customers and raw materials suppliers through an extensive pipeline network. In addition, the Company's facility is serviced by rail, tank truck and barge.

     The Company was founded in 1968, at which time the Company was principally engaged in the installation of crude butadiene processing facilities. In 1984, the Company acquired from Tenneco, Inc. the assets (principally comprised of the Houston facility) of Petro-TexChemical Corporation ("Petro-Tex"), the prior owner of the Company's manufacturing facility.

COMPANY STRATEGY

     The Company believes that it has become the industry leader in the production of the majority of its products by capitalizing on its production flexibility, its ability to add significant incremental capacity across its product lines, the marketing experience of its management team, its competitive cost position and its customer focus. The Company's strategy is to strengthen its established presence in its selected markets by focusing on the following factors:

     REDUCE EXPOSURE TO CYCLICAL END-MARKETS -- The markets in which the Company competes are cyclical. The Company intends to mitigate the effects of this cyclicality while benefiting from potential upturns in industry profitability by optimizing the proportion of its sales made under contracts allowing for a fixed profit or at prices linked directly or indirectly to raw material prices. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, approximately 43% and 45%, respectively, of the Company's total revenues were derived from products sold on a fixed profit basis or whose selling prices were linked, directly or indirectly, to raw material costs. In addition, the Company intends to increase its sales of less cyclical n-butylene and specialty isobutylene products. In the six months ended December 31, 1996, the twelve months ended May 31, 1996 and the one month ended June 30, 1996, sales of n-butylenes and specialty isobutylenes represented 20%, 27% and 21%, respectively, of the Company's revenues as compared to 19% in fiscal 1993.

     CAPITALIZE ON PRODUCTION FLEXIBILITY -- The Company has the ability to produce a number of its intermediate and finished products (I.E. crude butadiene, isobutylene and butene-1) by a variety of processes. The Company intends to capitalize on this ability by shifting production to the most economical process and production level based upon market conditions, thus ensuring a reliable source of supply for its customers.

     UTILIZE INCREMENTAL CAPACITY -- The Company can increase its capacity to produce butadiene, isobutylene and MTBE at significantly lower cost than that of new construction. While the Company currently has no plans to increase its production capacity, it continuously evaluates these strategic options in light of prevailing market conditions. In addition, the Company believes that its ability to add low-cost incremental capacity acts as a deterrent to other producers and new entrants considering capacity expansions.

     The Company's ability to add incremental butadiene capacity and its relationships with several North American ethylene producers are expected to enable it to capture the benefit of increased U.S. crude butadiene supply. In addition, announced butadiene capacity expansions by other U.S. producers are minimal. The Company believes that growth in global demand for butadiene will be consistent with gross domestic product growth based on increased tire production and potential substitution of synthetic rubber for natural rubber.

     RESPOND TO FAVORABLE INDUSTRY DYNAMICS -- The Company's production flexibility and its ability to add low-cost capacity are crucial to its capitalizing on the attractive demand/supply outlook for a number of its products.

      o BUTADIENE. The U.S. supply of crude butadiene is increasing in line with domestic ethylene production, although it is currently insufficient to meet U.S. demand. Industry operating rates are expected to remain at current high levels as the increase in domestic crude butadiene production is expected to replace imports since U.S. producers have limited alternative uses for their crude butadiene by-product streams.

      o MTBE. While the Company expects U.S. demand for MTBE to grow less quickly than it has over the past fifteen years, it believes that future growth in foreign demand may be considerable. In addition, recently announced U.S. MTBE capacity additions are minimal.

      o BUTENE-1. Demand for butene-1 is closely linked to polyethylene production growth. The Company expects global production of polyethylene to increase at higher than historical rates in the next four years. In addition, the Company expects demand for butene-1 used in other applications (I.E. use in butylene oxide, a gasoline additive) to be strong.

     SUSTAIN CUSTOMER FOCUS -- The Company believes that producing quality products and providing quality service with dependable supply are key factors in its ability to compete in the market place for its products. Management believes that its focus on customer service has resulted in strong customer relationships and a high degree of customer loyalty. This is evidenced by the fact that approximately 60% of the Company's current customers have purchased products from the Company for more than ten years.

     The following table summarizes the Company's products.

                         REVENUES          REVENUES
                        FOR TWELVE         FOR ONE
                       MONTHS ENDED      MONTH ENDED            INTERMEDIATE
    COMPANY PRODUCT    MAY 31, 1996     JUNE 30, 1996        CHEMICAL PRODUCTS            PRINCIPAL APPLICATIONS
------------------------------------    --------------   ---------------------------------------------------------------
                                (IN MILLIONS)
BUTADIENE                 $ 112.6             10.2       Styrene-Butadiene Rubber  Tires, gaskets, pipes and hoses
                                                         Styrene-Butadiene Latex   Paints, adhesives and paper coatings
                                                         Acrylonitrile Butadiene   High-performance plastics
                                                          Styrene
                                                         Polybutadiene Rubber      Tires
                                                         Hexamethylenediamine      Nylon

MTBE                      $ 187.4             21.0                                 Reduces automotive emissions and
                                                                                     improves engine performance

N-BUTYLENES               $  48.2              3.2

  Butene-1                                               High Density and Linear   Trash bags, film wrap, pipe and
                                                          Low Density Polyethylene   plastic containers
                                                         Butylene Oxide            Detergent packages used in new
                                                                                     gasoline formulations to improve
                                                                                     engine performance

  Butene-2                                               SEC-Butyl and other       Used in the production of coatings,
                                                          Alcohols                   adhesives and plasticizers

SPECIALTY
  ISOBUTYLENES            $  74.5              5.5

  Isobutylene
     Concentrate                                         Butyl Rubber              High-performance synthetic rubbers
                                                                                     used in tires
                                                         Polybutenes               Lubricant additives

  High Purity
     Isobutylene                                         Butyl Rubber              High-performance synthetic rubbers
                                                                                     used in tires
                                                         Alkylphenols              Resins and antioxidants
                                                         Agricultural Inter-       Herbicides and insecticides
                                                          mediates                 Sealants, paints, coatings and rubber
                                                         Hydrocarbon Resins          chemicals
                                                         Sulfurized Isobutylene    Synthetic lubricant oils

  Diisobutylene                                          Alkylphenols              Phenolic resins, tackifier and ink
                                                                                     resins, surfactants
                                                         Rubber Chemicals          Specialty additives
                                                         Dispersants               Lubricant oil additives
                                                         Polycarboxylate Polymers  Water treatment, detergent and
                                                                                     mineral processing chemicals

INDUSTRY OVERVIEW

     BUTADIENE. Butadiene is an important raw material used in the production of a number of products, including styrene-butadiene rubber ("SBR"), polybutadiene rubber, styrene-butadiene ("SB") latex, acrylonitrile butadiene styrene ("ABS") and hexamethylenediamine ("HMDA"). These products are utilized in the manufacture of tires and other rubber products, engineered plastics, nylon fibers and other uses.

     Demand for butadiene depends to a large extent on trends in the housing and automotive sectors, principally the replacement tire market. The tire replacement market has historically been less cyclical than the market for original equipment tires and accounts for approximately 75% of all U.S. car and commercial vehicle tire production. The Company expects continued growth in butadiene end-use demand over the next several years consistent with global gross domestic product growth. The Company believes that U.S. tire production could increase as a result of higher volumes of domestic automobile production due to foreign "transplant" production.


                      1995 NORTH AMERICAN BUTADIENE DEMAND
                        [Pie chart depicting data below]

                         SB Latex                 11.8%
                         ABS                       4.5%
                         Nylon Intermediates      12.2%
                         Polychloroprene           3.4%
                         Nitrile Rubber            2.9%
                         Polybutadiene            25.1%
                         SBR                      30.5%
                         Other                     9.6%

                       TOTAL DEMAND = 4.78 BILLION POUNDS

     The most important butadiene derivative is SBR, which is primarily used in the manufacture of tires, gaskets and hoses. Since 1990, the demand for SBR has increased at a compound annual growth rate of approximately 3%. Although SBR markets are mature, the Company expects that demand for higher performance tires and truck tires may contribute to growth in demand for SBR at higher than historical levels.

     Polybutadiene rubber provides higher abrasion resistance than other rubbers which makes it preferential for high performance tires, plastics applications and other heavy duty uses. Other types of synthetic rubber produced from butadiene include polychloroprene rubber, used in wire and cable applications, and nitrile rubber, which, due to its high tensile strength and abrasion resistance, is used in specialty applications, such as hoses, tubes and belts.

     Butadiene derivatives which are not used to produce synthetic rubber primarily consist of HMDA, SB latex and ABS. Historically, demand for these products has generally reflected global gross domestic product growth. HMDA is an intermediate in the production of nylon fiber. SB latex demand is driven by its use in paints, adhesives and paper coatings. ABS resins are used in the production of high-performance plastics with a wide range of applications in the automotive, appliance and electronics industries.

     Butadiene producers are currently operating at historically high rates and the Company believes that no new capacity is expected to come on-line in the U.S. in the next five years. Management believes that the Company's existing capacity and low-cost expansion alternatives act as an effective deterrent to the construction of new facilities by others in the United States.

     The major source of supply for butadiene is extraction from crude butadiene, a by-product of ethylene production. In the U.S., volumes of crude butadiene from ethylene facilities are inadequate to meet domestic demand. The U.S. imports a large portion of its requirements of butadiene and crude butadiene, especially from Western Europe, where most ethylene facilities use feedstocks which result in the production of proportionately more crude butadiene than in the U.S. Historically, the price of butadiene has been determined by supply, which is influenced by the amount of ethylene produced and the availability of crude butadiene, and butadiene demand, which is determined by demand for end-use products, such as tires, engineered plastics and nylon fibers.

            U.S. BUTADIENE PRICES(1) AND OPERATING RATES, 1985-1995

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                             Butadiene
                           Contract Price,    Operating
                           U.S. Gulf Coast       Rate
                           ---------------    ----------
                  1985           29.4           62.7%
                  1986           15.8           68.2%
                  1987           23.3           79.2%
                  1988           22.3           86.2%
                  1989           20.5           84.9%
                  1990           26.7           82.1%
                  1991           15.5           73.6%
                  1992           16.6           80.2%
                  1993           16.7           78.9%
                  1994           18.4           84.2%
                  1995           24.0           89.4%
------------
(1) Refers to butadiene spot market prices. Butadiene is typically sold at a discount to such prices.

     MTBE. MTBE has been one of the fastest growing petrochemicals, in terms of volume, during the past fifteen years, with global production rising from approximately 15,000 barrels per day in 1980 to approximately 382,000 barrels per day in 1995. MTBE's dramatic growth has been a result of two significant factors. First, MTBE has a high octane rating, which makes it a valuable gasoline blendstock for adding octane to gasoline. Second, MTBE contains a high percentage weight (approximately 18%) of oxygen. Its high oxygen level, which results in improved combustion and reduces the level of carbon monoxide and ozone-depleting emissions from automobile engines, contributes to MTBE's use as a blending agent in oxygenated and reformulated gasolines. These properties and its large scale global production capacity have made it the preferred oxygenate and a major component of RFG in the U.S.

     The use of lead additives in gasoline declined dramatically during the 1980s as a result of environmental legislation. Following such legislation, octane needs increased, which increased world MTBE use considerably. The passage of the CAAA in 1990 in the U.S. has caused another round of MTBE production capacity additions and blending use increases during the past four years.

     The two programs mandated by the CAAA which have the most significant effect on the MTBE market are the oxygenated gasoline and the RFG programs. The oxygenated gasoline program was initiated in 1992, with the goal of reducing winter carbon monoxide emissions. With the implementation of the RFG program in 1995, the use of RFG was required in the nine major urban areas with the most severe ozone pollution. High RFG prices and public health concerns, particularly in cold weather climates, kept MTBE use below the levels that had been anticipated in the industry at the time of the passage of the CAAA. Despite the problems with the implementation of the CAAA, the Company expects continued growth in the use of MTBE, although at slower rates than in the 1980s as the regulations requiring "cleaner" gasoline have, in large measure, gone into effect in the U.S. The Company anticipates that higher rates of growth in MTBE use will continue to prevail in certain regions of the U.S. and internationally, due to consumer preference or where RFG use is now optional but may be required by state or local governments. For example, California has mandated greater usage of oxygenates in a gasoline reformulated for use in that state, and the use of lead in gasoline continues to decline in certain European, South American and Far Eastern countries. The Company also expects new capacity expansions to be minimal over the next several years due to current industry overcapacity as a result of large increases in U.S. production capacity in the early 1990s in anticipation of the implementation of the CAAA programs.

     MTBE pricing is primarily determined by the price of RFG due to its value as an octane enhancer and as an oxygenate. The price difference between regular unleaded and higher octane, premium unleaded gasoline provides a valuation for octane from which the value of MTBE as an octane enhancer can be derived. At various times, depending on the supply and demand for MTBE, MTBE pricing enjoys a premium over this octane value, reflecting its value as an oxygenate. As indicated by the following table, MTBE pricing is relatively volatile. The MTBE market has experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of capacity additions resulting in oversupply and declining prices and margins. Historically, MTBE was sold in the U.S. under sales contracts which allowed suppliers to recover raw material costs and earn a fixed profit. Sales prices under these contracts were higher than the then prevailing spot prices. Prices decreased substantially from 1985 to 1986 based on low gasoline prices. As gasoline prices recovered in 1988 and 1989, MTBE prices followed. Prices increased substantially prior to and during the Persian Gulf war beginning in late 1990, although prices fell back sharply from 1991 to 1993 as supply outpaced demand. MTBE prices increased in 1994 due to high methanol prices (that were passed on to users) until methanol prices decreased significantly in the first quarter of 1995. More recently, MTBE prices have rebounded from their 1995 lows as a result of much higher demands from the RFG program.

   U.S. MTBE PRICES AND OPERATING RATES RELATIVE TO UNLEADED GASOLINE PRICES,
                                   1985-1995

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                                     MTBE
                                    Unleaded        Global
                      MTBE Spot     Regular        Operating
                     Price, USGC    Gasoline         Rate
                     -----------    --------       ---------
           1985         101            80.0           77.0%
           1986         65             43.7           82.0%
           1987         69             51.3           78.0%
           1988         82             49.5           79.0%
           1989         86             58.1           78.0%
           1990        113             73.6           75.0%
           1991         92             66.1           73.0%
           1992         89             59.0           75.0%
           1993         71             51.5           72.0%
           1994         81             50.0           67.0%
           1995         83             55.1           71.0%


     There are a number of competing oxygenate products to MTBE, including ethanol, ethyl TERTIARY-butyl ether (ETBE) and TERTIARY-amyl methyl ether
(TAME). However, management believes that MTBE will continue to be the U.S. gasoline industry's oxygenate of choice due to a number of factors, including price, available capacity, chemical properties and the EPA's CAAA rules regarding minimum oxygen content in fuels.

     BUTENE-1. Butene-1 is used as a comonomer in the production of high density polyethylene ("HDPE") and linear low density polyethylene ("LLDPE"). Both HDPE and LLDPE are raw materials for the production of trash bags, film wrap, pipe and plastic containers. Comonomers are added to polyethylene to improve characteristics such as tear and crack resistance. The Company expects global HDPE and LLDPE demand to increase at an annual compound growth rate of 6% and 14%, between 1994 and 1999, respectively. In the U.S., butene-1 is facing increased competition from other comonomers such as hexene-1 which, although more expensive than butene-1, improves certain properties of polyethylene resins. The Company believes that butene-1 demand for use in polyethylene will continue to grow in line with demand for polyethylene. Historically, pricing of butene-1 has been determined by demand based on its use as a polyethylene comonomer, and its competitive position with other comonomers such as hexene-1.

     Butene-1 is also used to produce butylene oxide, a key component of detergent additive packages used in many gasoline formulations. The Company believes that this use represents one of the fastest growing end-uses for butene-1.

     BUTENE-2. Butene-2 is recovered as part of the crude butadiene stream that remains after extraction of butadiene, isobutylene and butene-1. The Company sells purified butene-2 primarily for use in the production of coatings and plasticizers. Due to the high quality of the butene-2 produced by the Company, it has historically received a higher than market price.

     ISOBUTYLENE CONCENTRATE. Isobutylene concentrate is similar to high purity isobutylene in composition, although its purity is 88% isobutylene compared to 99.9% in high purity isobutylene. The Company markets isobutylene concentrate for use in the growing lubricant additives business as well as for use in the production of butyl rubber. The Company is the sole U.S. producer of isobutylene concentrate.

     HIGH PURITY ISOBUTYLENE. High purity isobutylene is used in the production of butyl rubber, which is used to produce tires and in specialty chemical applications such as in the production of resins, antioxidants, paints and coatings, synthetic lubricant oils and rubber chemicals. The Company is currently the largest domestic merchant supplier of high purity isobutylene to the chemical market and competes with ARCO Chemical Company and Exxon Chemical Company.

     DIISOBUTYLENE. Diisobutylene is used primarily as an intermediate in the manufacturing of alkylphenols for the surfactant and phenolic resins markets. Other uses include the production of tackifier and ink resins, dispersants for lubricant oil additives, and rubber and processing chemicals. The Company is the sole U.S. producer of diisobutylene.

PRODUCTION PROCESS

     The Company's production operations are based on a number of key factors:

      (i) UPGRADING BY-PRODUCT STREAMS: The Company has contracted to purchase certain volumes of crude butadiene from its suppliers. This volume determines the Company's ability to produce butadiene and n-butylenes and also provides some isobutylene (typically 10% of total isobutylene production) for the production of MTBE and specialty isobutylenes.

      (ii) MAXIMIZING USE OF ISOBUTYLENE: Under normal operating conditions, the Company maximizes isobutylene production from its dehydrogenation units. The isobutylene processed is first processed into specialty isobutylenes to satisfy customer demand, secondly used to produce MTBE to satisfy contractual demand and thirdly, used to produce MTBE for sale in the spot market.

     (iii) INCREMENTAL PRODUCTION CAPABILITY: The Company has the ability to augment its isobutylene and butene-1 production by the processing of butene-2 in its SKIP unit, depending on the relative profitability from additional isobutylene production (for use in either MTBE or specialty isobutylenes) or butene-1 sales. In addition, "on purpose" crude butadiene can be produced from butene-2 using the OXO-D process, as well as from n-butane using dehydrogenation.

BUTADIENE PRODUCTION PROCESS

     The Company has the largest butadiene production and finishing facilities in North America and has an annual production capacity of 840 million pounds of butadiene, representing approximately 18% of U.S. and Canadian production capacity. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, the Company sold and toll-processed 623 million pounds and 65 million pounds, respectively, of butadiene.

     The Company obtains crude butadiene from three different sources: (i) purchasing crude butadiene from suppliers; (ii) Oxo-dehydrogenation of n-butylenes using the Company's patented OXO-D process; and (iii) dehydrogenation of n-butane.

     The Company primarily produces butadiene from purchased crude butadiene, which is generally the lowest cost method of production. Such crude butadiene is a by-product of ethylene production.

     "On-purpose" crude butadiene production involves the synthesis of crude butadiene from n-butane and n-butylenes using the Company's OXO-D process and the Houdry dehydrogenation process. The OXO-D process was developed by the Company using a proprietary catalyst. The OXO-D unit has an annual capacity to produce up to 400 million pounds of crude butadiene, which can be processed to extract butadiene. The Company's dehydrogenation units can produce n-butylenes (instead of isobutylenes under normal configuration) using the Houdry process, by switching feedstock from isobutane to n-butane. Such n-butylenes can be used to produce crude butadiene using the OXO-D process. As this method of production is relatively expensive and reduces the volume of isobutylene available for MTBE production, it is used only when butadiene pricing makes it economically attractive.

     The OXO-D unit and its dehydrogenation capabilities give the Company the only on-purpose butadiene production capability in the U.S. and reinforce the Company's image with its customers as a reliable source of butadiene under a wide variety of market conditions.

     The Company's manufacturing flexibility is advantageous for two reasons. First, the Company is not dependent on any particular feedstock to produce butadiene and it can therefore provide a reliable source of supply under a variety of market conditions for its customers. Secondly, it permits the Company to increase butadiene production in favorable market conditions, subject to the capacity limitations of the Company's finishing facilities.

     The Company believes that it is currently the only butadiene producer in North America with the ability to add significant incremental capacity with minimal capital expenditures. The Company believes that this acts as a deterrent to new entrants and other producers considering capacity expansions and will enable the Company to process increased volumes of crude butadiene from new ethylene facilities which are currently being built in North America.

     The Company also toll processes crude butadiene under contract on behalf of third parties for a fee which allows the Company to recover its energy production costs plus a fixed dollar amount. Typically, the Company delivers finished butadiene to the customer and purchases the other butylenes contained in the stream, which can be upgraded to higher value uses, such as specialty isobutylenes, butadiene and n-butylenes.

MTBE PRODUCTION PROCESS

     The Company owns two MTBE units with a combined capacity to produce 25,000 barrels per day, which represents approximately 9% of North American production capacity. The Company sold an average of 14,335 barrels per day and 21,115 barrels per day, respectively, in the twelve months ended May 31, 1996 and the one month ended June 30, 1996.
------------
(1) Raffinate-1 is produced after butadiene has been extracted from purchased crude butadiene.

     MTBE is produced by reacting isobutylene and methanol. The Company produces isobutylene, the principal raw material for MTBE, using any one of three processes: (i) extraction from raffinate-1, which is produced after butadiene has been extracted from crude butadiene; (ii) dehydrogenation of purchased isobutane; and (iii) production from n-butylenes (predominantly butene-2) using the Company's patented SKIP process. The other primary raw material, methanol, is purchased from third parties in the spot market and under contract and is transported to the Company's facility by barge.

     Isobutylene is removed from the raffinate-1 stream by processing raffinate-1 through the Company's MTBE unit. The MTBE reaction is highly selective and efficiently removes isobutylene from the stream. The stream remaining is called raffinate-2.

     The Company has three dehydrogenation units, two of which have been completely refurbished and are fully operational. Using these two units, the Company has the ability to produce a total of 18,000 barrels per day of isobutylene. The Company estimates that the third dehydrogenation unit, with an additional capacity of 8,000 barrels per day, could be refurbished at a cost of approximately $100 million, substantially less than the cost of a new dehydrogenation unit. This refurbishment would increase the Company's capacity to produce isobutylene for use either in MTBE or specialty isobutylenes by approximately one third. The Company currently does not have any plans to undertake this refurbishment, although this could change depending on market conditions. The Company has fully paid-up rights to the technology used in its dehydrogenation units and no royalty or other licensing payments are required. Isobutane is purchased under long-term contract and supplemented with spot purchases.

     The Company currently has sufficient additional MTBE capacity to enable it to take advantage of future expected growth. The Company believes that this additional capacity gives it a competitive advantage over other producers which would have to incur greater cost to increase capacity.

     The Company's SKIP unit upgrades butene-2 to either butene-1 or isobutylene depending on requirements. Isobutylene production is normally operated so that a portion of the isobutylene produced by dehydrogenation is used in the production of isobutylene concentrate and diisobutylene and the remainder is used to produce MTBE. In addition, a small amount of MTBE production is used in the production of high purity isobutylene. The configuration of the plant provides the flexibility to vary the relative quantities of MTBE and isobutylene products produced.

N-BUTYLENE PRODUCTION PROCESS

     The Company has the largest butene-1 processing capacity in North America and has an annual production capacity of 275 million pounds of butene-1, representing approximately 40% of North American production capacity. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, the Company sold 229 million pounds and 17 million pounds, respectively, of butene-1, and in the twelve months ended May 31, 1996 and the one month ended June 30, 1996, the Company sold 55 million pounds and .2 million pounds, respectively, of butene-2.
------------
(1) Raffinate-1 is produced after butadiene has been extracted from purchased crude butadiene.

     The Company has the ability to produce butene-1 using two different processes: (i) fractionation from raffinate-2, which is produced after isobutylene has been extracted from raffinate-1; and (ii) production from n-butylenes (predominantly butene-2) using the Company's patented SKIP process.

     After the removal of butene-1, the remaining n-butylenes stream (containing principally butene-2 and n-butane) is either: (i) further purified to butene-2 which the Company sells intermittently based on customer demand; (ii) used as a feedstock in the Company's SKIP process to produce butene-1 or isobutylene; or
(iii) used as a feedstock in the OXO-D process to produce crude butadiene. The remaining product stream, containing principally n-butane, is sold to third parties as a chemical by-product.

SPECIALTY ISOBUTYLENE PRODUCTION PROCESSES

     The Company takes advantage of its isobutylene production and extraction capabilities to produce high purity isobutylene, isobutylene concentrate and diisobutylene. The Company is currently the only U.S. producer of isobutylene concentrate and diisobutylene and it is the largest of three U.S. producers of high purity isobutylene.

     High purity isobutylene is manufactured by "back-cracking" a small portion of the MTBE product stream into its components, isobutylene and methanol. The isobutylene produced by this method is of extremely high purity and the methanol is recycled and used in subsequent MTBE production. The Company has an annual capacity to convert MTBE into 100 million pounds of high purity isobutylene, and in the twelve months ended May 31, 1996, it sold 74 million pounds.

     The Company uses its patented dimerization process to produce diisobutylene and has an annual production capacity of 50 million pounds. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, the Company sold 38 million pounds and 3.0 million pounds, respectively, of diisobutylene principally on a contractual basis.

     Some of the isobutylene produced by the Company is sold as concentrate. The Company has an annual production capacity of 380 million pounds of isobutylene concentrate and, in the twelve months ended May 31, 1996 and the one month ended June 30, 1996, it sold 256 million pounds and 15 million pounds, respectively, of isobutylene concentrate. The Company has been successful in working with customers to demonstrate the viability of concentrate as an alternative to high purity isobutylene or lower purity raffinate-1 feedstock. The Company sells isobutylene concentrate under contracts at prices linked to the cost of isobutane feedstock and including energy costs and other components of isobutylene concentrate, plus a fixed profit, as well as on the spot market. While produced in smaller volumes than the Company's more commodity-type products, specialty isobutylenes have historically had high margins due to the niche sales markets for their end-use products.

OTHER OPERATIONS

     The Company operates a large scale cogeneration power plant that supplies electricity and process steam to the facility's chemical processing operations. Excess capacity of this power plant, as well as steam and boiler feed water are currently sold to neighboring facilities under contracts at a price equal to the cost of fuel plus a fixed profit. In addition, the Company generates revenues from its terminals in Baytown, Texas and Lake Charles, Louisiana and from chemical by-product sales to third parties.

CONTRACTS

     The Company enters into three general types of contracts in connection with its production processes: feedstock supply contracts, product sales contracts and, to a lesser extent, toll manufacturing agreements.

The majority of these contracts have terms of two to three years and provide for successive one-year renewals unless either party objects to such renewal in a timely manner. There can be no assurance that these agreements will remain in effect beyond their current terms or, if extended, that the same provisions would continue to apply.

     FEEDSTOCK SUPPLY. The Company typically purchases its principal feedstock, crude butadiene, under contracts which require suppliers to deliver a percentage (varying from 50% to 100%) of their total crude butadiene production. The price of crude butadiene to the Company is typically based on the price of its principal components: butadiene, n-butylenes, isobutylene and n-butane. The price for the butadiene component of crude butadiene is generally set at the Company's average selling price for butadiene less a fixed dollar amount, which includes a variable component for energy costs. The prices for the n-butylene and isobutylene components of crude butadiene are linked to spot gasoline prices and the n-butane and isobutane components are linked to spot n-butane prices.

     The Company typically purchases methanol under contracts which require the supplier to deliver minimum volumes of methanol. Methanol is generally purchased at a discount to the prevailing market price, subject to specified minimum and maximum price ranges.

     The majority of the Company's isobutane is purchased under contract from EPC Venture, Inc. which provides 450,000 barrels per month. This supplier also provides storage and pipeline transportation. Isobutane is purchased at the prevailing average market price for each month.

     PRODUCT SALES. The Company's sales contracts typically require customers to purchase minimum volumes expressed either in absolute terms or as a percentage of the customer's product needs. Pricing for butadiene is generally set at a small discount to the recognized U.S. Gulf Coast contract market price, while MTBE pricing is typically based on the average U.S. Gulf Coast spot market price. Butene-1 is sold under contracts at prices based on formulae which links the butene-1 selling price to the price of gasoline. Butene-1 is also sold on the spot market at prevailing prices. Butene-2 is sold at negotiated market prices. Pricing for isobutylene concentrate is generally linked to the cost of its principal raw material, isobutane, and fuel plus a transportation fee and other components, which are linked to relevant average spot market prices. Pricing for high purity isobutylene and diisobutylene is typically based on market prices.

     TOLL MANUFACTURING AGREEMENTS. The Company toll processes crude butadiene under contracts on behalf of third parties, including The Dow Chemical Company, The Goodyear Tire & Rubber Company and Phillips 66 Company. Typically, the Company returns butadiene to the customer and purchases the other butylenes and butanes contained in the crude butadiene stream. The toll process fees allow the Company to recover its energy production costs plus a fixed dollar amount. In addition, the Company returns purified butene-1 to certain of its crude butadiene suppliers under similar arrangements.

     OTHER. The Company also provides storage and terminalling services under contract to certain of its customers at its Baytown and Lake Charles facilities.

COMPETITION

     The petrochemical businesses in which the Company operates are highly competitive. Many of the Company's competitors, particularly in the petrochemical industry, are larger and have greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. Accordingly, barriers to entry, apart from capital availability, may be low in the commodity product section of the Company's business, and the entrance of new competitors into the industry may reduce the Company's ability to capture improving profit margins in circumstances where overcapacity in the industry is diminishing. Further, petroleum-rich countries have recently become more significant participants in the petrochemical industry and may expand such role significantly in the future. Any of these developments would have a negative impact on the Company's financial position, results of operations and cash flows.

     Given the nature of the markets in which it competes, the Company believes it has two primary competitive advantages over its competitors. First, the Company's position as the most significant merchant crude butadiene processor in the U.S. has allowed it to secure supply arrangements for crude butadiene, which provide for a fixed profit based on the Company's selling prices for the finished product. The Company believes that this partially limits its exposure to fluctuations in raw materials prices. Secondly, the Company's flexible production processes enable it to take advantage of increases in demand for its products at a lower cost than its competitors, thereby enabling the Company to produce additional products on an economically opportunistic basis, and to meet its customers' needs through the most economic processes.

     The Company's primary competitors in the sales of butadiene in the U.S. are Exxon Chemical Company, Shell Chemical Company, Lyondell Petrochemical Company and the Huntsman Group. With respect to MTBE, the Company competes primarily with ARCO Chemical Company, Exxon Chemical Company, Valero Energy Corporation, Texaco Inc. and Enron Corp. For sales of butene-1 the Company competes primarily with Exxon Chemical Company, Chevron Chemical Company, Amoco Chemical Company, Shell Chemical Company and Huls AG. For high purity isobutylene, the Company competes in the U.S. with ARCO Chemical Company and Exxon Chemical Company. Although the Company is the only North American producer of isobutylene concentrate and diisobutylene, diisobutylene is also imported from Japan and Europe.

SALES AND MARKETING

     The majority of the Company's sales are made pursuant to long-term sales contracts with initial terms ranging from one to five years. The Company enjoys long-standing relationships with its customers and approximately 85% of its total sales over each of the last three years were made to the same customers. The Company believes that its ability to maintain long-term customer contracts has been facilitated by the extensive market knowledge and experience in the petrochemical industry of its sales executives as well as the Company's emphasis on customer relationships. The Company's strategy is to continue to increase sales to existing customers and to attract new customers by providing reliability of supply, competitive prices and superior customer service.

CUSTOMERS

     The Company's products are generally sold to major refining, chemical and end-user corporations primarily located in the United States and Canada. The Company believes that its butadiene customers place significant value on its ability to provide a reliable domestic supply of butadiene due to its raw material purchase contracts and its ability to produce butadiene through two alternative methods. As a result, some of the largest and most established users of butadiene in the industry have contracted to purchase butadiene from the Company. Typically, the Company's butadiene sales contracts require these customers to purchase a percentage of their total requirements from the Company subject to a minimum volume. Pricing is based on prevailing market prices.

     The Company's principal butadiene customers include American Synthetic Rubber Inc., The Dow Chemical Company, The Goodyear Tire & Rubber Company, Enichem Elastomers Inc., E.I. du Pont de Nemours and Company and Bridgestone/Firestone, Inc. In the twelve months ended May 31, 1996 and the one month ended June 30, 1996, The Goodyear Tire & Rubber Company accounted for approximately 16.1% and 14.1%, respectively, of the Company's total revenues.

     The Company's principal MTBE customers include Lyondell Petrochemical Company, CITGO Petroleum Corporation and Mobil Oil Corporation.

     The Company's principal butene-1 customers include Union Carbide Corporation, Shell Chemical Company, Lyondell Petrochemical Company, NOVA Chemicals Ltd. and The Dow Chemical Company. The Company's principal butene-2 customers include Shell Chemical Company.

     The Company's principal specialty isobutylene customers include Bayer Inc., The Lubrizol Corporation, Schenectady International, Inc., Rhone-Poulenc Inc. and Mobil Chemical Company Inc.

PATENTS AND LICENSES

     The Company presently owns, controls or holds rights to approximately 21 patents. The Company believes that its patents, particularly its patents relating to the SKIP, OXO-D and diisobutylene production processes, are important to its business and provide the Company with certain competitive advantages. Accordingly, the Company actively protects existing production process technologies.

     The Company has available for license certain of its patented technologies, including the SKIP and OXO-D processes, to third parties. In addition, the Company licenses certain technologies, including the process by which it extracts butadiene from crude butadiene, from third parties.

ENVIRONMENTAL REGULATION

     The Company's operations are subject to federal, state, and local laws and regulations administered by the EPA, the U.S. Coast Guard, the Army Corps of Engineers, the TNRCC, the Texas General Land Office, the Texas Department of Health and various local regulatory agencies. The Company holds all required permits and registrations necessary to comply substantially with all applicable environmental laws and regulations, including permits and registrations for wastewater discharges, solid and hazardous waste disposal and air emissions, and management believes that the Company is in substantial compliance with all such laws and regulations. While management does not expect that compliance with existing environmental laws will have a material adverse effect on the Company's financial condition or results of operations, there can be no assurance that future legislation, regulation or judicial or administrative decisions will not have such an effect.

     Under federal and state environmental laws, companies may be liable for remediation of contamination at on-site and off-site waste management and disposal areas. Management believes that the Company is not likely to be required to incur remediation costs related to its management, transportation and disposal of solid and hazardous materials and wastes, or to its pipeline operations. If the Company were to be required to incur such costs, however, management believes that such costs would not have a material adverse effect on the Company's results of operations. In addition, under the terms of the 1984 purchase agreement, the prior owner of the Houston facility, Petro-Tex, has indemnified the Company for liability arising from off-site disposal of any materials prior to June 1984. Notwithstanding the terms of the indemnity, in July 1994 Petro-Tex filed a claim for indemnity against the Company for any costs that may be attributable to Petro-Tex for the cleanup of the Malone Service Company ("Malone") site in Texas City, Texas. Petro-Tex and many other companies along the Gulf Coast allegedly sent wastes to the Malone site for disposal in the 1970s and possibly the early 1980s. Malone has been subject to several state enforcement actions regarding its waste disposal practices. It is not known whether the site will require remediation or at what cost. The Company believes that it has meritorious defenses to Petro-Tex's claim and intends to contest the claim vigorously. Although no on-site contamination has been identified as requiring remediation, management believes that certain areas of the Houston facility were historically used for waste disposal. Based on limited, currently available information about these waste disposal areas and their contents, the Company believes that, if such remediation becomes necessary, any remediation costs would not have a material adverse effect on the Company's financial condition or results of operations. The Petro-Tex indemnity does not extend to these on-site waste disposal areas or their contents.

     The day-to-day operations of the Company are subject to extensive regulation under the Resource Conservation and Recovery Act, the Federal Clean Water Act, the CAAA and similar requirements of state law. In particular, under the CAAA, the EPA and TNRCC have promulgated, or are required to promulgate, numerous regulations which affect or will affect the operations of the Company. The most significant of these are the so-called Hazardous Organics National Emission Standard for Hazardous Air Pollutants or HON Rule, the requirements of Title V of the CAAA and rules relating to the controls of oxides of nitrogen, which are known as the Nitrogen Oxides Reasonably Available Control Technology rules ("NOx RACT Rules").

     The HON Rule requires additional controls on emissions of certain listed hazardous air pollutants ("HAPs"). Butadiene, methanol, dimethyl formamide and MTBE, which are manufactured, used and/or processed by the Company, have been identified as HAPs for purposes of regulation under the CAAA. Areas of concern in the Company's operations for HAPs emissions include equipment leaks, process vents, product storage, transfer operations and emissions from wastewater streams. The Company has examined each of these areas and believes that it will be able to achieve substantial compliance with the HON Rule after incorporating additional monitoring and record-keeping systems into its operations at a cost that management believes will not be material.

     The NOx RACT Rules require compliance by May 1999. The Company has examined the rules and believes that the main expenditure required to achieve compliance will involve purchase and installation of monitoring equipment for NOx emissions, which can be either continuous emission monitors, predictive emission monitors or other approved monitoring methods. Based on its preliminary study, management estimates that the cost to comply with the NOx RACT Rules will be $2 million over the next three years.

     The Company's Houston facility is located in Harris County, Texas, which has been designated as a non-attainment area for ozone under the CAAA. Accordingly, the State of Texas has developed a State Implementation Plan ("SIP") which requires reductions in emissions of ozone precursors, including volatile organic compounds and carbon monoxide in Harris County. To comply with the SIP, the Company installed new controls at a cost of approximately $7.8 million. The Company anticipates that, at some time in the future, the State of Texas may promulgate rules which will require the Company to modify existing controls or to install additional controls for fugitive air emissions. The Company estimates that, if these rules are promulgated, it will incur costs of between $1 million and $2 million in order to modify or install such controls over a five- or six-year period.

     Title III of the CAAA requires prevention of accidental releases of certain listed extremely hazardous substances. The EPA's rules implementing portions of Title III, which were signed by the EPA Administrator on May 24, 1996, will require the Company to conduct a hazards assessment and develop a risk management plan by June 1999 for each extremely hazardous substance that the facility manufactures, uses, generates or processes.

     The regulations under Title V of the CAAA, which will require a facility-wide inventory of emissions sources at the Houston facility and a single operating permit for the facility's air emissions, have not been promulgated. Based on a preliminary review of the draft requirements, however, the Company believes that it will have to undertake substantial efforts to conduct an emissions source inventory. It may also be required to upgrade its on-going monitoring program once it has received its operating permit; however, the Company does not expect any costs associated therewith to be significant. It is also possible that the Company may be required to make modifications to some of its equipment in order to comply with the terms of the facility-wide permit.

     The Company has an active program to manage asbestos-containing material at its Houston facility in accordance with federal and state environmental, health and safety regulations. The Company does not believe that these materials pose a hazard to the health of its employees. There is no requirement to remove these materials, provided they are properly managed. As the plant is reconfigured or additions are made, asbestos-containing materials are removed or encapsulated by a certified contractor. The costs of this program are included in the Company's operating budget at approximately $500,000 per year for the next five years.

     The wastewater treatment system for the Houston facility is 75% owned by the Company and 25% owned by Bayer Corporation ("Bayer"), the owner of an adjacent facility. Bayer operates the treatment system, but the federal and state discharge permits are held jointly by the Company and Bayer. The Company believes that the system has sufficient capacity for the Company's projected needs. The Company has budgeted to expend approximately $750,000 by 1998 to upgrade the sludge-handling equipment of the wastewater treatment system. Under the joint wastewater treatment agreement, Bayer will pay the remaining cost of the upgrade, which is expected to be approximately $250,000. The Company has budgeted approximately $120,000 for fiscal 1997 for maintenance work on the wastewater treatment facility.

     In February 1996, the EPA issued an order to the Company and Bayer requiring the companies to resolve the exceedances of their discharge permit limits for copper and total suspended solids that had occurred since 1992. The Company believes that these issues have been resolved by raising the limits in the new discharge permit and by other corrective actions. No penalties were assessed.

     To meet rules expected to be promulgated concerning stormwater runoff, the Company has budgeted to spend approximately $500,000 by 2000 for additional stormwater control and collection. The Company has also budgeted $600,000 through fiscal 1999 to purchase noise barriers for certain equipment.

     The terminals in Baytown and Lake Charles are in substantial compliance with applicable environmental laws and regulations, and management believes that no significant expenditures will be required at these facilities to allow them to continue to comply with such laws and regulations.

     MTBE and butadiene are the subject of continuing health effects studies. Some recent studies have suggested that MTBE may cause cancer or other adverse health effects, and the EPA considers MTBE to be a possible human carcinogen. However, in February 1996, a study by the Health Effects Institute, commissioned by the EPA and the Centers for Disease Control and Prevention, reported that adding oxygenates, including MTBE, to gasoline reduces emissions of carbon monoxide and benzene and is unlikely to increase substantially the health risks associated with fuel used in motor vehicles. Nevertheless, EPA, California and other states reportedly are expected to adopt limits for MTBE levels in drinking water. The EPA has also determined that butadiene is a probable human carcinogen. Effective February 1997, the Occupational Safety and Health Administration lowered the employee permissible exposure limit ("PEL") over an 8-hour time-weighted average for butadiene from 1000 parts per million ("ppm") to 1 ppm. The Company has conducted employee exposure monitoring and believes that it already meets the PEL at most of its operations. For some operations, the Company anticipates that affected employees will need to use respirators and that additional emissions controls may be necessary. The Company has budgeted $600,000 for fiscal 1997 to control butadiene emissions in its laboratory. The Company does not expect that the current health concerns regarding MTBE or butadiene will have a material adverse effect on the Company's financial condition or results of operations, although no assurances can be given that future studies will not result in more stringent regulation of MTBE and butadiene.

EMPLOYEES

     As of June 30, 1996, the Company had approximately 350 full-time employees, all of whom were salaried employees. In addition, the Company contracts with a third party to provide approximately 155 contract employees to perform routine maintenance on and around its Houston facility. The Company believes its relationship with its employees is satisfactory.

SAFETY RECORD

     The Company maintains one of the best workman's compensation records in Texas, equivalent to most clerical operations. Over the last six years, the Company has experienced only three lost time injuries. The Company believes this record is accomplished through extensive classroom and on-the-job training as well as the efforts of its highly trained, 67-member volunteer emergency response team.

PROPERTIES

     The Company's plant is located on a 257-acre tract approximately one mile from the Houston Ship Channel and near one of the chemical industry's largest domestic processing facilities. Approximately 230 acres is owned by the Company, and 25% of the remaining 27 acres is owned by Bayer. The Company leases from the Port of Houston two ship docks which accommodate barge and ocean-going vessels, and has the facilities to be served by rail and by truck. In addition, the facility is connected by pipeline to customers and suppliers of raw materials, directly and through other major pipelines in the immediate area as well as in Texas City, and with salt dome storage facilities of other companies located at both Mont Belvieu and Pierce Junction, Texas. The Company's facility also has a laboratory for sampling and testing. The Company owns and operates a storage and terminal facility at Baytown, Texas, leases a storage and terminal facility in Lake Charles, Louisiana and leases tank storage capacity in Bayonne, New Jersey. In addition, the Company owns its headquarters building and an adjacent building on the Katy Freeway in Houston, Texas. The Company believes that is has adequate facilities for the conduct of its current and planned operations.

LEGAL PROCEEDINGS

     In addition to the matters disclosed under "-- Environmental Regulation," the Company is a party to various claims and litigation arising in the ordinary course of its business. Management recognizes the uncertainties of litigation and the possibility that one or more adverse rulings could materially impact operating results. However, although no assurances can be given, management believes that other than as disclosed, based on the nature of and its understanding of the facts and circumstances which give rise to such claims and litigation, and after considering appropriate reserves that have been established, that the ultimate resolution of such issues, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or results of operation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of the Company, TPC Holding and Holdings. Each director is elected for a one year term or until such person's successor is duly elected and qualified.

                                                                                                YEARS OF
                                                                                            SERVICE WITH THE
                                                                                                 COMPANY
NAME                                    AGE                    POSITION                    OR ITS PREDECESSORS
-------------------------------------   ---   ------------------------------------------   -------------------
Gordon A. Cain.......................   84    Director                                             13
William R. Huff......................   47    Director                                             --
William A. McMinn....................   66    Director and Chairman                                 9
Steve A. Nordaker....................   50    Director                                             --
Susan O. Rheney......................   37    Director                                             --
John T. Shelton......................   66    Director                                             13
B. W. Waycaster......................   58    Director, President and Chief                         4
                                              Executive Officer
Claude E. Manning....................   50    Chief Financial Officer                              24
Ronald W. Woliver....................   56    Vice President, Marketing                            28
Stephen R. Wright....................   49    Vice President and General Counsel                   --
Bill R. McNeese......................   62    Vice President, Operations                            9

     Mr. Cain is President of Beta Consulting, Inc. ("Beta Consulting"), a consulting and investment company. From August 1982 until his retirement in December 31, 1992, he was Chairman of the Board of Sterling. Mr. Cain was the Chairman of the Board of Sterling Chemicals, Inc. from 1986 until it was sold in August 1996 and was on the Board of Directors of Arcadian Corporation from May 1989 until it was sold in April 1997. He has been on the Board of Directors of Atlantic Coast Airlines, Inc. since November 1991. Mr. Cain also serves as a director of Agennix, Incorporated, a biotechnology company, and Martinaire, Inc., an air freight company. Prior to organizing The Sterling Group, Inc. ("Sterling"), Mr. Cain was involved in the purchase of a variety of businesses and provided consulting services to these and other companies. Mr. Cain was also Chairman of the Board of UltraAir, Inc. from 1991 to 1994, Chairman of the Board of Cain Chemical Inc. from its organization in March 1987 until its acquisition by Occidental Petroleum Corporation in May 1988 and the Chairman of the Board of Vista Chemical Company from 1984 until 1986.

     Mr. Huff is President of the General Manager of WRH Partners, L.L.C., the General Partner of The Huff Alternative Income Fund, L.P. (the "Huff Fund").
He also has been President of one of the general managers of W.R. Huff Asset Management Co., L.L.C., an investment management firm, since 1984. Mr. Huff is also a director of Arcadian Corporation, a fertilizer manufacturer. Mr. Huff serves on the Board of Directors as the designee of the Huff Fund. See "Related Transactions."

     Mr. McMinn was Corporate Vice President and Manager of the Industrial Chemical Group of FMC Corporation, a manufacturer of machinery and chemical products, from 1973 through 1985. He became President and Chief Executive Officer of Cain Chemical Inc., a producer of petrochemicals, in 1987 and served in that capacity until its acquisition by Occidental Petroleum in May 1988. He became Chairman of the Board of Directors of Arcadian Corporation in August 1990 and served in that capacity until it was sold in April 1997. He has been a director of PM Holdings Corporation and its principal operating subsidiary, Purina Mills, Inc., a leading manufacturer of animal nutrition products, since October 1993.

     Mr. Nordaker has been a Managing Director of Chase Securities since August 1995. From 1982 to 1995, he was a Group Manager at Texas Commerce Bank National Association and, in addition, served in several capacities at Texas Commerce Bank in the Energy Group, including Section Manager and Division Manager. From May 1977 to March 1982, Mr. Nordaker was a Manager of Projects for The Frantz Company, an engineering consulting firm servicing the oil refinery and petrochemical industry. Prior thereto, he was a chemical engineer with Universal Oil Products. Mr. Nordaker serves on the Board of Directors as the Designee of Chase Venture, an affiliate of Chase Securities. See "Related Transactions."

     Ms. Rheney has been a principal of Sterling since February 1992. She worked as an independent financial consultant from December 1990 to January 1992. Prior to that time, from June 1987 to November 1990, she was an associate at Sterling. Ms. Rheney is also a director of Mail-Well, Inc.

     Mr. Shelton has been Vice Chairman of the Board, Executive Vice President and Chief Operations Officer of the Company since 1983. Prior thereto, Mr. Shelton held various positions in the chemicals industry including Vice President -- Manufacturing of Oxirane Corporation and
Manager -- Manufacturing/Engineering of Atlantic Richfield Company.

     Mr. Waycaster has been President and Chief Executive Officer of the Company since 1992. Prior thereto, Mr. Waycaster spent 27 years with The Dow Chemical Company and was serving as Vice President of the Hydro-Carbon and Resources division when he left to join the Company.

     Mr. Manning has been Chief Financial Officer of the Company since 1991. In 1972, he joined Petro-Tex Chemical Corporation (which was the prior owner of the Company's Houston facility), where he served as Vice President -- Finance, and Director of Finance and Accounting.

     Mr. Woliver has been Vice President -- Marketing of the Company since 1976. He joined Petro-Tex Chemical Corporation in 1968 and has held various marketing positions in the United States and in Brussels.

     Mr. Wright joined the Company in August 1996 as Vice President and General Counsel. From January 1996 until he joined the Company, Mr. Wright was engaged in the private practice of law, either as a sole practitioner or of counsel to Andrews & Kurth, L.L.P. For over five years prior thereto, Mr. Wright was the Vice President and General Counsel or the Senior Vice President and General Counsel of Destec Energy, Inc.

     Mr. McNeese has been Vice President -- Operations of the Company since 1992. He joined the Company in 1986 and has held positions in manufacturing, production and utilities. From 1984 to 1986, Mr. McNeese served as General Manager -- Operations of Engineering for Paktank Corporation. Prior thereto, Mr. McNeese held various positions in a number of Atlantic Richfield Company businesses. Mr. McNeese has over 30 years of experience in the chemicals industry.

THE BOARD AND CERTAIN BOARD COMMITTEES

     Prior to the consummation of the Transactions, the Board of Directors held five regularly scheduled meetings during the fiscal year ended June 30, 1996. Each director attended all such meetings.

     Following the consummation of the Acquisition, the Company's Board established the following committees:

      o The Executive Committee, which possesses all the powers and authority of the Company's Board with respect to the management and direction of the business and affairs of the Company, except as limited by law. The Executive Committee is composed of Messrs. McMinn (Chair), Shelton and Waycaster.

      o The Audit Committee, which recommends independent public accountants to the Company's Board, reviews the annual audit reports of the Company and reviews the fees paid to the Company's independent public accountants. The Audit Committee reports its findings and recommendations to the Board for ratification. The Audit Committee is composed of Mr. Nordaker and Ms. Rheney.

      o The Compensation Committee, which is charged with the responsibility for supervising the Company's executive compensation policies, administering the employee incentive plans, reviewing officers' salaries, approving significant changes in executive employee benefits and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee is composed of Messrs. Cain (Chair), McMinn and Shelton.

      o The Finance Committee, which researches, evaluates, and recommends corporate growth opportunities and review and makes recommendations regarding debt and equity financing. The Finance Committee is composed of Ms. Rheney (Chair) and Messrs. Huff, Cain and Waycaster.

COMPENSATION OF DIRECTORS

     Directors of Holdings and the Company who are not employees of the Company receive an annual retainer of $15,000 and a fee of $500 for each meeting of the Board or any committee thereof that they attend. Directors who are also employees of the Company do not receive Director compensation. No compensation is paid to any directors of TPC Holding for attendance at TPC Holding's board meetings.

EXECUTIVE COMPENSATION

     The following table sets forth the total value of compensation received by the Chief Executive Officer and the five most highly compensated executive officers, other than the Chief Executive Officer, who served as executive officers of the Company as of May 31, 1996 (the "Named Executive Officers") for services rendered in all capacities to the Company for the twelve months ended May 31, 1996 and the fiscal years ended May 31, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION             YEAR(1)     SALARY      BONUS(2)
-------------------------------------   --------  ----------  ------------
David C. Swalm, Chief Corporate
  Officer and Chairman...............     1996    $  480,000  $  5,210,440
                                          1995       480,000     5,652,400
                                          1994       480,000     6,355,700
B. W. Waycaster, President and Chief
  Executive Officer..................     1996    $  300,000  $  2,899,100
                                          1995       300,000       565,300
                                          1994       300,000       636,500
John T. Shelton, Executive Vice
  President..........................     1996    $  180,000  $  1,012,300
                                          1995       180,000     1,084,900
                                          1994       180,000     1,216,700
Ronald W. Woliver, Vice President,
  Marketing..........................     1996    $  180,000  $  1,012,300
                                          1995       180,000     1,084,900
                                          1994       180,000     1,216,700
Claude E. Manning, Chief Financial
  Officer............................     1996    $  132,000  $     72,966
                                          1995       121,000       100,811
                                          1994       116,000       103,683
Bill R. McNeese, Vice President,
  Operations.........................     1996    $  132,000  $     72,293
                                          1995       121,000       100,133
                                          1994       116,000       103,346
------------
(1) None of the executive officers has received perquisites, the value of which exceeded the lesser of $50,000 or 10% of the salary and bonus of such executive officer except Mr. Swalm, who received approximately $54,000 in 1995.

(2) Includes 401(k) contributions in 1996, 1995 and 1994 of $21,035, $24,618 and
    $20,309, respectively, for Mr. Manning and $21,149, $24,440 and $19,972,
    respectively, for Mr. McNeese.

EMPLOYMENT AND OTHER AGREEMENTS

     In 1992, Mr. Waycaster entered into an employment agreement with TOC and TPC which provides for an annual base salary of $300,000 and a minimum annual cash bonus of $300,000. The agreement expires on April 1, 1997. In the event of Mr. Waycaster's retirement, death or disability, salary payments will continue for the term of the agreement. In the event of the involuntary termination of his employment, Mr. Waycaster would receive amounts prescribed in the agreement. In addition, Mr. Waycaster has entered into a non-competition agreement with TOC and TPC covering the three-year period following the last date he receives compensation from the Company.

     In connection with his employment, Mr. Waycaster also received a grant of options to purchase up to 50,000 shares of TPC common stock at a purchase price of $40 per share. The options were cancelled in connection with the Transactions.

     In 1994, TPC entered into agreements with each of Messrs. Swalm, Shelton and Woliver which provide a benefit in the event of death while an employee of TPC. Provided the individual is survived by his wife, the death benefit continues monthly for the shorter of the life of the wife (or in the case of Mr. Woliver, so long as he also has minor children) or 60 months, and is $25,000 per month with respect to Mr. Swalm, $10,000 per month with respect to Mr. Shelton and $10,000 per month with respect to Mr. Woliver. Each agreement terminates on termination of employment for any reason other than death or disability of the individual.

EMPLOYEE STOCK OWNERSHIP PLAN

     In connection with the Transactions, Finance Co.established an Employee Stock Ownership Plan (the "ESOP"), covering substantially all full-time employees, including executive officers, of the Company who satisfy the requirements described below. The ESOP, which invests primarily in shares of Common Stock, borrowed $10.0 million from Finance Co. pursuant to a loan (the "Company ESOP Loan") to purchase 100,000 shares of Common Stock at the Closing. Finance Co. funded the Company ESOP Loan from the ESOP Term Loan. The Company ESOP Loan matures on June 30, 2001, and bears interest at interest rates based on the Alternative Base Rate (as defined) or the LIBOR Rate (as defined). The outstanding principal of the Company ESOP Loan is payable in twenty equal quarterly installments of $500,000 during the period beginning September 30, 1996 and ending June 30, 2001. The shares of Common Stock purchased by the ESOP were pledged (the "ESOP Pledge") as security for the Company ESOP Loan, and such shares will be released and allocated to ESOP participants' accounts as the Company ESOP Loan is discharged. The Company may make contributions to the ESOP as determined by the Board of Directors in an amount anticipated to be equal to a certain percentage of the total annual earnings of all ESOP participants (the "Discretionary Contributions"). The Company intends to make Discretionary Contributions in amounts sufficient to enable the ESOP to discharge its indebtedness under the Company ESOP Loan; however, the Company has no legal obligation to make Discretionary Contributions. Shares released under the ESOP Pledge are allocated to each participant based on such participant's base compensation relative to total base compensation for all ESOP participants. Until the Company ESOP Loan is paid in full, Discretionary Contributions will be used to pay the outstanding principal and interest on the Company ESOP Loan. For employees whose employment commenced prior to October 1, 1996 and who have attained the age of 21 years, participation begins as of the later to occur of the Closing Date or the date of commencement of the participant's employment. A participant's ESOP account vests at the rate of 20% per year. Distributions from the ESOP are made in cash or Common Stock upon a participant's retirement, death, disability or termination of employment. In the event of retirement, death or disability, the entire balance of a participant's ESOP account will become distributable without regard to the ordinary vesting schedule. In the event of termination of employment for any other reason, the vested portion of a participant's ESOP account will become distributable and the remaining portion, if any, will be forfeited. If Common Stock is distributed to a participant, the participant may, within two 60-day periods, require the Company to purchase all or a portion of such Common Stock at the fair market value of the Common Stock as determined under the ESOP (the "Put Options"). The first 60-day period commences on the date the participant receives a distribution of Common Stock and the second 60-day period commences a year from such date. If a participant fails to exercise either of the two Put Options, the participant may transfer the shares of Common Stock only upon receipt of a bona fide third party offer and only after first offering the shares to the ESOP and then to the Company. Employees of the Company own approximately 20% of the outstanding Common Stock through the ESOP after the Acquisition.

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
PROFIT SHARING PLAN

     Prior to the date of the Acquisition, TPC maintained a Profit Sharing Plan (the "Profit Sharing Plan") covering substantially all of its employees, including executive officers. The Profit Sharing Plan is designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Each participant has the option to defer taxation of a portion of such participant's earnings by directing TPC to contribute a percentage of such earnings to the Profit Sharing Plan. A participant may direct a minimum of 1% and a maximum of 10% of eligible earnings to the Profit Sharing Plan, subject to certain limitations set forth in the Internal Revenue Code. TPC currently makes a matching contribution monthly equal to 25% of the amount of compensation deferred by each participant in such month, up to 6% of the participant's base compensation for such month. TPC may also make a discretionary contribution to the Profit Sharing Plan. Participants' Profit Sharing Plan accounts become distributable at retirement, upon disability, death or termination of employment, or under certain circumstances, upon attainment of age 59. Participants are fully vested at all times in all amounts deferred by them to the Profit Sharing Plan, and they become vested in the Company's matching and discretionary contributions under a five-year graded vesting schedule.

     The Company is continuing the Profit Sharing Plan in substantially the same form as TPC maintained such plan prior to the Acquisition, provided that the discretionary contribution will be made only if certain levels of earnings before interest, taxes, depreciation and amortization are satisfied by the Company in accordance with the Nonqualified Profit Sharing Incentive Plan (as described below).

CASH BONUS PLAN

     Prior to the date of the Acquisition, TPC established the Cash Bonus Plan covering substantially all employees of TPC (or certain affiliates of TPC) and covering the employees of certain third-party contractors who have contributed to the success of TPC (or certain affiliates thereof). Upon the occurrence of a Change of Control (as defined below), an employee participant as of July 2, 1996 will be distributed a portion of $3,200,000 within forty-five days of the date of the Change of Control and will be distributed a portion of $1,800,000 plus interest in each of sixteen quarterly installments following the date of the Change of Control so long as the employee is an employee of TPC (or certain successors or affiliates of TPC) on the corresponding quarterly installment date. Upon the occurrence of a Change of Control, an eligible employee of a third-party contractor who is providing services to TPC (or certain successors or affiliates thereof) on July 2, 1996 will be distributed a portion of $300,000 within forty-five days of the date of the Change of Control, and will be distributed a portion of $168,750 plus interest in each of sixteen quarterly installments following the date of the Change of Control so long as the employee of the third-party contractor is providing services to TPC on the corresponding quarterly installment date. Each participant's allocable share of the bonus payments to be made under the Cash Bonus Plan is based on a formula which considers a participant's compensation and length of service with TPC. If a participant retires, dies, becomes disabled, or whose employment is terminated without cause after July 2, 1996, such participant's beneficiary or representative will continue to receive a portion of the bonus payments through the sixteenth installment payment even though such participant is no longer employed by TPC or the third-party contractor which is providing services to TPC. Under the Cash Bonus Plan, a "Change of Control" is deemed to occur when the outstanding stock of TOC is acquired, or more than 50% of the shares of TPC's common stock is sold, in a cash tender offer, exchange offer, merger, third-party private purchase or other means of acquisition, or when substantially all of the assets of TPC are sold to an unrelated third party. The Transactionseffected a Change of Control and distributions from the Cash Bonus Plan have commenced.

STOCK OPTION PLAN

     Holdings established a stock option plan (the "Option Plan") immediately prior to the consummation of the Transactions. The Option Plan is administered by a committee (the "Committee") of the Board of Directors of Holdings. Option grants under the Option Plan will be permitted to be made to directors and key employees of Holdings and its subsidiaries, including the Company, selected by the Committee. The Committee may grant "incentive stock options" within the meaning of Section 422 of the Internal Revenue

Code and also will be permitted to grant "nonstatutory options," which are not intended to conform to Section 422 of the Internal Revenue Code. The Option Plan will provide for the discretionary grant of options to purchase shares of Common Stock. The exercise price of incentive stock options shall not be less than the fair market value of a share of Common Stock on the date of grant, and the exercise price of nonstatutory options shall not be less than 85% of the fair market value of a share of Common Stock on the date of grant. The Committee will be permitted to provide that the options will vest immediately or in increments. No option will be transferable by a grantee other than upon death. On the termination of employment or disability of any grantee, any unvested options will either expire or continue to be exercisable as determined by the Committee, in its sole discretion. The Option Plan will terminate no later than 10 years after its adoption; however, any options outstanding upon termination of the Option Plan will remain in effect until exercised or terminated pursuant to the terms of the agreement under which they were granted. A participant in the Option Plan may, upon receiving approval from the Committee, relinquish all or a portion of such participant's options for an amount in cash equal to the difference between the fair market value of the Common Stock corresponding to the options being relinquished on the day of relinquishment, less the total option price for such corresponding shares.

NONQUALIFIED PROFIT SHARING INCENTIVE PLAN

     The Company has established two separate Nonqualified Profit Sharing Incentive Plans, both of which will be administered by the Committee. Amounts paid to employees in cash under the Nonqualified Profit Sharing Incentive Plans will constitute taxable income in the year received and will be based on the Company's financial performance for the period commencing on the first day of the Company's fiscal year and ending on the last day of each fiscal quarter during such year. One of the Nonqualified Profit Sharing Incentive Plans is only for officers of the Company who are selected by the Committee (the "Officers' Plan"). If the Company's EBITDA exceeds certain prescribed levels, the officers participating in the Officers' Plan will receive distributions in cash from the Company equal to a certain percentage of EBITDA recommended by the Chief Executive Officer of the Company and approved by the Committee. Under the other Nonqualified Profit Sharing Incentive Plan which is for all employees not participating in the Officers' Plan, if EBITDA exceeds certain prescribed levels, a percentage of EBITDA will be used: first, to satisfy any required contributions to the ESOP; second, to satisfy any required matching contributions to the Profit Sharing Plan; third, to contribute annually to the Profit Sharing Plan for the benefit of its participants up to the maximum amount allowable under the Internal Revenue Code for qualification and deduction purposes; fourth, to distribute cash to employees in an amount equal to $1.00 multiplied by the number of base hours an employee worked during a fiscal quarter (up to a maximum of 520 hours); and fifth, to distribute any remaining excess in cash to employees based on their base compensation for such period. The Nonqualified Profit Sharing Incentive Plans will not be qualified under
Section 401(a) of the Internal Revenue Code.

                              RELATED TRANSACTIONS

     TPC historically engaged in certain raw material purchase transactions with Clarkston, which prior to the consummation of the Transactions was owned by several of the same individuals (including Mr. Swalm) who were stockholders of TOC and/or TPC. In the twelve months ended May 31, 1996, the Company made purchases of raw materials from Clarkston of approximately $113.4 million. As part of the Transactions, the Company assumed from Clarkston a contract between Clarkston and a certain supplier for the purchase of isobutane. In connection with the Transactions, Clarkston was dissolved. 80% of the outstanding capital stock owned by TOC of The Texas Falls Corporation was sold to Mr. Swalm. Messrs. Swalm, Shelton, Woliver and Waycaster collectively own the remaining 20% of the outstanding capital stock of The Texas Falls Corporation.

     Sterling entered into an agreement with Holdings and TPC Holding pursuant to which Sterling provided consulting and advisory services with respect to the organization of Holdings, TPC Holding and Finance Co., the structuring of the Transactions, employee benefit and compensation arrangements and other matters. The agreement also provides that Holdings and TPC Holding, jointly and severally, indemnify Sterling against liabilities relating to its services. At the Closing, the Company paid Sterling a one-time transaction fee of approximately $4.0 million for these services, and reimbursed Sterling for its expenses. In addition, each of Holdings, TPC Holding and the Company has agreed that if it or any of its subsidiaries determines within two years of the date of the agreement to dispose of or acquire any assets or business, to offer its securities for sale or to raise any debt or equity, either Holdings, TPC Holding, the Company or the relevant subsidiary will retain Sterling as a consultant with respect to the transaction, provided that Sterling's fees are on terms no less favorable to Holdings, TPC Holding, the Company or the relevant subsidiary than would be available from unaffiliated third parties.

     Holdings, TPC Holding and Finance Co. were organized by Sterling for the purpose of effecting the Acquisition. Ms. Susan Rheney, a principal of Sterling, and Mr. Gordon A. Cain, are directors of Holdings, TPC Holding and the Company. See "Management." Mr. Cain and Ms. Rheney purchased 76,150 and 5,000 shares of Common Stock, respectively, in connection with the Transactions at a price of $100 per share, the same price at which all shares were sold in connection with the Transactions.

     As a matter of policy, the agreement between the Company and Sterling is, and all future transactions between the Company and its respective directors, officers and affiliates will be, on terms no less favorable to the Company than those available from unaffiliated third parties.

     Certain stockholders of Holdings, representing a majority of the outstanding capital stock of Holdings entitled to vote for the election of directors of Holdings, have entered into a Voting Agreement with Holdings pursuant to which they have agreed to vote for a designee nominated by the Huff Fund and a designee nominated by Chase Venture for election to the Board of Directors of Holdings. As a result of the Voting Agreement, each of the Huff Fund and Chase Venture have the right to control one seat on the Board of Directors of the Company.

     Chase Securities, an affiliate of Chase Venture, acted as the Initial Purchaser of the Notes in the Offering. In connection with the Offering, Chase Securities received customary fees.

     See "-- Employment and Other Agreements" for a description of Mr. Waycaster's employment agreement.

                 BENEFICIAL OWNERSHIP OF HOLDINGS' COMMON STOCK

     The following table sets forth as of March 3, 1997, the number and percentage of the outstanding shares of Common Stock beneficially owned by (a) each person known by the Company to beneficially own more than 5% of such stock,
(b) each director of the Company, (c) each of the Named Executive Officers of the Company, and (d) all directors and executive officers of the Company as a group.

                                           AMOUNT AND NATURE           % OF
                                        OF BENEFICIAL OWNERSHIP    OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER        OF COMMON STOCK        COMMON STOCK
-------------------------------------   -----------------------    ------------
Gordon A. Cain.......................            69,000                13.1%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
William R. Huff(1)...................              --                    --
  67 Park Place
  Morristown, New Jersey 07960
Claude E. Manning....................             4,000                 0.8%
  8707 Katy Freeway, Suite 300
  Houston, Texas 77024
William A. McMinn....................            10,000                 1.9%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
Bill R. McNeese......................             2,000                 0.4%
  8707 Katy Freeway, Suite 300
  Houston, Texas 77024
Steve A. Nordaker(2).................
  707 Travis, 7th Floor
  Houston, TX 77002
Susan O. Rheney......................             5,000                 0.9%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
John T. Shelton......................            10,000                 1.9%
  Eight Greenway Plaza, Suite 702
  Houston, Texas 77046
B. W. Waycaster......................            40,000                 7.6%
  8707 Katy Freeway, Suite 300
  Houston, Texas 77024
Ronald W. Woliver....................            10,000                 1.9%
  8707 Katy Freeway, Suite 300
  Houston, Texas 77024
Stephen R. Wright....................             1,150                 0.2%
  15723 Windy Glen
  Houston, TX 77095
All directors and Named Executive
  Officers as a group (11 persons)...           151,150                28.6%
Texas Petrochemicals Corporation
  Employee Stock Ownership Plan(3)...           100,000                18.9%
Capital Southwest Corporation........            30,000                 5.7%
  12900 Preston Road, Suite 700
  Dallas, Texas 75230
Chase Venture Capital Associates,
  L.P.(4)(5).........................            60,000                11.4%
  380 Madison Avenue
  New York, New York 10017
The Huff Alternative Income Fund,
  L.P.(5)............................            57,778                10.9%
  67 Park Place
  Morristown, New Jersey 07960
------------
(1) Excludes indirect beneficial ownership of 57,778 shares of Common Stock held by the Huff Fund and reflected elsewhere in the table. Mr. Huff is President and sole director of the general manager of WRH Partners, L.L.C., the general partner of the Huff Fund.

(2) Mr Nordaker disclaims beneficial ownership of any shares of Common Stock owned by Chase Venture.

(3) The trustee of the ESOP (the "ESOP Trustee") will vote all shares of Common Stock held by the ESOP pursuant to the direction of the Board of Directors or by a committee to be designated by the Board of Directors, except that participants are entitled to direct the ESOP Trustee to vote the shares of Common Stock allocated to their accounts with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or such similar transaction as may be prescribed in regulations under the Internal Revenue Code. No shares of Common Stock held by the ESOP have yet been allocated to participant's accounts.

(4) Chase Venture is an affiliate of Chase Securities.

(5) Certain stockholders of Holdings have entered into the Voting Agreement with Holdings which results in each of the Huff Fund and Chase Venture controlling one seat on the Company's Board of Directors. See "Related Transactions."

     All the capital stock of the Company is owned by TPC Holding.

                    DESCRIPTION OF THE BANK CREDIT AGREEMENT
GENERAL

     Finance Co. and TPC entered into the Bank Credit Agreement with a syndicate of lenders (the "Lenders"), and Texas Commerce Bank National Association, as Agent for such Lenders (the "Agent") and effected the initial borrowings described below on the Closing Date. The following description summarizes certain provisions of the Bank Credit Agreement, but such description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Bank Credit Agreement, a copy of which is filed as an exhibit to the Registration Statement. All capitalized terms in this "Description of the Bank Credit Agreement" section not defined in this Prospectus have the meanings assigned thereto in the Bank Credit Agreement.

     The Bank Credit Agreement provides for secured facilities consisting of (i) a six and one-half year revolving credit facility providing for up to $40.0 million in revolving loans, a specified portion of which was used for letters of credit (the "Revolving Credit Facility") and (ii) a term loan facility providing for $140.0 million in term loans consisting of (x) a six and one-half year term loan of $85.0 million (the "Tranche A Term Loan"), (y) an eight-year term loan of $45.0 million (the "Tranche B Term Loan," and, together with the Tranche A Term Loan, the "Senior Term Loans") and (z) a five-year term loan of $10.0 million (the "ESOP Term Loan," and, together with the Senior Term Loans, the "Term Loans").

     The Revolving Credit Facility permits, at the option of the Company, the issuance of letters of credit in principal amounts to be determined thereunder. Loans and letters of credit under the Revolving Credit Facility are subject to a borrowing base consisting of 85% of Eligible Accounts and 65% of Eligible Inventory (collectively, the "Borrowing Base"), provided that at no time shall more than 50% of the Borrowing Base be comprised of 65% of Eligible Inventory. At the closing of the Transactions, Finance Co. borrowed the entire amount of the Senior Term Loans and $0.5 million under the Revolving Credit Facility and lent the proceeds of such borrowings to TPC Holding to finance a portion of the purchase price of the Acquisition and pay a portion of the fees and expenses related to the Transactions. At the closing of the Transactions, Finance Co. also borrowed the full amount of the ESOP Term Loan and lent such amount to the ESOP. The ESOP used those funds to purchase Common Stock at the closing of the Transactions.

AMORTIZATION; PREPAYMENTS

     The Bank Credit Agreement requires the principal amount of the Senior Term Loans to be reduced in twelve quarterly principal installments of $2.75 million beginning on September 30, 1996, four quarterly principal installments of $3.25 million beginning on September 30, 1999, four quarterly principal installments of $4.0 million beginning on September 30, 2000, four quarterly principal installments of $4.75 million beginning on September 30, 2001, four quarterly principal installments of $6.0 million beginning on September 30, 2002, and four quarterly principal installments of $6.25 million beginning on September 30, 2003. The ESOP Term Loan will be amortized in 20 equal quarterly installment amounts of $0.5 million during its five-year term.

     The Senior Term Loans are subject to mandatory prepayment prior to September 30 of each fiscal year (commencing in fiscal 1997) in which more than $75.0 million is outstanding on the Senior Term Loans on or before June 30 of any year, of an amount equal to 75% of the difference between EBITDA (as defined) for the prior fiscal year and the sum of certain capital expenditures, taxes, dividends, interest expense, and principal payments made on the Senior Term Loans during such prior year, and certain distributions made to TPC Holding for certain expenses (such difference being the "Excess Cash Flow"), and prior to September 30 of each year after the Senior Term Loans are reduced to $75.0 million or less, a payment in the amount of 50% of the Excess Cash Flow generated during the prior fiscal year. All mandatory prepayments are required to be applied pro rata to each Senior Term Loan based on the outstanding principal amount of the Senior Terms Loans and pro rata to future scheduled principal installments. In addition, the Senior Term Loans are further subject to mandatory prepayment in the amount of any cash proceeds received by the Company from an offering of its Capital Stock.

     The Senior Term Loans may be prepaid on notice at any time without premium or penalty in a minimum amount of $1.0 million. All optional prepayments of the Term Loans will be applied pro rata to each Senior Term Loan based on the outstanding principal amount of the Senior Term Loans unless, at the Company's option, lenders of the Tranche B Term Loan decline to accept such prepayment, in which case the amount of prepayment declined shall be applied pro rata to the Tranche A Term Loan and will be applied pro rata to future scheduled principal installments.

     The amount available under the Revolving Credit Facility is payable in full on its maturity date. Additionally, if the aggregate amount of borrowings outstanding under the Revolving Credit Facility, plus the undrawn face amount of letters of credit plus unreimbursed drawings on letters of credit, exceeds the Borrowing Base, an immediate prepayment in an amount to eliminate such excess will be payable.

     Prepayments of Eurodollar borrowings on any day other than the last day of an interest period will be required to be accompanied by a payment to the Lenders of all costs, expenses or losses, if any, incurred as a result of such prepayment.

SECURITY; GUARANTEES

     Borrowings under the Revolving Credit Facility and the Term Loans are guaranteed by Holdings and TPC Holding. The obligations of the Company under the Revolving Credit Facility and the Term Loans and the obligations under the guarantees are secured by a first priority lien on the capital stock of TPC Holding and the Company and on substantially all of the assets of the Company.

INTEREST RATES; LETTER OF CREDIT FEES

     The Term Loans and the Revolving Credit Facility bear interest at a rate per annum, at the Company's option, within the range of either (i) the Alternate Base Rate to the Alternate Base Rate plus 1.5% or (ii) the LIBOR Rate plus .625% to the LIBOR Rate plus 2.5%, in each case based upon the ratio of Total Debt (as defined) to EBITDA for the most recent four-quarter period.

     Under the Revolving Credit Facility, fees will be charged for letters of credit as follows: (i) a fronting fee of 1/8% per annum on the undrawn face amount of the letters of credit plus (ii) the greater of (x) for each letter of credit outstanding, the applicable margin for LIBOR Rate Loans, and (y) $500.

FEES, EXPENSES AND COSTS; REVOLVING CREDIT FACILITIES

     The terms of the Bank Credit Agreement require the Company to pay the following fees in connection with the maintenance of borrowings under the Revolving Credit Facility: (i) commitment fees to be paid to the Lenders in amounts equal to 1/2% per annum, if the Company's ratio of Total Debt to EBITDA for the most recent four-quarter period is greater than or equal to 3.0 to 1.0, and 3/8% if the Company's ratio of Total Debt to EBITDA for the most recent four-quarter period is less than 3.0 to 1.0, in each case with respect to the unused commitment under the Revolving Credit Facility payable quarterly in arrears until such time as it is terminated; and (ii) administration fees payable annually to the Agent. In addition, the Company paid various underwriting and arrangement fees and closing costs on the Closing Date in connection with the origination and syndication of the Term Loans and the Revolving Credit Facility.

     The Company also is required to reimburse the Agent for all reasonable out-of-pocket costs and expenses incurred in the preparation, documentation, syndication and administration of the Bank Credit Agreement and to reimburse the Lenders for all reasonable costs and expenses incurred in connection with the enforcement of their rights in connection with a default or the enforcement of the Bank Credit Agreement. The Company agreed to indemnify the Agent and the Lenders and their respective officers, directors, shareholders, employees, agents and attorneys against certain costs, expenses (including fees and disbursements of counsel) and liabilities arising out of or relating to the Bank Credit Agreement, the Stock Purchase Agreement and the transactions contemplated thereby. Furthermore, the Lenders are entitled to be reimbursed for increases in reserve requirements, changes in law and circumstances, possible future illegality of interest options, taxes (other than on gross receipts or income), possible inability to determine market rate, capital adequacy, and consequential costs.

                         DESCRIPTION OF THE SECURITIES
GENERAL

     The Original Notes were issued under an Indenture dated as of July 1, 1996 (the "Original Indenture"), between the Company and Fleet National Bank, as Trustee (the "Original Trustee"). The Notes were issued under an Indenture dated as of March 1, 1997 (the "Indenture", and together with the Original Indenture, the "Indentures"), between the Company and Fleet National Bank, as Trustee (the "Series B Trustee" and, together with the Original Trustee, the "Trustees").

     The following is a summary of certain provisions of the Indentures and the Securities. Each Indenture is subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indentures and the Securities (i) is a description of such provisions after giving effect to the consummation of the Transactions, and (ii) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indentures and the Securities, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. Each Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Any reference to a "Trustee" means the Original Trustee or the Series B Trustee, as the context may require. Any reference to a "Holder" or a "Noteholder" or a "Securityholder" means the Holders of the Original Notes or the Notes, or both, as the context may require.

     Principal of, premium, if any, and interest on the Securities are payable, and the Securities may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York or the State of Connecticut (which initially shall be the offices of the Trustee, at Shawmut Trust Company of New York, c/o First Chicago Trust Co. of N.Y., 14 Wall Street, 8th Floor / Window #2, New York, New York 10005 or at 777 Main Street, Hartford, Connecticut 06115, respectively), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

     The Securities are issuable only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. See
"-- Book-Entry, Delivery and Form." No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE SECURITIES

     The Securities are unsecured senior subordinated obligations of the Company. As of the date of this Prospectus, there is $175,000,000 aggregate principal amount of the Original Notes and $50,000,000 aggregate principal amount of the Notes outstanding. The Securities will mature on July 1, 2006. The Securities will bear interest at the rate per annum shown on the cover page hereof from July 1, 1996 in the case of the Original Notes, or from March 13, 1997 in the case of the Notes, or in the case of the Original Notes and the Notes, from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the December 15 or June 15 immediately preceding the interest payment date on January 1 and July 1 of each year. Interest payments on the Original Notes commenced on January 1, 1997 and interest payments on the Notes will commence on July 1, 1997. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Securities will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Securities will not be redeemable at the option of the Company prior to July 1, 2001. Thereafter, the Securities will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of

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Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

                                        REDEMPTION
PERIOD                                    PRICE
------                                  ----------
2001.................................     105.562%
2002.................................     103.708
2003.................................     101.854
2004 and thereafter..................     100.000

     In addition, at any time and from time to time prior to July 1, 1999, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the Original Notes and 35% of the original aggregate principal amount of the Notes, with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Original Notes and 65% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption with respect to the Original Notes and the Notes, respectively.

     Notwithstanding the preceding two paragraphs, the Company will not be permitted to redeem the Original Notes unless, substantially concurrently with such redemption, the Company redeems an aggregate principal amount of Notes (rounded to the nearest integral multiple of $1000) equal to the product of: (1) a fraction, the numerator of which is the aggregate principal amount of Original Notes to be so redeemed and the denominator of which is the aggregate principal amount of Original Notes outstanding immediately prior to such proposed redemption, and (2) the aggregate principal amount of Notes outstanding immediately prior to such proposed redemption.

     In the case of any partial redemption, selection of the Original Notes or the Notes, as the case may be, for redemption will be made by the applicable Trustee on a pro rata basis, by lot or by such other method as the applicable Trustee in its sole discretion shall deem to be fair and appropriate, although no Security of $1,000 in original principal amount or less shall be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption relating to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security.

RANKING

     The indebtedness evidenced by the Securities represents senior subordinated, unsecured obligations of the Company. The payment of the principal of, premium (if any) and interest on the Securities is subordinate in right of payment, as set forth in each of the Indentures, to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding on the Original Issue Date or thereafter incurred, including the obligations of the Company under the Bank Credit Agreement. The Securities are also effectively subordinated to all Secured Indebtedness of the Company to the extent of the value of the assets securing such indebtedness.

     As of December 31, 1996, after giving pro forma effect to the Offering as if it had occurred on such date, the Company's Senior Indebtedness would have been approximately $85.5 million, all of which is Secured Indebtedness. Although each of the Indentures contain limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Subsidiaries."

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Securities in accordance with the provisions of the Indentures. The Original Notes rank PARI PASSU with the Notes, and the Securities in all respects rank PARI PASSU with all other and future Senior Subordinated Indebtedness of

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the Company. The Company has agreed in each of the Indentures that it will not
Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium (if any) or interest on, the Securities or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Securities (collectively, "pay the Securities") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Securities without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Original Notes or the Notes, as the case may be, for a period (a "Payment Blockage Period") commencing upon the receipt by the applicable Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Securities after the end of such Payment Blockage Period. Each of the Original Notes and the Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Securityholders are entitled to receive any payment, and until the Senior Indebtedness of the Company is paid in full, any payment or distribution to which Securityholders would be entitled but for the subordination provisions of each of the Indentures will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Securityholders that, due to the subordination provisions, should not have been made to them, such Securityholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

     If payment of the Securities is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

     By reason of the subordination provisions contained in each of the Indentures, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Securityholders, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Securityholders.

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
     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Securities pursuant to the provisions described under "-- Defeasance."

BOOK-ENTRY, DELIVERY AND FORM

     Original Notes sold to qualified institutional buyers ("QIBs") were issued in the form of a Global Note (the "Original Global Note"). The Original Global Note was registered in the name of Cede & Co. as nominee of the Depository.

     The Notes were initially issued in the form of two registered Global Notes in global form (each a "Series B Global Note", and together with the Original Global Note, the "Global Notes"). Each Series B Global Note was registered in the name of Cede & Co., as nominee of the Depository.

     Original Notes that (i) were originally issued to institutional "accredited investors" (as defined in Rules 501(a) (1), (2), (3) or (7) under the Securities Act) who were not QIBs or (ii) are issued as described below under "Certificated Notes" were, or will be, as the case may be, issued in definitive, certificated form. Upon the transfer of an Original Note in definitive, certificated form, such Original Note will, unless the Original Global Note has previously been exchanged for Original Notes in definitive, certificated form, be exchanged for an interest in the applicable Global Note representing the principal amount of Original Notes being transferred.

     The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing
Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participation (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

     The Company believes that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository credited the accounts of Participants designated by the Original Initial Purchasers or the Initial Purchaser, as applicable with an interest in the Global Note and (ii) ownership of the Original Notes or the Notes, as the case may be, is shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Securities or to pledge the Securities as collateral is impaired.

     So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indentures. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Securities represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities (the "Certificated Securities"), and will not be considered the owners or Holders thereof under the Indentures for any purpose, including with respect to giving of any directions, instruction, or approval to the applicable Trustee thereunder. As a result, the ability of a person having a beneficial interest in Securities represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be impaired by the lack of a physical certificate evidencing such interest. The Company understands that if there is an Event of Default

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
under the Securities, the Depository will exchange the Global Notes for Certificated Notes, which it will distribute to its Participants in accordance with its customary procedures.

     Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Securities under the Indentures or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Securities or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the applicable Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Securities by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Securities, or to assure that any notices are forwarded by the Depository to any Participant or by any Participant to holders of beneficial interests.

     Payments with respect to the principal of, premium, if any, and interest on, any Securities represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the applicable Trustee to or at the direction of the Depository or its nominee in its capacity as the registered holder of the Global Note representing such Securities under the Indentures. Under the terms of the Indentures, the Company and the applicable Trustee may treat the persons in whose names the Securities, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the applicable Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in a Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and the Depository.

CERTIFICATED SECURITIES

     If (i) the Company notifies the applicable Trustee in writing that the Depository is no longer willing or able to act as a depository or Depository ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the applicable Trustee in writing that it elects to cause the issuance of Securities in definitive form under the Indentures or (iii) upon the occurrence of certain other events, then, upon surrender by the Depository of its Global Notes, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the Securities represented by the Global Notes. Upon any such issuance, the applicable Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Company nor the applicable Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related Securities and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Securities to be issued).

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Securities at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of

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
purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of the Company; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (for purposes of this clause (i), the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the then outstanding Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (iii) the merger or consolidation of Holdings, TPC Holding or the Company with or into another Person or the merger of another Person with or into Holdings, TPC Holding or the Company, or the sale of all or substantially all the assets of Holdings, TPC Holding or the Company to another Person (in each case other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of Holdings, TPC Holding or the Company, as applicable, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Holdings, TPC Holding or the Company, as applicable, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation or a parent corporation that owns all of the capital stock of such corporation that represent immediately after such transaction, at least 35% of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be.

     Within 30 days following any Change of Control, the Company shall mail a notice to the Trustee and to each Holder stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Securities at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Securities purchased.

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
     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The use of the terms "all or substantially all" and "substantially as an entirety" in provisions of each of the Indentures such as clause (iii) of the definition of "Change in Control" and under "-- Merger and Consolidation" has no clearly established meaning under New York law (which governs each of the Indentures) and has been the subject of limited judicial interpretation in few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, or a disposition of such assets "substantially as an entirety," which uncertainty should be considered by prospective investors in the Securities.

     Subject to the limitations discussed below, the Company, TPC Holding or Holdings could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under each of the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's, TPC Holding's or Holdings' capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Original Notes or the Notes, as the case may be, then outstanding. Except for the limitations contained in such covenants, however, the Indentures do not contain any covenants or provisions that may afford holders of the Securities protection in the event of a highly leveraged transaction. The Indentures do not contain any covenants that restrict the ability of Holdings or TPC Holding to incur Indebtedness.

     If a Change of Control offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Securities that might be delivered by holders of the Securities seeking to accept the Change of Control offer. The failure of the Company to make or consummate the Change of Control offer or pay the purchase price when due will give the applicable Trustee and the holders of the Securities the rights described under "-- Events of Default."

     The existence of a holder's right to require the Company to offer to repurchase such holder's Securities upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     The Bank Credit Agreement, under certain circumstances, prohibits the Company from purchasing any Securities prior to June 30, 2004, and also provides that the occurrence of certain change of control events with respect to the Company, TPC Holding and Holdings constitutes a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Securities, the Company could seek the consent of its lenders to the purchase of Securities or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Securities. In such case, the Company's failure to purchase tendered Securities would constitute an Event of Default under each of the Indentures which would, in turn, constitute a default under the Bank Credit Agreement. In such circumstances, the subordination provisions in each of the Indentures would likely restrict payment to the Holders of Securities.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Securities could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Securities following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under each of the Indentures relating to the Company's obligation to make an offer to repurchase the Securities as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Original Notes or the Notes, as the case may be.

CERTAIN COVENANTS

     The Indentures each covenants including, among others, the following:

     LIMITATION ON INDEBTEDNESS. (a) The Company shall not Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.0 to 1.0 if such Indebtedness is Incurred from the Original Issue Date through June 30, 1999, and 2.25 to 1.0 if such Indebtedness is Incurred thereafter.

     (b) Notwithstanding the foregoing paragraph (a), the Company may Incur any or all of the following Indebtedness: (1) Indebtedness Incurred pursuant to the Term Loan Provisions of the Bank Credit Agreement or any indenture or term loan provisions of any other credit or loan agreement in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (1) and then outstanding, does not exceed (A) $140.0 million LESS (B) the aggregate amount of all principal repayments of any such Indebtedness made after the Original Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Indebtedness); (2) Indebtedness Incurred pursuant to the Revolving Credit Provisions of the Bank Credit Agreement or any other revolving credit facility in a principal amount which, when taken together with all letters of credit and the principal amount of all other Indebtedness Incurred pursuant to this clause
(2) and then outstanding does not exceed the greater of $40.0 million and the sum of (A) 65% of the book value of the inventory of the Company and its Restricted Subsidiaries and (B) 85% of the book value of the accounts receivables of the Company and its Restricted Subsidiaries; (3) Indebtedness owed to and held by a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company; (4) the Original Notes, the Notes (with respect to the Indenture only) or any Indebtedness, the proceeds of which are used to Refinance the Original Notes or the Notes (with respect to the Indenture only) in full; (5) Indebtedness outstanding on the Original Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this paragraph (b)) and, with respect to the Indenture only, Indebtedness Incurred pursuant to paragraph (a) of this covenant under the Original Indenture prior to the Issue Date (other than Indebtedness described in clause (4) of this paragraph (b));
(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5) or this clause (6) or pursuant to the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" below; (7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company pursuant to the Indenture; (8) Indebtedness of the Company consisting of obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or any Restricted Subsidiary permitted under the Indenture; (9) Capital Lease Obligations in an aggregate principal amount not exceeding $5 million at any one time outstanding; and (10) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (9) above or paragraph (a)) does not exceed $10 million at any one time outstanding. With respect to the Indenture only, Indebtedness Incurred pursuant to clauses
(b)(1) and (b)(2) of this covenant in the Original Indenture prior to the Issue Date has been deemed to have been Incurred pursuant to clause (1) and (2), respectively, of paragraph (b) of this covenant under the Indenture.

     (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any

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Subordinated Obligations unless such Indebtedness shall constitute Refinancing
Indebtedness and shall be subordinated to the Securities to at least the same extent as such Subordinated Obligations.

     (d)  For purposes of determining compliance with the covenant entitled
"-- Limitation on Indebtedness," (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (ii) any Secured Indebtedness that is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Securities equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     LIMITATION ON INDEBTEDNESS AND PREFERRED STOCK OF RESTRICTED
SUBSIDIARIES. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except:

          (a) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

          (b) Indebtedness or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause
     (a) of the covenant described under "-- Limitation on Indebtedness;"

          (c) Indebtedness or Preferred Stock outstanding on the Original Issue Date (other than Indebtedness described in clause (a) or (b) of this paragraph);

          (d) Indebtedness of any Restricted Subsidiary consisting of obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or any Restricted Subsidiary permitted under the Indentures;

          (e) Preferred Stock which is not Disqualified Stock; PROVIDED, HOWEVER, that such Restricted Subsidiary shall not pay cash dividends on such Preferred Stock; and

          (f) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (b) or (c) of this paragraph or this clause (f); PROVIDED, HOWEVER, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause (b), such Refinancing Indebtedness shall be Incurred only by such Subsidiary.

     LIMITATION ON RESTRICTED PAYMENTS. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes, and after giving effect to, the proposed Restricted Payment: (i) a Default shall have occurred and be continuing (or would result therefrom); (ii) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Original Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income

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accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Original Notes were originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); PROVIDED, HOWEVER, that if the Securities achieve an Investment Grade Rating during any fiscal quarter, the percentage for such fiscal quarter (and for any other fiscal quarter where, on the first day of such fiscal quarter, the Securities shall have an Investment Grade Rating) will be 100% of Consolidated Net Income during such fiscal quarter; PROVIDED FURTHER, HOWEVER, that if such Restricted Payment is to be made in reliance upon an additional amount permitted pursuant to the immediately preceding proviso, the Securities must have an Investment Grade Rating at the time such Restricted Payment is declared or, if not declared, made; (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Original Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees); (C) the aggregate Net Cash Proceeds received by the Company subsequent to the Original Issue Date from the issue or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or a trust established by Holdings or any of its Subsidiaries for the benefit of their employees; PROVIDED, HOWEVER, that with respect to any such Net Cash Proceeds received from such an employee stock ownership plan or trust through the Incurrence of Indebtedness in connection with such issue or sale of Capital Stock, which Indebtedness also constitutes Indebtedness of the Company, such aggregate Net Cash Proceeds shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to such Indebtedness; (D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Original Issue Date, of any Indebtedness of the Company for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange), whether pursuant to the terms of such Indebtedness or pursuant to an agreement with a creditor to engage in an equity for debt exchange; (E) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and
(F) to the extent not covered in clauses (A) through (E) above, the aggregate net cash proceeds received after the Original Issue Date by the Company as capital contributions (other than from any of its Restricted Subsidiaries) plus $5 million.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than (A) Disqualified Stock, (B) Capital Stock issued or sold to a Subsidiary of the Company or (C) Capital Stock issued or sold to an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees to the extent that such employee stock ownership plan or trust has Incurred Indebtedness to finance the purchase of such Capital Stock, which Indebtedness also constitutes Indebtedness of the Company); PROVIDED, HOWEVER, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above, and for purposes of the Indenture only, the Net Cash Proceeds from any such sales which occurred prior to the Issue Date have been excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated

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Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) a payment by the Company to TPC Holding, Holdings or the ESOP, or directly by the Company, to be used to repurchase, redeem, acquire or retire for value any Capital Stock of Holdings pursuant to any stockholders' agreement, management equity subscription plan or agreement, stock option plan or agreement, or other employee plan or agreement or employee benefit plan in effect as of the Original Issue Date or such similar employee plan or agreement or employee benefit plan as may be adopted by the Company from time to time; PROVIDED, HOWEVER, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $2,000,000 in any fiscal year; PROVIDED FURTHER, HOWEVER, that such amount shall be excluded in the calculation of Restricted Payments; (v) a payment by the Company to Holdings, TPC Holding or the ESOP to be used to repurchase Capital Stock of Holdings pursuant to the requirements of the ESOP in an aggregate amount in any fiscal year not to exceed the minimum amount required to be paid in cash under the ESOP as in effect on the Original Issue Date; PROVIDED, HOWEVER, that such amount shall be excluded in the calculation of Restricted Payments; (vi) a payment by the Company to TPC Holding or Holdings pursuant to the Tax Sharing Agreement; PROVIDED, HOWEVER, that the amount of any such payment shall not exceed the sum of (A) the amount of taxes which the Company would have been liable for on a stand-alone basis plus (B) the amount of any state net worth tax applicable to Holdings and TPC Holding; PROVIDED FURTHER, HOWEVER, such amount shall be excluded in the calculation of Restricted Payments; and (vii) a payment by the Company to TPC Holding or Holdings to pay their operating and administrative expenses, including, without limitation, directors' fees, legal and audit expenses, SEC compliance expenses and corporate franchise and other taxes, in an amount not to exceed the greater of $1,000,000 per fiscal year and 0.125% of the consolidated net sales of the Company for the preceding fiscal year; PROVIDED, HOWEVER, that such amount shall be excluded in the calculation of Restricted Payments.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) to transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Original Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or
(ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Securityholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases to the extent such provisions restrict the transfer of the lease or the property leased thereunder or in purchase money financings; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

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(vi) encumbrances or restrictions imposed by operation of applicable law; and
(vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition, and at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) FIRST, to the extent the Company elects (or is required by the terms of any Senior Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary or such Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) SECOND, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets; PROVIDED, HOWEVER, that the Company shall be required to commit such Net Available Cash to the acquisition of Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (the "Receipt Date") and shall be required to consummate the acquisition of such Additional Assets within 18 months from the Receipt Date; (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer pursuant to paragraph (b) below to the holders of the Securities (and to holders of other Senior Subordinated Indebtedness designated by the Company) to purchase Securities (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the Indentures; and (D) FOURTH, to the extent of the balance of such Net Available Cash after application in accordance with clauses
(A), (B) and (C) to (x) the acquisition by the Company or any Wholly Owned Subsidiary or such Restricted Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than Indebtedness owed to an Affiliate of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; PROVIDED, HOWEVER, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A),
(C) or (D) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $2.5 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments. Notwithstanding anything contained in this "-- Certain Covenants" section to the contrary, the Company shall not sell, convey, pledge, hypothecate or otherwise transfer the Houston Facility substantially as an entirety in one transaction or a series of related transactions to any Person, including, but not limited to, any Subsidiary, except for (i) pledges or security interests granted in connection with securing Indebtedness borrowed under the Bank Credit Agreement, and (ii) transactions that comply with the "-- Merger and Consolidation" covenant described below.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the express assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the

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transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of closing the transaction.

     (b) In the event of an Asset Disposition that requires the purchase of the Securities (and other Senior Subordinated Indebtedness) pursuant to clause
(a)(ii)(C) above, the Company will be required to purchase Securities tendered pursuant to an offer by the Company for the Securities (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in each of the Indentures. If the aggregate purchase price of Securities (and any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. The Company shall not be required to make such an offer to purchase Securities (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     LIMITATION ON AFFILIATE TRANSACTIONS. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in a comparable transaction on arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no material personal financial stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $5 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company or its Restricted Subsidiary, as the case may be.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," or any payment or transaction specifically excepted from the definition of Restricted Payment, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors or the board of directors of the relevant Restricted Subsidiary, (iii) the grant of stock options or similar rights to employees and directors pursuant to plans approved by the Board of Directors or the board of directors of the relevant Restricted Subsidiary, (iv) loans or advances to officers, directors or employees in the ordinary course of business, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vii) the purchase of or the payment of Indebtedness of or monies owed by the Company or any of its Restricted Subsidiaries for goods or materials purchased, or services received, in the ordinary course of business,
(viii) the purchase of or the payment of Indebtedness of or monies owed by the Company or any of its Restricted Subsidiaries or fees to be paid to Sterling or any Affiliate of Sterling, in each case pursuant to a written agreement in existence on the date of (A) the Original Indenture, for purposes of the Original Notes or (B) the Indenture for purposes of the Notes and (ix) any Tax Sharing Agreement; PROVIDED, HOWEVER, that the aggregate amount payable by the Company pursuant thereto shall

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not exceed the sum of (A) the amount of taxes which the Company would have been liable for on a stand-alone basis plus (B) the amount of any state net worth tax applicable to Holdings and TPC Holding.

     LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary remains a Restricted Subsidiary; PROVIDED, HOWEVER, that in connection with any such sale or disposition of Capital Stock the Company or any such Restricted Subsidiary complies with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

     MERGER AND CONSOLIDATION. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, its assets substantially as an entirety to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to such Trustee, in form satisfactory to the applicable Trustee, all the obligations of the Company under the Original Notes or the Notes, as the case may be, and the applicable Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness;" (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction minus any costs incurred in connection with such transaction; and (v) the Company shall have delivered to the applicable Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the applicable Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture, but the predecessor company, only in the case of a conveyance, transfer or lease, shall not be released from the obligation to pay the principal of and interest on the Original Notes or the Notes, as the case may be.

     SEC REPORTS. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide within 15 days to the Trustee and Securityholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; PROVIDED, HOWEVER, that if Holdings shall have become a Guarantor with respect to all obligations relating to the Original Notes or the Notes, as the case may be, the reports, information and other documents required to be filed and provided pursuant to the Indenture or the Original Indenture, as the case may be, may, at the Company's option, be filed by and be those of Holdings rather than the Company; PROVIDED FURTHER, HOWEVER, that in the event Holdings conducts, directly or indirectly, any business or holds, directly or indirectly, any significant assets other than the capital stock of TPC Holding or the Company at the time of filing and providing any such report, information or other document containing financial statements of Holdings, Holdings shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Company.

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DEFAULTS

     An Event of Default is defined in each of the Indentures as (i) a default in the payment of interest on any Original Note or Note, as the case may be, when due, continued for 30 days, (ii) a default in the payment of principal of any Original Note or Note, as the case may be, when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Securities) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," "-- Limitation on Restricted Payments,"
"-- Limitation on Restrictions on Distributions from Restricted
Subsidiaries," -- "Limitation on Sales of Assets and Subsidiary Stock,"
" -- Limitation on Affiliate Transactions," "Limitation on the Sale or
Issuance of Capital Stock of Restricted Subsidiaries," or "-- SEC Reports,"
(v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the applicable Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Holdings, TPC Holding, the Company or any Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $5 million is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision").
However, a default under clause (iv) or (v) will not constitute an Event of Default until the applicable Trustee or the holders of 25% in principal amount of the outstanding Original Notes or Notes, as the case may be, notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default (other than the bankruptcy provisions relating to the Company) occurs and is continuing, the applicable Trustee or the holders of at least 25% in principal amount of the outstanding Original Notes or Notes, as the case may be, may declare the principal of and accrued but unpaid interest on all the Original Notes or Notes, as the case may be, to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy provisions relating to the Company occurs and is continuing, the principal of and interest on all the Securities will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Securities. Under certain circumstances, the holders of a majority in principal amount of the outstanding Original Notes or Notes, as the case may be, may rescind any such acceleration with respect to the Original Notes or the Notes, as the case may be, and its consequences.

     Subject to the provisions of each of the Indentures relating to the duties of the applicable Trustee, in case an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the holders of the Securities unless such holders have offered to the applicable Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Security may pursue any remedy with respect to the applicable Indenture or the Securities unless (i) such holder has previously given the applicable Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Original Notes or Notes, as the case may be, have requested the applicable Trustee to pursue the remedy, (iii) such holders have offered the applicable Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the applicable Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Original Notes or Notes, as the case may be, have not given the applicable Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Original Notes or Notes, as the case may be, are given the

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right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on the applicable Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the applicable Trustee determines is unduly prejudicial to the rights of any other holder of an Original Note or a Note, as the case may be, or that would involve the applicable Trustee in personal liability.

     Each Indenture provides that if a Default occurs and is continuing and is known to the applicable Trustee, such Trustee must mail to each holder of the Securities notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Original Note or any Note, as the case may be, the applicable Trustee may withhold notice if and so long as the board of directors, the executive committee or a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Original Notes or the Notes, as the case may be. In addition, the Company is required to deliver to the applicable Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indentures may each be amended with the consent of the holders of a majority in principal amount of the Original Notes or Notes, as the case may be, then outstanding (including consents obtained in connection with a tender offer or exchange for the Original Notes or Notes, as the case may be) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Original Notes or Notes, as the case may be, then outstanding.

     Without the consent of each holder of an outstanding Original Note or Note, as the case may be, affected thereby, no amendment may (i) reduce the amount of Original Notes or Notes, as the case may be, whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Original Note or any Note, as the case may be, (iii) reduce the principal of or extend the Stated Maturity of any Original Note or Note, as the case may be,,
(iv) reduce the premium payable upon the redemption of any Original Note or Note, as the case may be, or change the time at which any Original Note or Note, as the case may be, may be redeemed as described under "-- Optional
Redemption" above, (v) make any Original Note or Note payable in money other than that stated in the Original Note or Note, as the case may be, (vi) impair the right of any holder of the Original Notes or the Notes, as the case may be, to receive payment of principal of and interest on such holder's Original Notes or Notes, as the case may be, on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Original Notes or Notes, as the case may be, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or (viii) make any change to the subordination provisions of the applicable Indenture that would adversely affect the holders of the Notes or Original Notes, as the case may be.

     Without the consent of any holder of the Original Notes or Notes, as the case may be, the Company and the applicable Trustee may amend the applicable Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the applicable Indenture, to provide for uncertificated Securities in addition to or in place of certificated Securities (provided that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Securities, to secure the Securities, to add to the covenants of the Company for the benefit of the holders of the Securities or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Securities or to comply with any requirement of the SEC in connection with the qualification of the applicable Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indentures that adversely affects the rights of any holder of

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Senior Indebtedness then outstanding unless the holders of such Senior
Indebtedness (or their Representative) consent to such change.

     The consent of the holders of the Original Notes or the Notes, as the case may be, is not necessary under each of the Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Original Indenture or the Indenture becomes effective, the Company is required to mail to holders of the Original Notes or the Notes, as the case may be, a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Original Notes or the Notes, as the case may be, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Securities were issued in registered form and will be transferable only upon the surrender of the Securities being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     The Company at its option at any time may terminate all its obligations under the Original Notes or the Notes, as the case may be, and the Original Indenture or the Indenture, as the case may be, ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Original Notes or the Notes, as the case may be, to replace mutilated, destroyed, lost or stolen Original Notes or Notes, as the case may be, and to maintain a registrar and paying agent in respect of the Original Notes or the Notes, as the case may be. In addition, the Company at its option at any time may terminate its obligations under "Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation") (and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Original Notes or the Notes, as the case may be), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) of the first paragraph under, "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Original Notes or the Notes, as the case may be, may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Original Notes or the Notes, as the case may be, may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the applicable Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Original Notes or the Notes, as the case may be, to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the applicable Trustee of an Opinion of Counsel to the effect that holders of the Original Notes or the Notes, as the case may be, will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

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CONCERNING THE TRUSTEE

     Fleet National Bank is the Trustee under each of the Indentures and has been appointed by the Company as Registrar and Paying Agent with regard to the Original Notes and the Notes. Such bank may also act as a depository of funds for or makes loans to, and performs other services for, the Company or its affiliates in the ordinary course of business in the future. The corporate trust office of the Trustee is located at 777 Main Street, Hartford, Connecticut 06115.

     The Holders of a majority in principal amount of the outstanding Original Notes or Notes, as the case may be, have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. Each of the Indentures provide that if an Event of Default occurs (and is not cured), the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the applicable Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any Holder of Original Notes or Notes, as the case may be, unless such Holder shall have offered to the applicable Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Original Indenture or the Indenture, as the case may be. The Trustee may resign from its duties with respect to either the Original Indenture or the Indenture at any time or may be removed by the Company. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the applicable Indenture.

     If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indentures. Each of the Indentures also contain certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise.

GOVERNING LAW

     Each of the Indentures provide that they and the Securities will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger or consolidation (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted

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Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (x) a disposition of the Excluded Assets, (y) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a disposition specifically excepted from the definition of Restricted Payment).

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Securities, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Credit Agreement" means the Bank Credit Agreement, dated as of the date of the Original Indenture among the Company, as successor to Finance Co., Texas Commerce Bank National Association, as agent, and the lenders party thereto, as such agreement, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the Indentures), substituted, refinanced, restructured, replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing). Subsequent to the date of the Indenture, there may be multiple Bank Credit Agreements and the term "Bank Credit Agreement" shall mean all such Bank Credit Agreements.

     "Bank Indebtedness" means any and all amounts payable by the Company under or in respect of the Bank Credit Agreement, as amended, refinanced or replaced from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means the Board of Directors of the Company or (except for the purposes of the covenant described under " -- Certain Covenants -- Change of Control") any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters;

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PROVIDED, HOWEVER, that (1) if the Company or any Restricted Subsidiary has
Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause
(2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period, and (5) in calculating EBITDA and Consolidated Interest Expense for any period prior to the Original Issue Date for the purposes of calculating the Consolidated Coverage Ratio, without duplicating adjustments made pursuant to clauses (1) through (4) above, EBITDA and Consolidated Interest Expense for such period shall be calculated giving effect to the pro forma adjustments set forth under "Pro
Forma Financial Information" above and to a one-time employee compensation expense incurred in connection with the Transactions. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to capital leases and one-third of the rental expense attributable to operating leases, (ii) amortization of debt discount and debt issuance cost,
(iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends

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in respect of all Preferred Stock held by Persons other than the Company or a
Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary, and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that
(A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(iii)(E) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Depository" means The Depository Trust Company, its nominees and their respective successors.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount

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outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $15 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the applicable Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and
"-- Certain Covenants -- Change of Control."

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) depreciation expense, (c) amortization expense, and (d) all other non-cash items reducing such Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursement for any subsequent period) less all non-cash items increasing such Consolidated Net Income (such amount calculated pursuant to this clause (d) not to be less than zero), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Employee Offering" means any registration of shares of Common Stock by Holdings for sale to certain employees of Holdings and its Subsidiaries following the Acquisition.

     "ESOP" means the Company's Employee Stock Ownership Plan.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" means (i) .4547 acres at 145343 Memorial Drive,
Houston, Texas; (ii) 30.007 acres located at Highway 6 and Briarforest, Houston, Harris County, Texas; (iii) 8.8962 acres located on Richmond and West Hollow Drive, Houston, Harris County, Texas; (iv) 2.9613 acres located at 8705-8707 Katy Freeway, Houston, Harris County, Texas; (v) a 4.14560 acre tract of land located at Highway 288 and South MacGregor Drive, Houston, Harris County, Texas;
(vi) lots 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20, Block 133 located at 206
North Kaufman, Ennis, Texas; and (vii) one airplane.

     "GAAP" means generally accepted accounting principles in the United
States of America as in effect as of the Original Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) in statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to
Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise,

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of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Securityholder" means the Person in whose name an Original Note or Note, as the case may be, is registered on the Registrar's books.

     "Holdings" means Texas Petrochemical Holdings, Inc., a Delaware corporation.

     "Houston Facility" means the Company's plant located at 8600 Park Place Boulevard, Houston, Texas 77017, together with all land owned or leased by the Company adjacent or in proximity thereto, all improvements or additions to such plant or land, including docks, pipelines and facilities for traincar and truck service, all equipment, catalysts and other items used in the production, processing, purification, finishing, extraction, hydrogenation, dehydrogenation, dimerization, oxo-dehydrogenation, back-cracking, skeletal isomerization or fractionation of chemical products, feedstocks or intermediaries.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for Indebtedness; PROVIDED, HOWEVER, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Initial Purchaser" means Chase Securities, Inc.

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     "Initial Purchasers" means the Original Initial Purchasers and the
Initial Purchaser.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed solely to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making the advance or loan) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. "Investment" shall not include payments by the Company to the ESOP (i) for the purpose of servicing Indebtedness of the ESOP, (ii) for the purpose of paying administrative expenses of the ESOP, and (iii) on behalf of employees of the Company or its Subsidiaries that do not exceed, during any fiscal year, 10% of the aggregate compensation expense during such fiscal year attributable to employees of the Company and its Subsidiaries who are eligible to participate in the ESOP. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i)
"Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; PROVIDED FURTHER, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Investment Grade Rating" means a rating of BBB - or higher by S&P and Baa3 or higher by Moody's or the equivalent of such rating by S&P and Moody's or by any other Rating Agency selected as provided in the definition of Rating Agency.

     "Issue Date" means March 13, 1997.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record shall not be affected.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Moody's" means Moody's Investors Service, Inc.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, brokerage commissions, underwriting discounts or commissions or sales commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel, accountants and investment bankers) related to such Asset Disposition or converting to cash any other proceeds received, and any relocation and severance expenses as a result thereof, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject

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to such Asset Disposition or made in order to obtain a necessary consent to such
Asset Disposition or to comply with applicable law, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a Subsidiary which is not a wholly-owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by the Company.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Original Initial Purchasers" means CS First Boston and Merrill Lynch &
Co,

     "Original Issue Date" means the closing date for the sale and original issuance of the Original Notes, which was July 1, 1996.

     "Permitted Holders" means (i) each Person who owns Capital Stock of Holdings on the date of issuance of (a) (x) the Original Notes for purposes of the Original Indenture and (y) the Notes for purposes of the Indenture or (b) the Common Stock in connection with the Employee Offering, (ii) any Person who on the date of issuance of (x) the Original Notes for purposes of the Original Indenture and (y) the Notes for purposes of the Indenture is or was before such date an officer, director, stockholder, employee or consultant of Sterling,
(iii) the ESOP, (iv) any savings or investment plan sponsored by the Company or Holdings, (v) with respect to any Person covered by the preceding clauses (i) through (iv) (A) in the case of an entity, any Affiliate of such Person, and (B) in the case of an individual, any spouse, parent, sibling, child or grandchild (in each case, whether such relationship arises from birth, adoption or through marriage), or (vi) any trust, limited liability company, corporation, limited or general partnership or other entity, a majority of interest of the beneficiaries, stockholders, partners or owners (direct or beneficial) of which are Persons of the type referred to in the preceding clauses (i) through (v).

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;
(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the

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distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of Holdings, TPC Holding or the Company pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of Holdings, TPC Holding or the Company, as applicable, has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Rating Agency" means S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the Securities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody's or both, as the case may be.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Original Issue Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that
(i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Company on the Original Issue Date.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person), other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or (iv) the making of any Investment in any Person (other than a Permitted Investment).

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     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Provisions" means the provisions in the Bank Credit Agreement pursuant to which the lenders have committed to make available to the Company a revolving credit facility in a maximum principal amount of $40 million.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Indebtedness" means (i) Indebtedness of the Company, whether outstanding on the Original Issue Date (with respect to the Original Notes) or the Issue Date (with respect to the Notes) or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Securities; PROVIDED, HOWEVER, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the applicable Indenture.

     "Senior Subordinated Indebtedness" means the Original Notes (with respect to the Original Indenture), the Notes (with respect to the Indenture) and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the Original Notes (with respect to the Original Indenture) or the Notes (with respect to the Indenture) in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "S&P" means Standard & Poor's Ratings Group.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Stock Purchase Agreement" means the stock purchase agreement dated as of May 14, 1996, by and among TPC Holding, Holdings, certain shareholders of TOC, and certain shareholders of the Company.

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Original Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Securities pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, limited liability company, limited or general partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

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     "Tax Sharing Agreement" means any tax sharing agreement between the
Company, TPC Holding and Holdings or any other person with which the Company is required to, or is permitted to, file a consolidated tax return or with which the Company is or could be part of a consolidated group for tax purposes.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated
"A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and
(v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

     "Term Loan Provisions" means the provisions in the Bank Credit Agreement pursuant to which the lenders have committed to make available to the Company $140 million of credit facilities in the form of amortizing term loans.

     "TOC" means Texas Olefins Company, a Texas Corporation.

     "TPC Holding" means TPC Holding Corp., a Delaware corporation.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by the Company to the applicable Trustee by promptly filing with the applicable Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation held by such custodian for the

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account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                              PLAN OF DISTRIBUTION

     This Prospectus is being used by Chase Securities in connection with offers and sales of the Securities in market-making transactions in the over-the-counter market, in private transactions, or otherwise at negotiated prices related to prevailing market prices at the time of sale. Chase Securities may act as principal or agent in such market-making transactions. The Company will not receive any proceeds from the sale of the Securities in such market-making transactions. The Company has agreed to indemnify Chase Securities against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which Chase Securities might be required to make in respect thereof.

     Chase Securities is an affiliate of Texas Commerce Bank National Association which is agent bank and a lender to the Company under the Bank Credit Agreement. Chase Venture, an affiliate of Chase Securities, owns approximately 11.4% of the Common Stock of Holdings.

     Under the terms of the Voting Agreement, Chase Venture, an affiliate of the Chase Securities, may cause Holdings to nominate a director to the Board of Directors of Holdings. See "Related Transactions."

                                 LEGAL MATTERS

     Certain legal matters with respect to the original issuance and sale of the Securities are being passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas. Certain members of Bracewell & Patterson, L.L.P. own less than .5% of the outstanding Common Stock of Holdings.

                                    EXPERTS

     The combined financial statements of TOC, its subsidiaries and Clarkston as of May 31, 1995 and as of June 30, 1996, for the years ended May 31, 1994 and 1995, the twelve months ended May 31, 1996 and the one month ended June 30, 1996 and the financial statements of Finance Co. as of June 30, 1996 included in this Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P. ("C&L"), independent public accountants, as stated in their report included herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     On January 15, 1997, the Audit Committee of the Board of Directors of the Company recommended, and the Company's Board of Directors approved, the engagement of the independent certified public accounting firm of Deloitte & Touche LLP ("D&T") to audit the consolidated financial statements of the Company for the year ending June 30, 1997. Accordingly, the engagement of C&L as the Company's independent auditors was discontinued. The reports of C&L on the Company's combined financial statements for the year ended May 31, 1995, the twelve months ended May 31, 1996 and the one month ended June 30, 1996 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's combined financial statements for the year ended May 31, 1995, the twelve months ended May 31, 1996 and the one month ended June 30, 1996, and during the subsequent interim period prior to January 15, 1997, there were no disagreements between the Company and C&L on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of C&L, would have caused C&L to make reference to the matter in their reports. There were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)) during the year ended May 31, 1995, the 12 months ended May 31, 1996, the one month ended June 30, 1996 and the subsequent interim period prior to January 15, 1997. The Company has not consulted with D&T during the year ended May 31, 1995, the 12 months ended May 31, 1996, the one month ended June 30, 1996 or any subsequent interim period prior to January 15, 1997 on either the application of accounting principles or the type of opinion D&T might issue on the Company's financial statements.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        ----
TPC Finance Corp.
     Report of Independent
      Accountants....................    F-2
     Balance Sheet as of June 30,
      1996...........................    F-3
Texas Petrochemicals Corporation (and
 Predecessor)
     Report of Independent
      Accountants....................    F-4
     Consolidated Balance Sheets as
      of December 31, 1996, June 30,
      1996 and as of May 31, 1995....    F-5
     Consolidated Statements of
      Operations for the six months
      ended December 31, 1996
      and 1995, the one month ended
      June 30, 1996 and 1995, for the
      twelve months ended
      May 31, 1996, and for
      the years ended May 31, 1995
      and 1994.......................    F-6
     Combined Statements of
      Stockholders' Equity for the
      one month ended June 30, 1996,
      for the twelve months ended
      May 31, 1996, and for the years
      ended May 31, 1995 and 1994....    F-7
     Consolidated Statements of Cash
      Flows for the six months ended
      December 31, 1996 and 1995,
      the one month ended June 30,
      1996 and 1995, for the twelve
      months ended May 31, 1996, and
      for the years ended May 31,
      1995 and 1994..................    F-8
     Notes to Consolidated Financial
      Statements.....................    F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
TPC Finance Corp.:

     We have audited the accompanying balance sheet of TPC Finance Corp. ("Finance Co.") as of June 30, 1996. This balance sheet is the responsibility of Finance Co.'s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Finance Co. as of June 30, 1996 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
August 16, 1996

                               TPC FINANCE CORP.
                                 BALANCE SHEET
                                 JUNE 30, 1996

               ASSETS
Cash.................................  $   1,000
                                       ---------
          Total......................  $   1,000
                                       =========
        STOCKHOLDER'S EQUITY
Common stock $0.01 par value; 1,000
  shares authorized; 1,000 shares
  issued and outstanding.............  $      10
Additional paid-in capital...........        990
                                       ---------
          Total......................  $   1,000
                                       =========

NOTE: TPC Finance Corp. ("Finance Co.") was incorporated in Texas on May 2,
      1996. On May 14, 1996, Finance Co.'s parent, TPC Holding Corp. ("TPC Holding") entered into an agreement to purchase the outstanding capital stock of Texas Olefins Company ("TOC") and the outstanding capital stock (not already owned by TOC) of Texas Petrochemicals Corporation and its subsidiaries. Effective July 1, 1996, the acquisition closed for total consideration of approximately $377 million. In connection with the acquisition, Finance Co. incurred indebtedness of approximately $315 million and loaned the combined net proceeds to TPC Holding. Finance Co. was then merged with and into Texas Petrochemicals Corporation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Texas Olefins Company:

     We have audited the accompanying combined balance sheet of Texas Olefins Company, subsidiaries and affiliate as of June 30, 1996 and May 31, 1995, and the related combined statements of operations, stockholders' equity, and cash flows for the one month period ended June 30, 1996, the twelve month period ended May 31, 1996 and for the years ended May 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects the combined financial position of Texas Olefins Company, subsidiaries and affiliate as of June 30, 1996 and May 31, 1995, and the combined results of their operations and their cash flows for the one month period ended June 30, 1996, the twelve month period May 31, 1996 and for the years ended May 31, 1995 and 1994, in conformity with generally accepted accounting principles.

     As further described in Note 3 to the combined financial statements, effective July 1, 1996 the Company was acquired for approximately $377 million in a series of transactions.

     As discussed in Note 2 to the combined financial statements, effective June 1, 1993 and June 1, 1994, the Company changed its method of accounting for income taxes and its method of accounting for investment securities, respectively.

                                          COOPERS & LYBRAND L.L.P.
Houston, Texas
August 16, 1996

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
                           CONSOLIDATED BALANCE SHEET
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                        DECEMBER 31,    JUNE 30,    MAY 31,
                                            1996          1996        1995
                                        ------------   ----------  ----------
                                        (UNAUDITED)
               ASSETS
Current assets:
     Cash and cash equivalents.......     $    141     $    4,780  $   17,829
     Investment securities...........       --              6,794      21,126
     Accounts receivable:
          Trade......................       41,112         35,279      40,098
          Due from broker............       --             --           4,498
     Inventories (Note 5)............       21,944         11,934      17,232
     Prepaid expenses................       11,014          9,665       8,245
     Other current assets............        2,078          2,088       2,225
                                        ------------   ----------  ----------
               Total current
                  assets.............       76,289         70,540     111,253
Property, plant and equipment, net
  (Note 6)...........................      251,601         81,814      90,071
Investments in land held for sale in
  1996 (Note 8)......................        3,886          6,181      18,773
Investment in and advances to limited
  partnership (Note 9)...............        2,844          2,824       3,217
Goodwill.............................      223,726         --          --
Other assets, net (Note 7)...........       14,181          6,523       7,423
                                        ------------   ----------  ----------
               Total assets..........     $572,527     $  167,882  $  230,737
                                        ============   ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Bank overdraft..................     $ 10,477     $   --      $   --
     Accounts payable -- trade.......       31,253         40,131      35,958
     Notes payable to stockholders
       and former stockholder........       --             --             697
     Accrued expenses (Note 10)......       20,049          4,727       7,298
     Dividends payable...............       --                677      --
     Current portion of cash bonus
       plan..........................        7,875         --          --
     Current portion of long-term
       debt..........................       13,000         --          --
                                        ------------   ----------  ----------
               Total current
                  liabilities........       82,654         45,535      43,953
                                        ------------   ----------  ----------
Revolving line of credit (Note 11)...        4,500         13,000      --
Long-term debt.......................      295,500         --          --
Cash bonus plan......................       21,656         --          --
Notes payable to stockholders and
  former stockholder.................       --             --             325
Deferred income taxes (Note 12)......      106,262         15,763      22,125
Minority interest in net assets of
  consolidated subsidiary............       --              1,107       1,062
Commitments and contingencies
  (Note 13)..........................
Stockholders' equity:
     Common stock, $1 par value,
       4,162,000 shares authorized
       and outstanding...............        4,162         --          --
     Additional paid in capital......       71,643         --          --
     Accumulated deficit.............       (4,850)        --          --
     Note receivable from ESOP.......       (9,000)        --          --
     Net equity of Predecessor.......       --             92,477     163,272
                                        ------------   ----------  ----------
               Total stockholders'
                 equity..............       61,955         92,477     163,272
                                        ------------   ----------  ----------
                  Total liabilities
                    and stockholders'
                    equity...........     $572,527     $  167,882  $  230,737
                                        ============   ==========  ==========

    The accompanying notes are an integral part of the financial statements.

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                               TWELVE
                               SIX MONTHS ENDED        ONE MONTH  ONE MONTH    MONTHS
                                 DECEMBER 31,            ENDED      ENDED      ENDED       YEAR ENDED MAY 31,
                          --------------------------   JUNE 30,   JUNE 30,    MAY 31,    ----------------------
                             1996           1995         1996       1995        1996        1995        1994
                          -----------    -----------   ---------  ---------  ----------  ----------  ----------
                          (UNAUDITED)    (UNAUDITED)              (UNAUDITED)
Revenues................   $  246,736     $ 226,507    $  41,384  $  36,187  $  455,585  $  474,677  $  352,447
Cost of goods sold......      216,507       187,557       35,992     29,408     379,468     396,360     268,813
Depreciation and
  amortization..........       15,894         7,403        1,277      1,210      14,982      14,298      13,572
                          -----------    -----------   ---------  ---------  ----------  ----------  ----------
     Gross profit.......       14,335        31,547        4,115      5,569      61,135      64,019      70,062
Selling, general and
  administrative
  expenses..............        4,228         5,850        1,683      2,246      19,070      16,571      16,730
                          -----------    -----------   ---------  ---------  ----------  ----------  ----------
          Income from
           operations...       10,107        25,697        2,432      3,323      42,065      47,448      53,332
                          -----------    -----------   ---------  ---------  ----------  ----------  ----------
Interest income
  (expense), net........      (17,367)       (1,565)         (76)       149      (1,630)        720        (238)
Other income (expense):
     Dividend income....                                      --         29         252         362         487
     Charitable
       contributions....                                     (51)        --        (655)       (657)     (5,116)
     Gain (loss) on
       disposal of
       assets and
       investment
       securities,
       net..............                                    (280)       298      (3,099)      1,112       3,385
     Impairment of
       investment in
       land.............                                      --         --     (12,592)         --          --
     Other, net.........        1,488           210          (37)      (261)        167         283         453
                          -----------    -----------   ---------  ---------  ----------  ----------  ----------
                                1,488           210         (368)        66     (15,927)      1,100        (791)
                          -----------    -----------   ---------  ---------  ----------  ----------  ----------
          Income (loss)
             before
             income
             taxes and
             minority
             interest...       (5,772)       24,342        1,988      3,538      24,508      49,268      52,303
Provision (benefit) for
  income taxes (Note
  12)...................         (922)        8,141          761      1,264       7,903      16,880      18,396
Minority interest in net
  loss of consolidated
  subsidiary............      --                 89            9          8         143         129           5
                          -----------    -----------   ---------  ---------  ----------  ----------  ----------
          Net income
             (loss).....   $   (4,850)    $  16,290    $   1,236  $   2,282  $   16,748  $   32,517  $   33,912
                          ===========    ===========   =========  =========  ==========  ==========  ==========
Pro Forma net income to
  reflect income taxes
  for Affiliate (Note
  12)...................                  $  15,458    $   1,236  $   2,182  $   15,098  $   30,448  $   32,755
                                         ===========   =========  =========  ==========  ==========  ==========
Loss per share..........   $    (1.17)
                          ===========
Weighted average shares
  outstanding...........    4,162,000
                          ===========

    The accompanying notes are an integral part of the financial statements.

               TEXAS OLEFINS COMPANY, SUBSIDIARIES AND AFFILIATE
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                        UNREALIZED
                                       CLASS A     CLASS B    AFFILIATE                  LOSS ON
                                        COMMON     COMMON      COMMON      RETAINED     INVESTMENT    TREASURY
                                        STOCK       STOCK       STOCK      EARNINGS     SECURITIES     STOCK         TOTAL
                                       --------   ---------   ---------   -----------   ----------   ----------   -----------
Balance, May 31, 1993................  $200,000   $5,042,800  $1,000,000 $123,780,734               $(1,872,000) $128,151,534
Net income...........................                                      33,912,111                              33,912,111
Dividends............................                                     (21,404,500)                            (21,404,500)
Purchase of 60,000 shares of treasury
  stock..............................                                                                  (250,743)     (250,743)
Cancellation of 14,400 shares of
  Class B common stock...............               (14,400)                 (921,600)                  936,000
                                       --------   ---------   ---------   -----------   ----------   ----------   -----------
Balance, May 31, 1994................   200,000   5,028,400   1,000,000   135,366,745                (1,186,743)  140,408,402
Net income...........................                                      32,516,837                              32,516,837
Dividends............................                                      (6,253,200)                             (6,253,200)
Sale of 60,000 shares of treasury
  stock..............................                                                                   250,743       250,743
Cancellation of 7,200 shares of Class
  B common stock.....................                (7,200)                 (460,800)                  468,000
Unrealized loss on investment
  securities, net of taxes...........                                                  $(3,650,584)                (3,650,584)
                                       --------   ---------   ---------   -----------   ----------   ----------   -----------
Balance, May 31, 1995................   200,000   5,021,200   1,000,000   161,169,582   (3,650,584)    (468,000)  163,272,198
Net income...........................                                      16,748,619                              16,748,619
Redemption of 25,000 shares of Class
  A common stock and 1,565,670 shares
  of Class B common stock............                                                               (95,440,200)  (95,440,200)
Sale of 376,670 shares of treasury
  stock..............................                                                                22,600,200    22,600,200
Dividends............................                                     (16,526,000)                            (16,526,000)
Change in unrealized loss on
  investment securities, net of
  taxes..............................                                                    3,007,034                  3,007,034
Cancellation of 1,214,000 shares of
  Class B Common Stock...............            (1,214,000)              (71,626,000)               72,840,000
Cancellation of 7,200 shares of Class
  B common stock.....................                (7,200)                 (460,800)                  468,000
Redemption and cancellation of
  1,000,000 shares of Affiliate
  common stock.......................                        (1,000,000)                                           (1,000,000)
                                       --------   ---------   ---------   -----------   ----------   ----------   -----------
Balance, May 31, 1996................   200,000   3,800,000      --        89,305,401     (643,550)      --        92,661,851
Net income...........................                                       1,235,927                               1,235,927
Net change in unrealized loss on
  investment securities, net of
  taxes..............................                                                     (743,709)                  (743,709)
Liquidating dividend to affiliate
  shareholders.......................                                        (677,000)                               (677,000)
                                       --------   ---------   ---------   -----------   ----------   ----------   -----------
Balance June 30, 1996................  $200,000   $3,800,000  $  --       $89,864,328  $(1,387,259)  $   --       $92,477,069
                                       ========   =========   =========   ===========   ==========   ==========   ===========

    The accompanying notes are an integral part of the financial statements.

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                       ONE                       TWELVE
                                            SIX MONTHS ENDED          MONTH       ONE MONTH      MONTHS     YEAR ENDED MAY 31,
                                              DECEMBER 31,            ENDED         ENDED        ENDED
                                       --------------------------    JUNE 30,     JUNE 30,      MAY 31,    --------------------
                                          1996           1995          1996         1995          1996       1995       1994
                                       -----------    -----------    --------    -----------    --------   ---------  ---------
                                       (UNAUDITED)
                                                      (UNAUDITED)
                                                                                 (UNAUDITED)
Cash flows from operating activities:
    Net income (loss)................   $  (4,850)     $  16,290     $ 1,236       $ 2,282      $16,748    $  32,517  $  33,912
    Adjustments to reconcile net
      income (loss) to net cash
      provided by (used in) operating
      activities:
      Depreciation and amortization
        of fixed assets..............      12,921          7,403       1,259         1,192       14,768       14,072     13,308
      Amortization of goodwill and
        other assets.................       3,784         --              18            18          214          226        264
      (Gain) loss on disposal of
        assets and investment
        securities, net..............      --             --             280          (298)       3,099       (1,112)    (3,385)
      Impairment of investment in
        land.........................      --             --           --           --           12,592       --         --
      Earnings from limited
        partnership..................        (270)        --             190           (35)         202         (260)      (577)
      Minority interest in net loss
        of consolidated subsidiary...      --                (89)         (9)           (8)        (143)        (129)        (5)
      Deferred income taxes..........        (584)        (1,510)       (237)         (142)      (5,829)         818        272
      Change in:
        Accounts receivable..........      (5,834)        (7,361)      7,723         8,189        1,593      (18,100)     5,630
        Inventories..................     (10,011)         8,584       3,069        (6,120)       2,230       12,954    (20,902)
        Other current and noncurrent
          assets.....................      (1,735)        (5,442)      1,424          (137)      (3,616)        (852)      (742)
        Accounts payable.............      (8,878)        10,133        (107)       (6,198)       4,280        9,787      1,027
        Accrued expenses.............      15,322          1,727        (932)        3,123       (1,638)         381      1,440
                                       -----------    -----------    --------    -----------    --------   ---------  ---------
          Net cash provided by (used
            in) operating
            activities...............        (135)        29,735      13,914         1,866       44,500       50,302     30,242
Cash flows from investing activities:
    Capital expenditures.............      (5,171)        (2,108)     (1,997)         (471)      (5,462)      (8,680)   (12,550)
    Purchase of investment securities
      available for sale.............      --             (6,331)      --           --          (19,138)     (33,998)   (35,018)
    Proceeds from sale of investment
      securities available for sale
      and non-plant assets...........       9,799         --             702         6,395       32,821       16,778     42,241
    Acquisition of the Company.......    (371,057)        --           --           --            --          --         --
    Distribution received from
      investment in limited
      partnership....................         250         --           --           --            --          --         --
    Proceeds from the sale of
      subsidiary and ranch...........       7,800         --           --           --            --          --         --
                                       -----------    -----------    --------    -----------    --------   ---------  ---------
        Net cash provided by (used
          in) investing activities...    (358,379)        (8,439)     (1,295)        5,924        8,221      (25,900)    (5,327)
Cash flows from financing activities:
    Bank overdraft...................      10,478          4,797     (12,383)       --           12,382       --         --
    Proceeds from revolving line of
      credit.........................      11,500         30,000      17,100        --          100,050       25,000     88,100
    Payments of revolving line of
      credit.........................     (20,000)        --         (14,100)       --          (90,050)     (36,000)   (87,100)
    Proceeds from notes payable......      --             --           --           --               --        1,000      1,000
    Payments of notes payable........      --               (305)      --             (716)      (1,022)      (4,697)    (1,487)
    Redemption of common stock.......      --            (95,440)      --           --          (96,440)      --           (519)
    Dividends paid...................      --             (4,000)      --           (3,763)     (16,526)      (9,085)   (18,575)
    Proceeds from sale of common
      stock..........................      --             22,600       --           --           22,600          451      1,000
    Proceeds from issuance of
      long-term debt.................     315,000         15,000       --           --            --          --         --
    Payments on long-term debt.......      (6,500)       (15,000)      --           --            --          --         --
    Payment of cash bonus plan.......      (5,469)        --           --           --            --          --         --
    Debt issuance costs..............     (14,522)        --           --           --            --          --         --
    Investment by Parent.............      62,909         --           --           --            --          --         --
    Reduction in note receivable
      fromm ESOP.....................       1,000         --           --           --            --          --         --
    Organizational costs.............        (521)        --           --           --            --          --         --
                                       -----------    -----------    --------    -----------    --------   ---------  ---------
        Net cash used in financing
          activities.................     353,875        (42,348)     (9,383)       (4,479)     (69,006)     (23,331)   (17,581)
                                       -----------    -----------    --------    -----------    --------   ---------  ---------
Net increase (decrease) in cash and
  cash equivalents...................      (4,639)       (21,052)      3,236         3,311      (16,285)       1,071      7,334
Cash and cash equivalents, at
  beginning of year..................       4,780         22,849       1,544        17,829       17,829       16,758      9,424
                                       -----------    -----------    --------    -----------    --------   ---------  ---------
Cash and cash equivalents, at end of
  year...............................   $     141      $   1,797     $ 4,780       $21,140      $ 1,544    $  17,829  $  16,758
                                       ===========    ===========    ========    ===========    ========   =========  =========
Supplemental disclosures of cash flow
  information:
    Cash paid during the year for:
        Interest.....................   $   6,822      $   1,477     $    62       $--          $ 2,330    $     527  $     663
        Income taxes.................      --              7,400         877        --           14,756       14,740     16,992

    The accompanying notes are an integral part of the financial statements.

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

1.  NATURE OF OPERATIONS:

     The consolidated financial statements include the accounts of Texas Petrochemicals Corporation and its wholly owned subsidiary, Texas Butylene Chemical Company, collectively referred to as (the "Company" since July 1,
1996). The Company through its facility in Houston, Texas in the largest producer of butadiene and butene-1, and the second largest producer of methyl tertiary-butyl ether ("MTBE"), in North America, in terms of production capacity. In addition, the Company is the sole producer of diisobutylene and isobutylene concentrate in the United States and is the largest domestic merchant supplier of high purity isobutylene to the chemical market. The Company's products include: (i) butadiene, primarily used to produce synthetic rubber; (ii) MTBE, used as an oxygenate and octane enhancer in gasoline;
(iii) n-butylenes (butene-1 and butene-2), used in the manufacture of plastic resins, fuel additives and synthetic alcohols; and (iv) specialty isobutylenes, primarily used in the production of specialty rubbers, lubricant additives, detergents and coatings.

     The Company's principal feedstocks are crude butadiene, isobutane and methanol. The Company purchases a significant portion of its crude butadiene requirements at prices which are adjusted based on the Company's selling price of butadiene as well as the cost of natural gas used to produce butadiene, thereby providing the Company with a fixed profit on such sales. Methanol and isobutane are purchased at prices linked to prevailing market prices.

     For the twelve months ended May 31, 1996 and for the one month ended June 30, 1996, approximately 43% and 45%, respectively, of the Company's total revenues were derived from products sold on a fixed profit basis or whose selling prices were linked, directly or indirectly, to raw material costs. The Company believes that the combination of its fixed profit contracts, competitive cost position and specialty product sales provides stability to its cash flows and helps to offset the effects of cyclical downturns.

2.  SIGNIFICANT ACCOUNTING POLICIES:

     CHANGE IN FISCAL YEAR END

     In June 1996 the Company's board of directors approved a change in the Company's fiscal year end to June 30 from May 31. Accordingly, the accompanying combined financial statements include results of operations and cash flows for the one month transition period.

     PRINCIPLES OF COMBINATION

     The consolidated balance sheet and the consolidated statements of income and cash flows for the periods prior to July 1, 1996 include the combined presentation of the accounts of Texas Olefins Company, Texas Petrochemicals Corporation, The Texas Falls Corporation and Clarkston Corporation (the "Affiliate"), collectively referred to as (the "Predecessor"). Texas Olefins Company was merged with and into Texas Petrochemicals Corporation in conjunction with the Acquisition described in Note 3. The minority interest reflected in the accompanying financial statements reflects approximately 20% of the common stock of The Texas Falls Corporation not owned by the Company.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     INVESTMENT SECURITIES

     Effective June 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115). Management has classified all investments as available-for-sale. Cost is determined by specific identification. Purchases and

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

sales are reflected on a trade date basis. Investment securities are carried at fair value with any unrealized gains or losses reported as a component of stockholders' equity, net of tax.

     INVENTORIES

     Inventories consist of raw materials, finished goods and chemicals used in processing and are valued at the lower of average cost or market.

     The Company may enter into product exchange agreements with suppliers whereby certain inventories are exchanged for raw materials. These exchanges are recorded at the lower of cost or market. Any resulting gains or losses from the utilization of these exchanges are reflected in cost of chemical products sold. Balances related to quantities due to or payable by the Company are included in inventory.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Turnaround costs and other maintenance and repairs are charged to expense as incurred while significant improvements are capitalized. Upon retirement or sale of an asset, the asset and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in operations.

     DEPRECIATION

     Depreciation of property, plant and equipment is computed using the straight-line method over their estimated useful lives ranging from 3 to 31 1/2 years, with the plants being depreciated over 10 years.

     OTHER ASSETS

     Other assets include certain intangible assets and catalysts which are amortized using the straight-line method over their useful lives ranging from 2 to 40 years.

     IMPAIRMENT OF ASSETS

     Prior to June 1, 1995, the Company recognized impairment of investments in land and property, plant and equipment at the time when a decline in value of an asset was determined to be permanent. Effective June 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Impairment of Long-Lived Assets and Assets to be Disposed of."

     REVENUE RECOGNITION

     The Company recognizes revenue from sales of refined products in the period of delivery.

     INCOME TAXES

     Effective June 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The adoption had no effect on financial position or net income. Under SFAS No. 109, deferred taxes are provided at the enacted tax rate on temporary differences between assets and liabilities for financial and tax reporting purposes.

     Deferred taxes are recorded to reflect the effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     The Affiliate of the Company has elected for federal tax purposes to be taxed under provisions of Subchapter S of the Internal Revenue Code. This election requires the stockholders to include the Affiliate's net earnings, losses and credits in their own income for tax purposes. Accordingly, the Affiliate generally is not liable for federal income taxes and no provision for federal income taxes is included in the accompanying financial statements. Pro Forma net income to reflect the effect on the combined company of income

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

taxes for the Affiliate as if it were a taxable entity has been included on the face of the income statement. The Affiliate's articles of incorporation require its board of directors to declare a payment of a cash dividend to its shareholders of no less than 110% of the maximum individual federal income tax rate under the Internal Revenue Code for each calendar year, payable within 30 days after the Affiliate files its tax return.

     MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECENTLY ISSUED PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"
("SFAS No. 123"). SFAS No. 123, which is effective for fiscal years beginning after December 31, 1995, encourages but does not require companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. The Company has not yet determined if it will adopt this new fair value-based method of accounting for its stock-based incentive plans or elect the disclosure provisions of SFAS No. 123.

     RECLASSIFICATIONS

     Certain reclassifications have been made to previously issued financial statements to conform to the current presentation. There is no resulting impact on stockholders' equity or net income.

3.  THE ACQUISITION (UNAUDITED):

     On July 1, 1996, Texas Olefins Company ("TOC"), Texas Petrochemicals Corporation and a raw material supply contract of the Affiliate were acquired for approximately $377 million in a series of transactions (the
"Acquisition"). After the transactions, TOC was merged with and into Texas Petrochemicals Corporation with Texas Petrochemicals Corporation becoming a 100% owned subsidiary of Texas Petrochemicals Holdings, Inc. (the "Parent"). In connection with the Acquisition, Texas Petrochemicals Corporation issued $175 million of Senior Subordinated Notes due 2006 (the "Subordinated Notes") and borrowed $140 million under the Bank Credit Agreement. On the closing date of the Acquisition, prior to closing, TOC sold to the previous majority shareholder of TOC for $7.8 million in cash a ranch of approximately 1,900 acres and the livestock and personality thereon and 80% of the outstanding capital stock of The Texas Falls Corporation ("The Falls") owned by TOC. In June 1996, the Affiliate was dissolved and a $677,000 liquidating dividend was declared to its shareholders.

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

     The following unaudited pro forma statements of operations assumes the acquisition occurred on June 1, 1995 for the twelve months ended May 31, 1996 and on June 1, 1996 for the one month ended June 30, 1996 and on July 1, 1995 for the six months ended December 31, 1995.

                       PRO FORMA STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                         SIX MONTHS         ONE MONTH     TWELVE MONTHS
                                            ENDED             ENDED           ENDED
                                      DECEMBER 31, 1995   JUNE 30, 1996   MAY 31, 1996
                                      -----------------   -------------   -------------
Revenues.............................      $ 225.9            $41.2          $ 454.2
Cost of goods sold...................        181.5             35.4            367.3
Depreciation and amortization........         18.0              3.1             36.3
                                          --------        -------------   -------------
     Gross profit....................         26.4              2.7             50.6
Selling, general and administrative
  expenses...........................          4.1              1.5             12.7
                                          --------        -------------   -------------
          Income from operations.....         22.3              1.2             37.9
Interest expense, net................         15.9              2.6             31.9
Other income (expense):
     Dividend income.................                        --               --
     Charitable contribution.........                        --               --
     Loss on disposal of assets and
       investment securities, net....                          (0.3)            (3.1)
     Impairment of investment in
       land..........................                        --                (12.6)
     Other, net......................          0.1              0.1              0.1
                                          --------        -------------   -------------
Loss before income taxes and minority
  interest...........................          6.5             (1.6)            (9.6)
Provision for income taxes...........          2.4           --               --
Minority interest in net loss of
  consolidated subsidiary............        --              --               --
                                          --------        -------------   -------------
          Net loss...................      $   4.1            $(1.6)         $  (9.6)
                                          ========        =============   =============

4.  INVESTMENT SECURITIES:

     As of June 30, 1996 the Company held $6.8 million of equity securities with an unamortized cost of $9.0 million and gross unrealized losses of $2.2 million. Unrealized losses of $0.6 million and $1.4 million (net of deferred tax) related to these securities is recorded as a component of stockholders' equity for the twelve months ended May 31, 1996 and the one month ended June 30, 1996, respectively. During the twelve months ended May 31, 1996 and the one month ended June 30, 1996, gross realized gains of approximately $1.9 million and $0, respectively, and gross realized losses of approximately $5.0 million and $0.3 million, respectively, were recognized on the sale of securities.

     The Company held $3.7 million of bankers acceptance notes at May 31, 1995, with scheduled maturities of less than one year. The Company also held approximately $17.4 million of equity securities at May 31, 1995. Unrealized losses of $3.6 million (net of deferred tax) related to these securities is recorded as a component of stockholders' equity for the year ended May 31, 1995. During the year ended May 31, 1995, gross realized gains of approximately $1.2 million and gross realized losses of approximately $0.05 million were recognized on the sale of securities.

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

     The amortized cost and estimated market values of investment securities at May 31, 1995 are as follows (in thousands of dollars):

                                                       GROSS         GROSS
                                        AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                          COSTS        GAINS         LOSSES       VALUE
                                        ---------    ----------    ----------   ---------
Bankers acceptance notes.............    $ 3,680                                $   3,680
Equity securities....................     23,062       $  350        $5,966        17,446
                                        ---------    ----------    ----------   ---------
     Total...........................    $26,742       $  350        $5,966     $  21,126
                                        =========    ==========    ==========   =========

     Included in cash and cash equivalents at May 31, 1995 and June 30, 1996 was $22.9 million and $5.5 million of commercial paper with scheduled maturities of less than three months. Aggregate cost approximated market value at May 31, 1995 and June 30, 1996.

5.  INVENTORIES:

     Inventories at December 31, 1996, June 30, 1996 and May 31, 1995 are summarized as follows (in thousands of dollars):

                                        DECEMBER 31,   JUNE 30,    MAY 31,
                                            1996         1996       1995
                                        ------------   ---------  ---------
Finished goods.......................     $ 12,148     $   5,481  $   6,757
Raw materials........................        7,745         4,533      8,787
Chemicals and supplies...............        2,051         1,920      1,688
                                        ------------   ---------  ---------
                                          $ 21,944     $  11,934  $  17,232
                                        ============   =========  =========

6.  PROPERTY, PLANT AND EQUIPMENT:

     Following is a summary of the Company's property, plant and equipment at December 31, 1996, June 30, 1996 and May 31, 1995 (in thousands of dollars):

                                        DECEMBER 31,     JUNE 30,     MAY 31,
                                            1996           1996         1995
                                        ------------   ------------  ----------
Chemical plants......................     $252,586     $    173,370  $  161,130
Construction in progress.............       10,242            5,378      10,294
Other................................        3,066           13,812      13,701
                                        ------------   ------------  ----------
                                           265,894          192,560     185,125
Less allowance for depreciation,
  depletion and amortization.........      (14,293)        (110,746)    (95,054)
                                        ------------   ------------  ----------
     Total...........................     $251,601     $     81,814  $   90,071
                                        ============   ============  ==========

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

7.  OTHER ASSETS:

     Following is a summary of the Company's other assets at December 31, 1996, June 30, 1996 and May 31, 1995 (in thousands of dollars):

                                        DECEMBER 31,    JUNE 30,     MAY 31,
                                            1996          1996        1995
                                        ------------    ---------   ---------
Debt issue costs.....................     $ 14,522       $ --       $  --
Organizational costs.................          521         --          --
Investment in The Falls and other....       --             7,934        8,602
                                        ------------    ---------   ---------
                                            15,043         7,934        8,602
Less accumulated amortization........          862         1,411        1,179
                                        ------------    ---------   ---------
                                          $ 14,181       $ 6,523    $   7,423
                                        ============    =========   =========

8.  INVESTMENT IN LAND HELD FOR SALE:

     Land which is held for sale at December 31, 1996, June 30, 1996 and May 31, 1995 consists principally of unimproved real estate and is summarized as follows (in thousands of dollars):

                                        DECEMBER 31,   JUNE 30,    MAY 31,
LOCATION                                    1996         1996       1995
-------------------------------------   ------------   ---------  ---------
Highway 6
Houston, Texas.......................     $  1,307     $   1,307  $   6,799
Macgregor-Highway 288
Houston, Texas.......................          521           521      5,619
Richmond West Hollow
Houston, Texas.......................          975           975      2,977
The Falls,
New Ulm, Texas.......................       --             2,295      2,295
Baytown, Texas.......................        1,068         1,068      1,068
Other miscellaneous..................           15            15         15
                                        ------------   ---------  ---------
                                          $  3,886     $   6,181  $  18,773
                                        ============   =========  =========

     During the twelve months ended May 31, 1996, the Company evaluated the carrying value of its investment in land in light of the possible sale of these assets in the foreseeable future and considering the criteria of SFAS No. 121, determined that an impairment write-down was necessary. As a result, the Company recorded a provision for estimated impairment of $12.6 million, with an associated tax benefit of $4.7 million, to writedown certain investments in land to estimated fair market value. Actual sales proceeds from investments in land may differ from the carrying amounts at June 30, 1996.

9.  INVESTMENT IN AND ADVANCES TO LIMITED PARTNERSHIP:

     The Company and Hollywood Marine, Inc. formed a limited partnership, Hollywood/Texas Olefins, Ltd., to operate four barges capable of transporting chemicals. Texas Olefins Company is a 50% limited partner in the limited partnership.

     The Company accounts for this investment under the equity method and records its portion of the limited partnership's net income as other income in the accompanying combined statement of operations. Summarized financial information of the partnership has not been presented because the Company's investment in and its proportionate share of the partnership's operations are not material.

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

10.  ACCRUED EXPENSES:

     At December 31, 1996, June 30, 1996 and May 31, 1995, accrued expenses consisted of the following (in thousands of dollars):

                                        DECEMBER 31,   JUNE 30,    MAY 31,
                                            1996         1996        1995
                                        ------------   ---------  ----------
Federal and state taxes..............     $ --         $     959  $    3,013
Accrued interest.....................       12,901            81          24
Property and sales taxes.............        4,609         2,370       2,144
Charitable contributions.............       --            --           1,265
Other expenses.......................        2,539         1,317         852
                                        ------------   ---------  ----------
                                          $ 20,049     $   4,727  $    7,298
                                        ============   =========  ==========

11.  LONG-TERM DEBT:

     Following is a summary of the Company's long-term debt at December 31, 1996, June 30, 1996 and May 31, 1995 (in thousands of dollars):

                                        DECEMBER 31,   JUNE 30,    MAY 31,
                                            1996         1996       1995
                                        ------------   ---------  ---------
Bank Borrowings:
     Term Loans......................     $124,500     $  --      $  --
     ESOP Loan.......................        9,000        --         --
     Revolving Credit Loans..........        4,500        13,000     --
Subordinated Notes...................      175,000        --         --
                                        ------------   ---------  ---------
                                           313,000        13,000     --
Less current maturities..............       13,000        --         --
                                        ------------   ---------  ---------
Long-term debt.......................     $300,000     $  13,000  $  --
                                        ============   =========  =========

     The Bank Credit Agreement provided for term loans in the amount of $130 million, an ESOP loan of $10 million, and a revolving credit facility of up to $40 million. The debt initially bears interest at a greater of the prime rate and the federal funds rate plus 1/2% plus a margin of 1%, due and payable quarterly beginning September 30, 1996. The Subordinated Notes are due 2006 and bear interest at 11 1/8% payable semiannually on January 1 and July 1. The Bank Credit Agreement and the Subordinated Notes include certain restrictive covenants which include, but are not limited to, limitations on capital expenditures, indebtedness, investments and sales of assets and subsidiary stock. Additionally, the Bank Credit Agreement requires the Company to maintain certain financial ratios. For the six months ended December 31, 1996 the Company obtained waivers under the Bank Credit Agreement for compliance with certain financial ratios relating to fixed charge coverage, debt to equity, and net worth and an amendment to the Bank Credit Agreement on March 28, 1997 to update these financial ratios.

     The Company had a revolving line of credit agreement with a bank which permitted borrowings up to $30,000,000 of which $13,000,000 was outstanding at June 30, 1996. The agreement was cancelled by the Company in connection with the Acquisition and the new Bank Credit Agreement. The line of credit was collateralized by the Company's accounts receivable and inventory and charged interest at the Company's option of the prime rate or the Eurodollar rate plus 1% and required a commitment fee of 0.375% of the unused portion of the line of credit. The agreement also contained various restrictive covenants which, among other things, required the Company to maintain certain financial ratios and restricted the Company's ability to incur additional indebtedness. The above requirement to maintain certain financial ratios

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

effectively restricted the amount of dividends that could have been declared in any given year. The Company's weighted average borrowing rate under this agreement was 7.49%, 6.70% and 6.06% for the one month dated June 30, 1996, the twelve months ended May 31, 1996 and the year ended May 31, 1995, respectively. The Company's weighted average borrowing rate under various agreements which expired in 1996 was approximately 8%.

12.  FEDERAL AND STATE INCOME TAXES:

     Significant components of the Company's deferred tax asset and liability at December 31, 1996, June 30, 1996 and May 31, 1995 are as follows (in thousands of dollars):

                                        DECEMBER 31,    JUNE 30,      MAY 31,
                                            1996          1996         1995
                                        ------------   -----------  -----------
Deferred tax asset -- current:
     Net operating loss
       carryforward..................    $      414    $   --       $   --
     Unrealized loss on investment
       securities....................       --                 815        1,966
     Costs capitalized to
       inventory.....................       --             --               259
                                        ------------   -----------  -----------
                                         $      414    $       815  $     2,225
                                        ============   ===========  ===========
Deferred tax asset (liability) --
  noncurrent:
     Investment in land..............    $    4,660    $     4,660  $   --
     Property, plant and equipment...      (110,922)   $   (20,423) $   (22,125)
                                        ------------   -----------  -----------
     Net deferred tax
       (liability) -- noncurrent.....    $ (106,262)   $   (15,763) $   (22,125)
                                        ============   ===========  ===========

     The current deferred tax asset is included in other current assets in the accompanying balance sheet.

     The provision for federal and state income taxes is comprised of the following (in thousands of dollars):

                                                                                      TWELVE
                                            SIX MONTHS    ONE MONTH    ONE MONTH      MONTHS     YEAR      YEAR
                                              ENDED         ENDED        ENDED        ENDED      ENDED     ENDED
                                           DECEMBER 31,   JUNE 30,      JUNE 30,     MAY 31,    MAY 31,   MAY 31,
                                               1996         1996          1995         1996      1995      1994
                                           ------------   ---------   ------------   --------   -------   -------
                                                                      (UNAUDITED)
Current:
     Federal.............................     $ (414)      $   880       $1,281      $ 12,150   $14,314   $16,173
     State...............................         75           118          125         1,582     1,748     1,951
                                           ------------   ---------   ------------   --------   -------   -------
                                                (339)          998        1,406        13,732    16,062    18,124
                                           ------------   ---------   ------------   --------   -------   -------
Deferred:
     Federal.............................       (583)         (210)        (122)       (5,461)      895       250
     State...............................     --               (27)         (20)         (368)      (77)       22
                                           ------------   ---------   ------------   --------   -------   -------
                                                (583)         (237)        (142)       (5,829)      818       272
                                           ------------   ---------   ------------   --------   -------   -------
          Total provision (benefit) for
             income taxes................     $ (922)      $   761       $1,264      $  7,903   $16,880   $18,396
                                           ============   =========   ============   ========   =======   =======
          Pro Forma income tax
             provision...................                  $   761       $1,364      $  9,553   $18,949   $19,553
                                                          =========   ============   ========   =======   =======

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

     The Affiliate is a Subchapter S corporation and accordingly pays no federal income tax. The Pro Forma income tax provision assumes that the income of the Affiliate was taxable to the Company based on the Company's effective tax rate.

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income from continuing operations. The reasons for this difference are as follows:

                                                      SIX          ONE          ONE       TWELVE
                                                     MONTHS       MONTH        MONTH      MONTHS     YEAR      YEAR
                                                     ENDED        ENDED        ENDED       ENDED     ENDED     ENDED
                                                  DECEMBER 31,   JUNE 30,    JUNE 30,     MAY 31,   MAY 31,   MAY 31,
                                                      1996         1996        1995        1996      1995      1994
                                                  ------------   --------   -----------   -------   -------   -------
                                                                            (UNAUDITED)
Statutory federal income
  tax rate......................................          35%         35%          35%         35%       35%       35%
Computed "expected" federal income tax........      $ (2,020)     $  696      $ 1,247     $ 8,578   $17,438   $18,306
Increase (decrease) in tax resulting from:
     Affiliate earnings not subject to federal
       income tax...............................      --           --            (100)     (1,651)   (2,069)   (1,157)
     State income taxes, net of federal
       benefit..................................          49          59           68         789     1,086     1,283
     Other, net.................................      --               6           49         280       518      (151)
     Amortization...............................       1,049       --          --             (93)      (93)      (93)
     Effect of 1% increase in statutory federal
       income tax rate..........................                                                                  208
                                                  ------------   --------   -----------   -------   -------   -------
Provision (benefit) for income taxes............    $   (922)     $  761      $ 1,264     $ 7,903   $16,880   $18,396
                                                  ============   ========   ===========   =======   =======   =======

13.  COMMITMENTS AND CONTINGENCIES:

     LEASE COMMITMENTS

     The Corporation leases tank cars under noncancelable operating leases. Under the terms of the lease agreements, the Corporation is reimbursed by customers at a fixed rate per mile, based on the distance the tank cars travel. Reimbursements were approximately $0.04 million, $0.8 million, $0.7 million and $0.8 million for the one month period ended June 30, 1996, for the twelve months ended May 31, 1996 and for the years ended May 31, 1995 and 1994, respectively. The Corporation is also obligated under two operating leases to Hollywood/Texas Olefins, Ltd. for the rental of four barges.

     Total rent expense was approximately $0.4 million, $4.8 million, $4.4 million and $4.3 million (net of reimbursements described above and including $0.2 million, $2.0 million, $2.0 million and $2.0 million for the rental of four barges) for the one month period ended June 30, 1996, for the twelve months ended May 31, 1996 and for the years ended May 31, 1995 and 1994, respectively.

     Future minimum lease payments at June 30, 1996 are as follows (in thousands of dollars):

             FISCAL YEAR
-------------------------------------
  1997...............................  $   2,935
  1998...............................      1,579
  1999...............................      1,209
  2000...............................        826
  2001...............................        282

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

     STOCK PURCHASE AGREEMENT

     The Company entered into a stock purchase agreement with a certain minority stockholder who owns 20,000 shares of the Company's outstanding Class A common stock and 80,000 shares of the Company's outstanding Class B common stock. Under the terms of this agreement, in the event of the stockholder's death, the Company must redeem all shares owned by the deceased stockholder at a formula price, which is adjusted annually. At May 31, 1995, the formula price per share was approximately $58.

     The Company has entered into a death benefit agreement with an officer of the Company who owns 660,000 shares of Class B common stock of the Company. This agreement provides that in the event of the death of the officer, the Company is obligated to redeem the shares at a price of $60 per share with twenty-five percent of the purchase price payable at closing and the balance payable in five equal annual installments plus interest at the rate of eight percent per annum. This agreement replaces a previous agreement that obligated the Company to redeem the shares in the event of the death of the officer at a price of $80 per share.

     The Corporation has entered into a stock purchase agreement with certain of its minority stockholders who own 171,000 shares of the Corporation's outstanding common stock. Under the terms of this agreement, such stockholders may sell their shares to the Corporation at a formula price, which is adjusted annually. Under this agreement, the Corporation is obligated to redeem the shares in the event of the death of the stockholder at the formula price. At May 31, 1995, the formula price per share was approximately $54.

     The Corporation has also entered into a Section 303 stock purchase agreement with an officer of the Corporation who owns 85,000 shares of the Corporation's outstanding common stock. This agreement allows for the officer's estate to require the Corporation to redeem the necessary shares so as to pay estate taxes and funeral and administrative expenses upon the death of the officer. Under the terms of this agreement, the redemption price per share will be based upon the value of the shares as reflected on the federal estate tax return.

     Additionally, the Corporation entered into separate stock purchase agreements with an officer of the Corporation and his spouse who own 500,000 shares of the Corporation's outstanding common stock as part of a community estate. The agreement with the officer requires the Corporation to redeem 250,000 shares from the community estate upon the officer's death at a price of $90 per share with twenty five percent of the redemption price payable at closing and the balance payable in five annual installments plus interest at the rate of eight percent per annum. The agreement with the officer's spouse allows her to require the Corporation to redeem the 250,000 shares from the community estate not redeemed as part of the officer's agreement for a period of one year subsequent to the officer's death at the same price and payable in the same manner as set forth in the officer's agreement. Additionally, the spouse's agreement requires the Corporation to redeem 250,000 shares of the stock from the community estate in the event that she predeceases the officer at a price of $90 per share with sixty percent of the redemption price payable at closing and the balance payable in thirty-six equal monthly installments plus interest at the rate of eight percent per annum.

     All of the Affiliate's common stock is subject to a stock purchase agreement. Under the terms of the stock purchase agreement, the Affiliate is obligated to redeem all of a stockholder's shares in the event of death and has an option to redeem all of a stockholder's shares in certain other instances. The redemption price is equal to the Affiliate's adjusted book value, as defined in the agreement, divided by the number of outstanding shares. At May 31, 1995, the redemption price per share was $8.15. Of the total redemption amount, 25% is to be paid in cash with the remaining balance to be paid in 42 equal monthly installments as evidenced by an interest bearing promissory note.

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

     STOCK OPTION AGREEMENTS

     The Corporation has entered into stock option agreements with two of its officers which granted them the option to purchase 100,000 shares of common stock. The option purchase price for the shares is $40 per share. At May 31, 1995, 30,000 shares were exercisable. During the fiscal year ended May 31, 1994, one of the officers forfeited his option to purchase 50,000 shares of common stock.

     In the event the option is exercised, the Corporation and the officers will enter into stock purchase agreements. Under the terms of the agreement, transfer of the stock is restricted and only the Corporation, at its option, may redeem the stock. However, upon death of the officer, the Corporation is obligated to redeem the officer's shares. In all instances the redemption price will be the greater of the formula price in the agreement or $40 per share. At May 31, 1995 the formula price was approximately $54 per share.

     SALARY CONTINUATION AGREEMENTS

     The Corporation has entered into salary continuation agreements with three of its officers. The agreements provide that if the officer is an employee of the Corporation upon death, an amount ranging from $10,000 to $25,000 would be payable monthly to his estate for a period of five years.

     PURCHASE COMMITMENTS

     The Company and the Affiliate have purchase commitments incident to the ordinary conduct of business. The prices of such purchase commitments are based on formulas which are determined from the prevailing market rates for such products. These commitments generally have cancellation provisions given proper notification.

     LITIGATION

     The Company is involved in various legal proceedings which arose during the normal course of business. Management of the Company is vigorously defending such matters and is of the opinion that their ultimate resolution will not have a material adverse effect on the Company. See Note 18.

     ENVIRONMENTAL REGULATION

     The Company's operations are subject to federal, state and local laws and regulations administered by the U.S. Environmental Protection Agency, the U.S. Coast Guard, the Army Corps of Engineers, the Texas Natural Resource Conservation Commission, the Texas General Land Office, the Texas Department of Health and various local regulatory agencies. The Company holds all required permits and registrations necessary to comply substantially with all applicable environmental laws and regulations, including permits and registrations for wastewater discharges, solid and hazardous waste disposal and air emissions, and management believes that the Company is in substantial compliances with all such laws and regulations. While management does not expect that compliance with existing environmental laws will have a material adverse effect on the Company's financial condition, results of operations or cash flows, there can be no assurance that future legislation, regulation or judicial or administrative decisions will not have such an effect.

14.  PROFIT SHARING PLANS:

     The Corporation has a noncontributory profit sharing plan that covers all full-time employees that have completed one year or more of service. Employees can contribute up to 10% of their base compensation to a tax deferred fund which is matched by the Corporation at the rate of $.25 per one dollar contributed by the employee up to 6% of the employee's base compensation. The Corporation's expense to match employee contributions was approximately $14,786, $195,627, $180,000 and $150,000 for the one month period ended June 30, 1996, for the twelve month period ended May 31, 1996 and for the years ended May 31, 1995 and 1994, respectively. Additionally, the Corporation made additional discretionary contributions to the plan which amounted to approximately $0.2 million, $2.4 million, $2.6 million and $2.2 million for the

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

one month period ended June 30, 1996, for the twelve month period ended May 31, 1996 and for the years ended May 31, 1995 and 1994, respectively. The Corporation's contributions vest with the employee at a rate of 20% per year.

15.  RELATED PARTY TRANSACTIONS:

     Prior to the Acquisition, the Company made contributions from time to time to a charitable organization that is an affiliate of the Company. As of May 31, 1995 the Company had outstanding a $468,000 note payable to a stockholder of the Company with an interest rate of 7% and a $554,490 note payable to a former stockholder of the Company with an interest rate of 5.23%. Both notes were repaid by the Company prior to June 30, 1996. Additionally, during the year ended May 31, 1995, the Company repaid $4,000,000 on an 8% note payable to an officer of the Company. Of such amount, $1,000,000 was borrowed during such year and the remaining $3,000,000 was borrowed prior thereto.

16.  CONCENTRATION OF CREDIT RISK:

     The Company sells its products primarily to chemical and petroleum based companies in North America. For the one month period ended June 30, 1996, for the twelve month period ended May 31, 1996 and for the years ended May 31, 1995 and 1994 approximately 46%, 50%, 35% and 53% of the Company's sales were to four customers. The Company had two customers which represented 14% and 16% of sales during the one month period ended June 30, 1996 and 16% and 19% of sales during the twelve month period ended May 31, 1996. The Company had one customer which represented 12% of sales during the year ended May 31, 1995. The Company had three customers which represented 12%, 20% and 13% of sales during the year ended May 31, 1994. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. The Company's credit losses have been minimal.

     The Company maintains its cash deposits and short-term investments with a major bank and a financial services company which at certain times exceed the federally insured limits. Management assesses the financial condition of these institutions and believes that any possible credit loss is minimal.

17.  FINANCIAL INSTRUMENTS:

     At June 30, 1996 the Company estimated that the carrying value and fair value of its financial instruments other than investment securities were approximately the same. The methods and assumptions used to estimate the fair value of each class of financial instruments were as follows:

     CASH AND CASH EQUIVALENTS -- Fair value was considered to be the same as the carrying value.

     ACCOUNTS RECEIVABLE -- The Company estimated that the net carrying amount of its accounts receivable was not materially different from the fair value of such receivables.

     ACCOUNTS PAYABLE -- Fair value was considered to be the same as the carrying value.

     DEBT -- In the absence of an active trading market, and considering such debt has floating interest rates the Company estimated that the carrying amount of its debt, both current and non-current, was not materially different from the fair value of such debt.

18.  STOCK REDEMPTION:

     Effective July 28, 1995 the Company's Board of Directors approved the redemption of 25,000 shares of Class A common stock and 1,565,670 shares of Class B common stock from certain stockholders for total consideration of approximately $95 million. The redemption was paid with cash of approximately $80 million and with the issuance to a former stockholder of a $15 million promissory note due November 1, 1995 collateralized by 915,000 shares of Class B common stock and the personal guarantee of an officer of the Company.

               TEXAS PETROCHEMICALS CORPORATION (AND PREDECESSOR)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS
                                   UNAUDITED)

     In connection with the above redemption the Company's Board of Directors approved the sale of (1) 351,670 shares of Class B treasury stock to certain officers of the Company and to a trust at the price of $60 per share, and (2) 25,000 shares of Class A treasury stock to an officer of the company at a price of $60 per share.

     STOCKHOLDER ACTION

     On September 12, 1995, the stock redemption and other transactions described above, the management bonus and other transactions previously approved by the Board of Directors were not ratified by the Company's stockholders. Those items were not ratified due to the abstention of the trustee representing a majority of Class B common stock. The abstaining stockholder has the right, for up to two years from September 12, 1995, to vote in favor of or against the aforementioned transaction or take other action on behalf of the trust beneficiaries. The Company cannot predict what action the abstaining stockholder will take. Accordingly, the Company cannot determine the effect, if any, of this uncertainty on the combined financial position, results of operations or cash flows of the Company.

     STOCK PURCHASE AGREEMENTS

     The Company's Board of Directors has also approved a stock purchase agreement with certain officers who own 185,000 shares of the Company's outstanding Class A common stock and 1,081,670 shares of the Company's outstanding Class B common stock. Under the terms of this agreement in the event any of these officers ceases full time employment with the Company or in the event of the stockholder's death, the Company must redeem all of the stockholder's shares at a redemption price of $60 per share. This agreement supersedes the previous stock purchase agreements of the Company which are described in Note 13. During 1996, the Company's board of directors approved the cancellation of such stock purchase agreement in anticipation of the acquisition of the Company.

------------------------------------------------------
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR HOLDINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR HOLDINGS SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Available Information...................     2
Prospectus Summary......................     4
Risk Factors............................    12
The Transactions........................    18
Use of Proceeds.........................    20
Capitalization..........................    21
Pro Forma Financial Information.........    22
Selected Historical Financial Data......    29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    31
Business................................    43
Management..............................    61
Related Transactions....................    67
Beneficial Ownership of Holdings' Common
  Stock.................................    68
Description of the Bank Credit
  Agreement.............................    69
Description of the Securities...........    71
Plan of Distribution....................    99
Legal Matters...........................    99
Experts.................................   100
Index to Financial Statements...........   F-1

                              Texas Petrochemicals
                                  Corporation

                                   PROSPECTUS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Not Applicable.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article 2.02A of the Texas Business Corporation Act (the "TBCA") provides, in relevant part, as follows:

     Subject to the provisions of Section B and C of this Article, each corporation shall have the power:

          (16) To indemnify directors, officers, employees, and agents of the corporation, and to purchase and maintain liability insurance for those persons.

     As permitted by Section G of Article 2.02-1 of the TBCA or any successor statute (the "Indemnification Article"), the Company's Bylaws (a) makes mandatory the indemnification permitted under Section B of the Indemnification Article as contemplated by Section G thereof; (b) makes mandatory its payment or reimbursement of the reasonable expenses incurred by a former or present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding upon such director's compliance with the requirements of Section K of the Indemnification Article; and (c) extends the mandatory indemnification referred to in Section (a) above and the mandatory payment or reimbursement of expenses referred to in Section (b) above (i) to all former or present officers of the Company and (ii) to all persons who are or were serving at the request of the Company as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust or employee benefit plan, to the same extent that the Company is obligated to indemnify and pay or reimburse expenses to directors. The Company's Bylaws also provide that the Company shall pay or reimburse expenses incurred by any director, officer, employee or agent in connection with such person's appearance as a witness or other participation in a proceeding at a time when such person is not a named defendant or respondent in such proceeding.

     Pursuant to policies of Directors and Officers Liability and Company Reimbursement insurance with total limits of $10,000,000, the Directors and Officers of the Company are insured, subject to the limits, retention, exceptions and other terms and conditions of such policies, against liability for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their capacities as Directors or Officers of the Company.

     Pursuant to Section 2(b) of the proposed market making agreement by and between the Company and Chase Securities, Chase Securities will indemnify the Company against any liability arising pursuant to information in the prospectus contained herein, this Registration Statement or amendment thereto with respect to Chase Securities' market making activities.

     The Company has entered into Indemnity Agreements with its directors and certain officers pursuant to which the Company generally is obligated to indemnify its directors and such officers to the full extent permitted by the TBCA, as described above.

ITEM 15.  SALE OF UNREGISTERED SECURITIES.

     In connection with his employment, Mr. Waycaster received a grant of options to purchase up to 50,000 shares of the Common Stock of the Company at a purchase price of $40 per share. The options were cancelled in connection with the Transactions. Such grant of options was exempt by virtue of Section 4(2) of and Rule 701 under the Securities Act.

     On July 1, 1996, Finance Co., a predecessor by merger to the Company, issued and sold $175 million aggregate principal amount of the Original Notes to qualified institutional buyers, as defined in Rule 144A under the Securities Act, in transactions meeting the requirements of Rule 144A. Similarly, on March 13,

1997, the Company issued and sold $50,000,000 in aggregate principal amount of the Notes to qualified institutional buyers, as defined in Rule 144A under the Securities Act, in transactions meeting the requirements of Rule 144A.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

           3.1       --   Certificate of Incorporation of the Company, as amended (incorporated by reference to
                          Exhibit 3.1 to the Company's Registration Statement on Form S-4, File No. 333-11596).

           3.2       --   Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's
                          Registration Statement on Form S-4, File No. 333-11596).

           4.1       --   Indenture dated as of July 1, 1996 by and between the Company and Fleet National Bank, as
                          Trustee, with respect to the 11 1/8% Senior Subordinated Notes due 2006, including the form of the Note (incorporated by reference to Exhibit 4.1 to the Company's Registration
                          Statement on Form S-4, File No. 333-11596).

           4.2       --   Indenture dated as of March 1, 1997 by and between the Company and Fleet National Bank, as
                          Trustee, with respect to the 11 1/8% Series B Senior Subordinated Notes due 2006,
                          including the form of Note (incorporated by reference to Exhibit 4.1 to the Company's
                          Registration Statement on Form S-4, File No. 333-24589).

           5.1*      --   Opinion of Bracewell & Patterson, L.L.P. as to the validity of the 11 1/8% Senior
                          Subordinated Notes due 2006 and the validity of the 11 1/8% Series B Senior Subordinated
                          Notes due 2006.

          10.1       --   Holdings' 1996 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the
                          Company's Registration Statement on Form S-4, File No. 333-11596).

          10.2       --   TPC Employee Stock Ownership Plan (incorporated by reference to Exhibit 10.2 to the
                          Company's Registration Statement on Form S-4, File No. 333-11596).

          10.3       --   TPC Employee Stock Ownership Plan Trust Agreement (incorporated by reference to Exhibit
                          10.3 to the Company's Registration Statement on Form S-4, File No. 333-11596).

          10.4       --   TPC Cash Bonus Plan (incorporated by reference to Exhibit 10.4 to the Company's
                          Registration Statement on Form S-4, File No. 333-11596).

          10.5       --   Security Agreement by and between Boatmen's Trust Company of Texas and the Company
                          (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form
                          S-4, File No. 333-11596).

          10.6       --   TPC Profit Sharing Plan (incorporated by reference to Exhibit 10.6 to the Company's
                          Registration Statement on Form S-4, File No. 333-11596).

          10.7       --   Lease for Calcasieu Parish, Louisiana (incorporated by reference to Exhibit 10.7 to the
                          Company's Registration Statement on Form S-4, File No. 333-11596).

          10.8       --   Credit Agreement dated as of July 1, 1996 among the Company, Texas Commerce Bank, National
                          Association, ABN AMRO North America, Inc., and The Bank of Nova Scotia (incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-4, File No.
                          333-11596).

          10.9       --   Security Agreement dated as of July 1, 1996 by and between the Company and Texas Commerce
                          Bank, National Association (incorporated by reference to Exhibit 10.9 to the Company's
                          Registration Statement on Form S-4, File No. 333-11596).

          10.10      --   Pledge Agreement dated as of July 1, 1996 by and between the Company and Texas Commerce
                          Bank, National Association (incorporated by reference to Exhibit 10.10 to the Company's
                          Registration Statement on Form S-4, File No. 333-11596).

          10.11      --   Letter Agreement dated May 6, 1996, by and among The Sterling Group, Inc., Holdings, TPC
                          Holding, and the Company (incorporated by reference to Exhibit 10.11 to the Company's
                          Registration Statement on Form S-4, File No. 333-11596).

          10.12      --   Form of Indemnity Agreement between the Company and each of its officers and directors
                          (incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on
                          Form S-4, File No. 333-11596).

          10.13      --   Form of Tax Sharing Agreement among Holdings, TPC Holding, the Company and Texas Butylene
                          Chemical Corporation (incorporated by reference to Exhibit 10.13 to the Company's
                          Registration Statement on Form S-4, File No. 333-11596).

          10.14      --   Employment Agreement with Bill W. Waycaster (incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on Form S-4, File No. 333-11596).

          12         --   Statement re Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company's Registration Statement on Form S-4, File No. 333-24589).

          21         --   Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Company's
                          Registration Statement on Form S-4, File No. 333-11596).

          23.1*      --   Consent of Coopers & Lybrand L.L.P.

          23.2*      --   Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5 hereto).

          24*        --   Powers of Attorney.

          25.1       --   Statement of Eligibility and Qualification on Form T-1 of Fleet National Bank as Trustee
                          under the Indenture dated as of July 1, 1996 (incorporated by reference to Exhibit 25 to the Company's Registration Statement on Form S-4, File No. 333-11596).

          25.2       --   Statement of Eligibility and Qualification on Form T-1 of Fleet National Bank as Trustee
                          under the Indenture dated as of March 1, 1997 (incorporated by reference to Exhibit 25 to the Company's Registration Statement on Form S-4, File No. 333-24589).

------------
* Filed herewith.

     (b)  Financial Statement Schedules

     None.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, TEXAS PETROCHEMICALS CORPORATION HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON MAY 9, 1997.

                                          TEXAS PETROCHEMICALS CORPORATION
                                          By: B. W. WAYCASTER
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON MAY 9, 1997.

    SIGNATURE                       TITLE
-------------------------  -------------------------
WILLIAM A. McMINN*         Chairman
WILLIAM A. MCMINN

 B. W. WAYCASTER           Director, President and Chief Executive Officer
 B. W. WAYCASTER           (principal executive officer)

CLAUDE E. MANNING          Chief Financial Officer
CLAUDE E. MANNING          (principal financial and accounting officer)

  GORDON A. CAIN*          Director
  GORDON A. CAIN

STEVE A. NORDAKER*         Director
STEVE A. NORDAKER

 WILLIAM B. HUFF*          Director
 WILLIAM B. HUFF

 SUSAN O. RHENEY*          Director
 SUSAN O. RHENEY

(constituting a majority of the Board of Directors)

      *By: CLAUDE E. MANNING
           CLAUDE E. MANNING
(ATTORNEY-IN-FACT FOR PERSONS INDICATED)